      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 2, 1998
                                                       REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------
                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                         ------------------------------
                              ELGAR HOLDINGS, INC.

          (Exact name of each registrant as specified in its charter)

           DELAWARE                          3699                  51-0373329
   (State of Incorporation       (Primary standard industrial   (I.R.S. employer
       or organization)          classification code number)     identification
                                                                    number)

                              9250 BROWN DEER ROAD
                          SAN DIEGO, CALIFORNIA 92121
                                 (619) 450-0085

         (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

                           and the Notes Guarantors:

           CALIFORNIA                     ELGAR ELECTRONICS CORPORATION                     33-0198753
           CALIFORNIA                               POWER TEN                               94-2783211

                             KENNETH R. KILPATRICK
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              ELGAR HOLDINGS, INC.
                         ELGAR ELECTRONICS CORPORATION
                              9250 BROWN DEER ROAD
                          SAN DIEGO, CALIFORNIA 92121
                                 (619) 450-0085

           (Name, address, including zip code, and telephone number,

                   including area code, of agent for service)

                                With a copy to:

                             KENNETH M. DORAN, ESQ.
                          GIBSON, DUNN & CRUTCHER LLP
                             333 SOUTH GRAND AVENUE
                         LOS ANGELES, CALIFORNIA 90071
                                 (213) 229-7000
                         ------------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

    If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                             PROPOSED MAXIMUM    PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF              AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
     SECURITIES TO BE REGISTERED          BE REGISTERED        PER UNIT(1)      OFFERING PRICE(1)    REGISTRATION FEE
9 7/8% Senior Notes due 2008..........     $90,000,000             100%            $90,000,000           $26,550
Guarantees of the 9 7/8% Senior Notes
  due 2008............................     $90,000,000           None(2)             None(2)             None(2)

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457.

(2) Pursuant to Rule 457(n) under the Securities Act of 1933, no separate fee is payable for the Guarantee.
                         ------------------------------
    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED JUNE 2, 1998
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                                     [LOGO]

                              ELGAR HOLDINGS, INC.
                       OFFER TO EXCHANGE ALL OUTSTANDING
                          9 7/8% SENIOR NOTES DUE 2008
              WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT
                 (GUARANTEED BY ELGAR ELECTRONICS CORPORATION)
                   ($90,000,000 PRINCIPAL AMOUNT OUTSTANDING)
                        FOR 9 7/8% SENIOR NOTES DUE 2008
                 (GUARANTEED BY ELGAR ELECTRONICS CORPORATION)

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY
TIME, ON            , 1998 (AS SUCH DATE MAY BE EXTENDED, THE "EXPIRATION
DATE").

    Elgar Holdings, Inc., a Delaware corporation (the "Company" or "EHI"), hereby offers upon the terms and subject to the conditions set forth in this Prospectus (as the same may be amended or supplemented from time to time, the "Prospectus") and the accompanying letter of transmittal relating to the Old Notes (as defined) (the "Letter of Transmittal," which together with the Prospectus constitute the "Exchange Offer"), to exchange $1,000 principal amount of its 9 7/8% Senior Notes due 2008 (the "New Notes") for each $1,000 in principal amount of its outstanding 9 7/8% Senior Notes due 2008 (the "Old Notes") (the Old Notes and the New Notes are collectively referred to herein as the "Notes"). An aggregate principal amount of $90,000,000 of Old Notes is outstanding. See "The Exchange Offer."

    Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Expiration Date and ending on the close of business 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    The Company will accept for exchange any and all Old Notes validly tendered prior to 5:00 p.m., New York City time, on the Expiration Date. Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of the Old Notes being tendered for exchange. However, the Exchange Offer is subject to the terms and provisions of the Registration Rights Agreement, dated as of February 3, 1998 (the "Registration Rights Agreement"), among the Company, Elgar Electronics Corporation, a California corporation and wholly owned subsidiary of the Company ("Elgar") and BT Alex. Brown Incorporated (the "Initial Purchaser"). The Old Notes may be tendered only in multiples of $1,000. See "The Exchange Offer."
                            ------------------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 16 HEREIN FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED BY HOLDERS IN EVALUATING THE EXCHANGE OFFER.
                            ------------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON
             THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                     REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

    THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

              The date of this Prospectus is               , 1998

    The Old Notes were issued in a transaction (the "Prior Offering") pursuant to which the Company issued an aggregate of $90,000,000 principal amount of the Old Notes to the Initial Purchaser on February 3, 1998 (the "Closing Date") pursuant to a Purchase Agreement, dated January 30, 1998 (the "Purchase Agreement"), among the Company, Elgar and the Initial Purchaser. The Initial Purchaser subsequently resold the Old Notes in reliance on Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"). The Company, Elgar and the Initial Purchaser also entered into the Registration Rights Agreement pursuant to which the Company granted certain registration rights for the benefit for the holders of the Old Notes. The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement with respect to the Old Notes. See "The Exchange Offer--Purpose and Effect."

    The Old Notes were, and the New Notes will be, issued under the Indenture, dated as of February 3, 1998, between the Company and United States Trust Company of New York, as trustee (the "Trustee"), as supplemented by the First Supplemental Indenture thereto, dated as of February 3, 1998, by and among the Company, Elgar and the Trustee (the "Indenture"), and the New Notes and the Old Notes will constitute a single series of debt securities under the Indenture. The terms of the New Notes are identical in all material respects to the terms of the Old Notes except that (i) the New Notes will have been registered under the Securities Act and thus will not bear restrictive legends restricting their transfer pursuant to the Securities Act and will not be entitled to registration rights, (ii) holders of New Notes will not be entitled to Additional Interest (as defined) for the Company's failure to register the Old Notes or New Notes under the Registration Rights Agreement and (iii) holders of New Notes will not be, and upon the consummation of the Exchange Offer, holders of Old Notes will no longer be, entitled to certain rights under the Registration Rights Agreement intended for the holders of unregistered securities. The Exchange Offer shall be deemed consummated upon the occurrence of the delivery by the Company to United States Trust Company of New York, as registrar of the Old Notes (in such capacity, the "Registrar") under the Indenture, of New Notes in the same aggregate principal amount as the aggregate principal amount of Old Notes that are validly tendered by holders thereof pursuant to the Exchange Offer. See "The Exchange Offer--Termination of Certain Rights," "--Procedures for Tendering Old Notes" and "Description of Notes." In the event that the Exchange Offer is consummated, any Old Notes which remain outstanding after consummation of the Exchange Offer and the New Notes issued in the Exchange Offer will vote together as a single class for purposes of determining whether holders of the requisite percentage in outstanding principal amount of Notes have taken certain actions or exercised certain rights under the Indenture.

    The New Notes will bear interest at a rate of 9 7/8% per annum. Interest on the New Notes is payable semiannually, commencing August 1, 1998, on February 1 and August 1 of each year (each, an "Interest Payment Date"), and shall accrue from February 3, 1998 or from the most recent Interest Payment Date with respect to the Old Notes to which interest was paid or duly provided for. The New Notes will mature on February 1, 2008. See "Description of Notes."

    The New Notes will not be redeemable at the Company's option prior to February 1, 2003. Thereafter, the New Notes will be redeemable by the Company at the redemption prices and subject to the conditions set forth in "Description of Notes--Redemption--Optional Redemption." Notwithstanding the foregoing, at any time on or before February 1, 2001, the Company may redeem up to 35% in aggregate principal amount of the sum of (i) the initial aggregate principal amount of the Notes and (ii) the initial principal amount of any Additional Notes (as defined herein), on one or more occasions, with the net cash proceeds of one or more Public Equity Offerings (as defined herein) at a redemption price of 109.875% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest (as defined herein), if any, thereon to the redemption date, PROVIDED THAT at least 65% of the sum of (i) the initial aggregate principal amount of the Notes and (ii) the initial aggregate principal amount of any Additional Notes remain outstanding immediately after redemption. See "Description of Notes--Redemption--Optional Redemption." Upon the occurrence of a Change of Control (as defined herein), (i) the Company will be required to make an offer to repurchase all outstanding Notes at 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, and Additional Interest, if any, to the date of repurchase and (ii) prior to February 1, 2003, the Company will have the option to redeem the Notes, in whole or in part, at a redemption price equal to the principal amount thereof, plus accrued and unpaid interest, if any, and Additional Interest, if any, to the redemption date plus the Applicable Premium (as defined herein). See "Description of Notes--Redemption--Optional Redemption Upon Change of Control." Depending upon the circumstances prevailing at the time of such a Change of Control, there is a risk that the Company may be unable to satisfy such obligations. See "Risk Factors--Potential Inability to Fund Change of Control Offer."

    The New Notes will be general unsecured obligations of EHI, senior to all existing and future subordinated indebtedness of EHI and PARI PASSU in right of payment with all other existing and future unsubordinated indebtedness of EHI, including Elgar's indebtedness under the New Credit Facility (as defined herein) which EHI has unconditionally guaranteed. However, EHI's obligations under the New Credit Facility are secured by substantially all of its assets. Accordingly, such secured indebtedness will effectively rank senior to the Notes to the extent of such assets. As of March 28, 1998, the Company had no secured indebtedness outstanding which effectively ranked senior to the Notes. The Indenture restricts, but does not prohibit, the Company from incurring indebtedness. See "Description of Notes--Ranking." See also "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    The New Notes will be unconditionally guaranteed (the "Note Guarantees") by Elgar and its wholly owned subsidiary, Power Ten, a California corporation ("Power Ten," and with Elgar, the "Subsidiary Guarantors") on an unsecured, senior subordinated basis. The Note Guarantees will rank senior to all of the Subsidiary Guarantors' existing and future subordinated indebtedness and PARI PASSU with all of their other unsubordinated indebtedness. The Subsidiary Guarantors' obligations under the New Credit Facility, however, are secured by substantially all of their assets. Accordingly, such secured indebtedness will rank prior to the Note Guarantees with respect to such assets. The Indenture restricts, but does not prohibit, the Company from incurring secured indebtedness. As of the date of this Prospectus, Elgar was the only significant subsidiary of the Company, and Power Ten was the only significant subsidiary of Elgar. See "Description of Notes--Note Guarantees."

    Based on existing interpretations of the Securities Act by the staff of the Securities and Exchange Commission (the "Commission") set forth in "no-action" letters issued to third parties in other transactions, the Company believes that New Notes issued pursuant to the Exchange Offer to any holder of Old Notes in exchange for Old Notes may be offered for resale, resold and otherwise transferred by such holder (other than a broker-dealer who purchased Old Notes directly from the Company for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such holder is not an affiliate of the Company, is acquiring the New Notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. Holders wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreement, that such conditions have been met. In addition, if such holder is not a broker-dealer, it must represent that it is not engaged in, and does not intend to engage in, a distribution of the New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "The Exchange Offer--Resales of the New Notes." For a period of 180 days from the Expiration Date, the Company will make this Prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any such resale.

    There has previously been only a limited secondary market, and no public market, for the Old Notes. The Old Notes are eligible for trading in the Private Offering, Resales and Trading through Automatic

Linkages ("PORTAL") market. In addition, the Initial Purchaser has advised the Company that it currently intends to make a market in the New Notes; however, the Initial Purchaser is not obligated to do so and any market-making activities may be discontinued by the Initial Purchaser at any time. Therefore, there can be no assurance that an active market for the New Notes will develop. If such a trading market develops for the New Notes, future trading prices will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on such factors, the New Notes may trade at a discount from their face value. See "Risk Factors--Lack of Public Market."

    The Old Notes were issued originally in global form (the "Global Old Note"). The Global Old Note was deposited with, or on behalf of, The Depository Trust Company (the "DTC") and registered in the name of Cede & Co., as nominee of the DTC (such nominee being referred to herein as the "Global Note Holder"). The use of the Global Old Note to represent certain of the Old Notes permits the DTC's participants, and anyone holding a beneficial interest in an Old Note registered in the name of such a participant, to transfer interests in the Old Notes electronically in accordance with the DTC's established procedures without the need to transfer a physical certificate. New Notes issued in exchange for the Global Old Note will also be issued initially as a note in global form (the "Global New Note," and, together with the Global Old Note, the "Global Notes") and deposited with, or on behalf of, the DTC. After the initial issuance of the Global New Note, New Notes in certificated form will be issued in exchange for a holder's proportionate interest in the Global New Note only as set forth in the Indenture. See "Book-Entry; Delivery and Form."

    Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding and will be entitled to all the same rights and will be subject to the same limitations applicable thereto under the Indenture (except for those rights which terminate upon consummation of the Exchange Offer). Following consummation of the Exchange Offer, the Holders of Old Notes will continue to be subject to the existing restrictions upon transfer thereof and the Company will have no further obligation to such Holders (other than to certain Holders under certain limited circumstances) to provide for registration under the Securities Act of the Old Notes held by them. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a Holder's ability to sell untendered Old Notes could be adversely affected. See "Risk Factors--Consequences of Failure to Exchange" and "The Exchange Offer--Consequences of Failure to Exchange Old Notes."

    This Prospectus, together with the Letter of Transmittal, is being sent to
all registered Holders of Old Notes as of July   , 1998.

    The Company will not receive any proceeds from this Exchange Offer. Pursuant to the Registration Rights Agreement, the Company will bear certain registration expenses.

         SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

    The information included in this Prospectus contains certain forward-looking statements and information relating to the Company that are based on the beliefs of management as well as assumptions made by and information currently available to management. Such forward-looking statements are principally contained in the sections "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and include, without limitation, the Company's expectation and estimates as to its business operations, including the introduction of new products, future financial performance and growth in net sales, earnings and cash flows from operations. In addition, in those and other portions of this Prospectus, certain such forward-looking statements can be identified by the use of forward-looking terminology such as "anticipates," believes," "estimates," "expects," "plans," "intends," "may," "will," "should," "seeks," "approximately," "pro forma" or the negative thereof or other variations thereof or comparable terminology, or by discussions of strategy, plans or intentions. Such forward-looking statements are necessarily dependent upon assumptions, data or methods that may be incorrect or imprecise and they may be incapable of being realized. In addition, such forward-looking statements reflect the current views of the Company, with respect to future events and are subject to certain risks, uncertainties and assumptions, including the risk factors described in this Prospectus. In addition to factors that may be described elsewhere in this Prospectus, the Company specifically wishes to advise readers that the factors listed under the caption "Risk Factors" could cause actual results to differ materially from those expressed in any forward-looking statement. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect (including the assumptions used in connection with the preparation of the Unaudited Pro Forma Consolidated Statement of Operations), actual results may vary materially from those described herein as anticipated, believed, estimated or expected. Readers are cautioned not to place undue reliance on forward-looking statements, as they reflect management's analysis only. The Company does not intend to update these forward-looking statements.

                            ------------------------

    SmartWave-TM- and GUPS-TM- are trademarks of, and ELGAR and SORENSEN are trade names used by, Elgar Electronics Corporation. All other trademarks and trade names appearing in this Prospectus are the property of their respective holders.

                            ------------------------

    The principal executive offices of the Company and Elgar are located at 9250 Brown Deer Road, San Diego, California 92121, and their telephone number is
(619) 450-0085. The principal executive offices of Power Ten are located at 120 Knowles Drive, Los Gatos, California 95030, and its phone number is (408) 871-1700.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................     1
Prospectus Summary........................................................     2
Risk Factors..............................................................    16
The Recapitalization......................................................    22
Use of Proceeds...........................................................    23
The Exchange Offer........................................................    24
Capitalization............................................................    32
Selected Historical Consolidated Financial Data...........................    33
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................    35
Business..................................................................    40
Management................................................................    51
Security Ownership of Certain Beneficial Owners and Management............    55
Certain Relationships and Related Transactions............................    56
Description of Notes......................................................    59
Description of New Credit Facility........................................    88
Description of Preferred Stock and Warrants...............................    90
Book-Entry; Delivery and Form.............................................    96
Plan of Distribution......................................................    97
Legal Matters.............................................................    97
Experts...................................................................    98
Index to Consolidated Financial Statements................................   F-1

                             AVAILABLE INFORMATION

    The Company has filed a registration statement on Form S-4 (together with any amendments thereto, the "Registration Statement") with the Commission under the Securities Act with respect to the New Notes. This Prospectus, which constitutes a part of the Registration Statement, omits certain information contained in the Registration Statement and reference is made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the New Notes offered hereby. This Prospectus contains summaries of the material terms and provisions of certain documents and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such summary is qualified in its entirety by such reference.

    The Company is not currently subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company has agreed that, at all times from and after the earlier of (i) the date of commencement of an Exchange Offer and (ii) the date 210 days after the Closing Date, in either case, whether or not the Company is then required to file reports with the Commission, the Company will file with the Commission (to the extent accepted by the Commission) all such annual reports, quarterly reports and other documents that the Company would be required to file if it were subject to Sections 13(a) or 15(d) under the Exchange Act. The Company will also be required (a) to supply to the Trustee and each holder of Notes, or supply to the Trustee for forwarding to each such holder, without cost to such holder, copies of such reports and other documents within 15 days after the date on which the Company files such reports and documents with the Commission or the date on which the Company would be required to file such reports and documents if the Company were so required and (b) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at the Company's cost copies of such reports and documents to any prospective holder of Notes promptly upon written request.

    The Registration Statement (including the exhibits and schedules thereto) and the periodic reports and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois, at prescribed rates. Such information may also be accessed electronically by means of the Commission's homepage on the Internet at http://www.sec.gov., which contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL DATA, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO, INCLUDED ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, THE "COMPANY" SHALL REFER TO ELGAR HOLDINGS, INC. ("EHI") AND ITS WHOLLY OWNED SUBSIDIARY, ELGAR ELECTRONICS CORPORATION ("ELGAR").

                                  THE COMPANY

    The Company is a leader in the design and manufacture of programmable power equipment and systems used to test electronic equipment during development, manufacture and operation. With one of the most recognized brand names and broadest product offerings in a fragmented industry, the Company is one of the largest manufacturers of programmable power equipment in the United States. The Company's products are an integral component of overall systems' testing conducted by a broad range of manufacturers and end-users of electronic equipment to ensure product quality and performance. Power testing is a critical procedure in a multitude of applications, including satellites, weapons systems and medical equipment, which demand zero-fault tolerance. Over the period from fiscal 1993 through the Company's fiscal year ended March 28, 1998 ("Fiscal 1998"), the Company's net sales grew at a compounded annual growth rate in excess of 22.2% principally due to significant growth in the market for programmable power equipment driven by the proliferation of increasingly sophisticated electronic components in a wide range of applications, particularly in telecommunications and computers.

    The Company's products are used in a broad range of testing applications, including semiconductor test equipment, computers and peripherals, satellite ground testing, weapons systems, avionics, communications systems, medical equipment and consumer electronics. Through Racal Instruments, Inc. ("Racal"), a leading automatic test equipment ("ATE") systems integrator, Elgar is the sole source supplier of programmable power supplies employed in testing microprocessors for a leading semiconductor manufacturer. In addition, the Company currently supplies virtually every major U.S. satellite manufacturer, including Hughes Space & Communications ("Hughes"), Loral Aerospace Corporation and Lockheed Martin Corporation, with fully integrated systems for mission-critical satellite power testing throughout the manufacturing process and just prior to launch. In addition, the Company is the sole supplier of the programmable power subsystem included in the U.S. Navy's Consolidated Automated Support System ("CASS") Program, a high-priority program to automate all test equipment for the Naval Air Systems Command. The Company also provides programmable power supplies to a wide range of customers in other industries, including Siemens Medical Systems for medical treatment equipment, Halliburton Company for oil exploration and The Boeing Company for aircraft avionics testing.

    Elgar's current management team has significantly increased net sales by successfully penetrating new markets, increased operating margins through a number of operating improvements and repositioned the Company as a leading supplier to rapidly growing markets. As a result of these initiatives, net sales have increased from $25.3 million in fiscal 1993 to $62.5 million for Fiscal 1998, and operating income as a percentage of net sales has improved from (1.6)% to 20.1% over the same period. Management has succeeded in repositioning Elgar from being predominantly a supplier of programmable power equipment to the U.S. military into a well-diversified supplier of such products both to commercial and military customers, with approximately 76.3% of its net sales derived from commercial applications in Fiscal 1998. The Company's growth over the last several years has reflected changes in the overall market for programmable power equipment. According to PRIME DATA, which publishes an annual review of the test and measurement market, the test and measurement market has changed significantly in the 1990s and is now driven by commercial applications instead of military/aerospace applications. Communications applications, particularly wireless technologies, have grown rapidly over the past five years and are expected to be one of the driving forces behind future test instrument sales growth. Furthermore, the continued proliferation of microprocessors and the increasing use of electronics in a wide range of applications are also fueling demand for test equipment. In addition, the stabilization of defense spending is expected to again make the military a growth area for test and measurement equipment. Satellite production is increasing significantly in response to growing demand for wireless commercial communications, intelligence/defense and scientific uses. Management believes demand for its satellite ground test systems will be heavily influenced by this trend as new satellite production bays are built and test systems developed in-house are replaced by more versatile and cost-effective systems from outside suppliers.

                             COMPETITIVE STRENGTHS

    The Company attributes its success in each of its principal markets and its significant opportunities for continued growth and profitability to its ability to provide products and services that are superior in meeting the requirements of its customers. Management believes that Elgar has several competitive advantages, including:

    PARTNERING RELATIONSHIPS WITH MAJOR CUSTOMERS. The Company's engineering staff often works directly with customers and potential customers to develop customized or modified products that meet customer requirements. This practice has enabled the Company to develop new markets for its products and to generate significant repeat business from its customers. For example, the Company has collaborated with Hughes to develop a fully integrated, comprehensive satellite test system. In addition, the Company presently enjoys sole-source supplier relationships with Racal for systems supplied to a leading semiconductor manufacturer and Lockheed Martin under its U.S. Navy CASS contract. As a direct result of its strong customer relationships, over 88% of Elgar's net sales in Fiscal 1998 was derived from customers which had purchased its products in the Company's fiscal year ended March 29, 1997 ("Fiscal 1997").

    STRONG POSITION IN KEY GROWTH MARKETS. Most of Elgar's competitors are either small businesses, which do not match Elgar's array of product offerings, or noncore subsidiaries of much larger parent corporations, which tend to be less focused on this market than the Company. As a result of its position within the fragmented market, management believes the Company should continue to achieve revenue and profit growth which exceed the industry average.

    INDUSTRY LEADING PRODUCT TECHNOLOGY AND ENGINEERING
    CAPABILITIES. Management believes the Company has one of the largest and most qualified engineering teams dedicated to the development of programmable power supply equipment and systems in the industry, providing it with significant new product development capabilities. Elgar continues to invest heavily in engineering, having increased the size of its engineering staff from 39 in fiscal 1993 to its current level of 77, while engineering expense as a percentage of net sales decreased from 11.9% in fiscal 1993 to 10.0% in Fiscal 1998. As a result of these efforts, Elgar has distinguished itself in the marketplace by offering products integrating digital and hardware technologies which provide customers with versatile and easy-to-use programmable power supplies. The Company's leadership in the most technologically sophisticated segments of its market, solar array simulators and semiconductor testing, is a result of its strong technical and engineering capabilities.

    HIGHLY COMPETITIVE COST STRUCTURE. Management believes that its cost structure is very competitive. Through continuous process improvements, purchase-material cost reductions, selective outsourcing of subassemblies and rigid operating cost controls, management increased the Company's gross profit margin from 34.4% in fiscal 1993 to 47.3% for Fiscal 1998, while reducing operating expenses from 35.9% to 27.2% of net sales over those periods. Through the efficient use of facilities and equipment, management has been able to control capital expenditures to approximately $1.0 million per year.

    SUPERIOR BRAND NAME RECOGNITION AND SALES ORGANIZATION. The Company's Elgar and Sorensen brand names have been recognized leaders in their markets for over 30 years and, as a result, are among the most well-known names in the industry. In addition to its 25-person in-house sales and marketing team, the Company relies on a global network of over 50 exclusive sales representative organizations to distribute its products. The Company has long-standing relationships with most of its representatives, averaging over 10 years in duration. Management believes the Company's sales network includes most of the industry's "Tier 1" representatives. These representatives, which are essentially extensions of the Company's sales and marketing team, work closely with the Company to identify new business opportunities, while providing superior service to the Company's customers.

    ENTREPRENEURIAL MANAGEMENT TEAM. Since its arrival at Elgar in fiscal 1992, the Company's senior management team has significantly increased revenues by successfully penetrating new markets, increasing profitability through a number of operating improvements and repositioning the Company as a leading supplier to its growing markets. Management has also demonstrated the ability to execute, restructure and integrate an important, strategic acquisition as well as lead a major shift in business focus by transitioning from being predominantly a military supplier of power test products in the early 1990s to deriving approximately 76.3% of net sales from commercial users in Fiscal 1998. On a fully diluted basis at the time of the Recapitalization, management owned approximately 9.4% of EHI's common stock (the "Common Stock"). In addition, management expects to receive incentive stock options for up to an additional 10.0% of the Common Stock.

                               BUSINESS STRATEGY

    The Company's business strategy is focused on continuing its leadership and growth in its principal target markets and thereby increasing market share and maximizing revenues and profitability. The Company's growth strategy includes the following key initiatives:

    - CUSTOMER FOCUSED NEW PRODUCT DEVELOPMENT. The Company intends to continue focusing development resources toward new products which better meet the increasingly complex requirements of its existing customers. As an example of its commitment to new product development, the Company has five new programmable power supply products under development expected to be released in Fiscal 1999 and 2000 along with four product-line extensions slated for introduction in fiscal 1999. The Company designed and developed each of these new products and product-line extensions based on significant input from its customers. Customer-focused development substantially increases the probability of a rapid return on product development expense and helps further solidify the Company's key customer relationships.

    - INCREASE PENETRATION OF KEY GROWTH MARKETS. While Elgar has a strong position in satellite and semiconductor power test equipment, significant additional revenue opportunities exist in these markets. Management believes that the Company's strong product offerings to these markets and focused sales and marketing efforts should result in significant incremental revenue. Management is leveraging its established relationships with U.S. and European satellite manufacturers to supply all their power test equipment needs by offering a lower cost and more versatile alternative to in-house developed systems. In addition, as semiconductors become more complex and their production process more demanding, management believes semiconductor manufacturers will require more sophisticated and versatile automatic test equipment.

    - EXPAND PRESENCE IN THE OEM MARKET. Although programmable power supplies have historically been used primarily for test and evaluation purposes, the increased sophistication of certain electronic equipment has created a need for derivatives of Elgar's products for sale as components in original equipment manufacturer ("OEM") products. Elgar's OEM sales were approximately 2.6% of its total net sales for Fiscal 1998. Management believes that sales to OEMs could increase materially as it further penetrates this market.

    - CONTINUED IMPROVEMENTS IN COSTS AND MANUFACTURING PROCESSES. The Company is continually introducing measures to increase its profitability and maintain a competitive advantage. Management is focusing on reducing material handling costs, further reducing inventory and improving manufacturing cycle times through initiatives such as adopting a "just in time" inventory system, integrating work cells on the production floor, utilizing cross-functional teams in the early stages of product development and continually seeking to improve quality control measures. Management believes it can significantly enhance the Company's already strong competitive position by improving product availability.

                              RECENT DEVELOPMENTS

ACQUISITION OF POWER TEN

    On May 29, 1998, Elgar acquired all of the outstanding capital stock of Power Ten, a California corporation ("Power Ten"), for $17,800,000 in cash, subject to a post-closing working capital adjustment (the "Power Ten Acquisition"). Power Ten specializes in developing and manufacturing high-quality, high-power DC power supplies. Headquartered in Los Gatos, California, Power Ten is a leader in the design and promotion of highly engineered switching-regulator supplies marketed under the Power Ten brand name to both leading semiconductor manufacturers and OEMs of production test equipment. For the latest twelve months ended April 4, 1998, Power Ten generated approximately $10.1 million of revenues and $2.4 million of earnings before interest, taxes and depreciation and amortization ("EBITDA").

    Management believes the acquisition of Power Ten represents a strategic fit for Elgar's core programmable power supplies business. Power Ten is expected to add significant depth to Elgar's existing product offerings, OEM distribution channels and product development capabilities. In particular, management believes that Power Ten's high-power DC power supplies can be marketed effectively under the Sorensen brand name to Elgar's existing test and measurement customers, thus providing incremental revenues to the consolidated company. In addition, while approximately 25% of Power Ten's revenues in its fiscal year ended September 30, 1997 were generated from international sales, management believes it can improve Power Ten's European presence by utilizing Elgar's existing European distribution channels.

    Elgar funded the purchase price and certain transaction expenses through (i) a $15.0 million term loan under the New Credit Facility (as defined below) and
(ii) the issuance by EHI of $5,000,000 in aggregate stated liquidation value of its Series B 6% Cumulative Convertible Preferred Stock (the "Convertible Preferred Stock"). See "Description of the New Credit Facility" and "Description of Preferred Stock and Warrants--Convertible Preferred Stock."

AMENDMENT AND RESTATEMENT OF EXISTING CREDIT FACILITY

    Concurrently with the consummation of the Recapitalization, Elgar and EHI entered into a Credit Agreement (the "Credit Agreement") with Bankers Trust Company, as agent (the "Agent") for the other lending institutions party thereto (the "Banks"). The Credit Agreement provided Elgar with a $15.0 million revolving credit facility (the "Revolving Facility") and was guaranteed by EHI and each subsidiary of Elgar. In connection with the Power Ten Acquisition, Elgar, EHI, the Agent and the Banks amended and restated the Credit Agreement as of May 29, 1998 (the "New Credit Agreement") to, among other things, increase the available borrowings thereunder to $30.0 million by including a $15.0 million term loan facility (the "Term Facility") and reconfirming the Revolving Facility (the Revolving Facility and Term Facility will be collectively referred to herein as the "New Credit Facility"). The proceeds of the Term Facility were used to finance a portion of the Power Ten Acquisition. Indebtedness under the New Credit Facility is (i) secured by a first priority security interest in substantially all of the assets of EHI, Elgar and Power Ten (including, without limitation, accounts receivable, inventory, machinery, equipment, contracts and contract rights, trademarks, copyrights, patents, license agreements and general intangibles), (ii) guaranteed by EHI and Power Ten on a senior basis and (iii) secured by a pledge of all of the outstanding capital stock of Elgar and Power Ten. The New Credit Facility matures on February 3, 2003. See "Description of New Credit Facility."

                        SUMMARY OF THE RECAPITALIZATION

THE INVESTORS

    J.F. Lehman & Company ("Lehman") was established in 1992 by John F. Lehman, Donald Glickman and George Sawyer (the "Managing Principals") to acquire niche manufacturing and service companies operating in the electronics, engineering, aerospace and defense industries. The Managing Principals have significant operating and investing experience in these industries and have a proven track record in producing strong equity returns by employing this focused investment strategy.

    In 1993, Lehman purchased Sperry Marine Inc., a recognized world leader in the design and manufacture of advanced electronic maritime instruments and sensors, from Tenneco Inc. After working closely for over two years with Sperry's management to reposition the company and improve its profitability, Lehman sold Sperry to Litton Industries, realizing a substantial gain on its original equity investment. Similarly, in 1992, Lehman sponsored the acquisition of Astra Holdings Corporation, a leading manufacturer of electronic and electromechanical devices and subsystems for military and commercial uses, which it later sold to Alliant Techsystems in 1993, producing an annualized rate of return on its invested equity in excess of 100%. More recently, in August 1997, Lehman led the recapitalization of Burke Industries, Inc., a leading manufacturer of engineered elastomeric products for the aerospace, heavy-duty truck and commercial building markets.

    In each of its investments, Lehman has taken an active, hands-on approach toward portfolio company oversight. Lehman provides the Company with additional strategic opportunities utilizing the strong operating experience in the aerospace and electronics industries that its general and limited partners possess. In addition to the Managing Principals, Lehman's other partners include: Mr. Oliver C. Boileau, Jr., former President of Boeing Aerospace, General Dynamics and Northrop; Mr. Thomas G. Pownall, former Chairman and Chief Executive Officer of Martin Marietta; Sir Christopher Lewinton, Chairman of TI Group plc and Dowty Aerospace; Mr. William Paul, former Executive Vice President of United Technologies Corporation and President of Sikorsky Aircraft and Space Systems; and General P.X. Kelley, former Commandant of the United States Marine Corps. See "Management."

THE RECAPITALIZATION

    The Company entered into an Agreement and Plan of Merger, dated as of January 2, 1998 (the "Recapitalization Agreement"), among JFL-EEC LLC, a Delaware limited liability company and an affiliate of Lehman ("JFL-EEC"), JFL-EEC Merger Sub Co., a Delaware corporation and wholly owned subsidiary of JFL-EEC ("MergerCo"), Carlyle-EEC Holdings, Inc. (which entity post-merger is Elgar Holdings, Inc.), a Delaware corporation and former wholly owned subsidiary of Carlyle-EEC Acquisition Partners, L.P. (the "Carlyle Partnership"), a Delaware limited partnership and an affiliate of The Carlyle Group, and TC Group, L.L.C., a Delaware limited liability company and the initial Holder Representative thereunder (as defined therein), pursuant to which the Company was recapitalized (the "Recapitalization") by means of a merger of MergerCo into the Company (the "Merger"), with the Company as the surviving corporation. In connection with the Merger, which was accounted for as a recapitalization, the partners from the Carlyle Partnership received approximately $102.3 million in cash and retained approximately 15.0% of the fully diluted Common Stock (collectively, the "Recapitalization Consideration"). As part of their participation in the Carlyle Partnership (which was liquidated upon consummation of the Recapitalization), (i) members of the Company's management retained 9.4% of the fully diluted Common Stock (the "Management Continuing Shareholders"), and (ii) the other partners from the Carlyle Partnership retained 5.6% of the fully diluted Common Stock (the "Non-Management Continuing

Shareholders" and, collectively with the Management Continuing Shareholders, the "Continuing Shareholders"). The Recapitalization was financed with approximately $19.0 million of new cash equity from JFL-EEC (the "Lehman Investment"), $10.0 million from the issuance of Series A 10% Cumulative Redeemable Preferred Stock (the "Redeemable Preferred Stock") and $90.0 million from the Prior Offering. Upon consummation of the Recapitalization, the fully diluted Common Stock was owned 71.7% by JFL-EEC, 15.0% by the Continuing Shareholders and 13.3% by the holders of the Redeemable Preferred Stock (through exercisable warrants). See "The Recapitalization," "Use of Proceeds," "Description of New Credit Facility" and "Description of Preferred Stock and Warrants."

    The following table sets forth the sources and uses of funds in connection with the Recapitalization:

                                                                                  (DOLLARS IN
                                                                                   THOUSANDS)
                                                                              --------------------
SOURCES OF FUNDS:
  Issuance of Old Notes.....................................................       $   90,000
  Lehman Investment.........................................................           19,014
  Issuance of Redeemable Preferred Stock and Warrants.......................           10,000
  Continuing Shares(1)......................................................            3,986
  Working Capital...........................................................              632
                                                                                     --------
                                                                                   $  123,632
                                                                                     --------
                                                                                     --------
USES OF FUNDS:
  Aggregate Recapitalization Consideration(2)...............................       $  107,273
  Repayment of Old Credit Facility and Term Debt............................           10,859
  Approximate Transaction Expenses..........................................            5,500
                                                                                     --------
                                                                                   $  123,632
                                                                                     --------
                                                                                     --------

------------------------------

(1) Represents the Continuing Shareholders' share of the fully diluted Common Stock at the time of the Recapitalization, of which 9.4% is held by the Management Continuing Shareholders and 5.6% by the Non-Management Continuing Shareholders.

(2) Consists of approximately $103.3 million in cash and approximately $4.0 million aggregate value of Continuing Shares. Includes a $632 post-closing working capital adjustment pursuant to the Recapitalization Agreement.

                               THE PRIOR OFFERING

    The outstanding $90.0 million principal amount of Old Notes were sold by the Company to the Initial Purchaser on the Closing Date pursuant to the Purchase Agreement. The Initial Purchaser subsequently resold the Old Notes in reliance on Rule 144A under the Securities Act. The Company and the Initial Purchaser also entered into the Registration Rights Agreement pursuant to which the Company granted certain registration rights for the benefit of the holders of the Old Notes. The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement with respect to the Old Notes. See "The Exchange Offer Purpose and Effect."

                               THE EXCHANGE OFFER

The Exchange Offer................  The Company is offering upon the terms and subject to the conditions set forth herein and in the accompanying
                                    letter of transmittal (the "Letter of Transmittal") to
                                    exchange $1,000 in principal amount of its 9 7/8% Senior
                                    Notes due 2008 (the "New Notes," with the Old Notes and
                                    the New Notes collectively referred to herein as the
                                    "Notes") for each $1,000 in principal amount of the
                                    outstanding Old Notes (the "Exchange Offer"). As of the
                                    date of this Prospectus, $90.0 million in aggregate
                                    principal amount of the Old Notes is outstanding. See
                                    "The Exchange Offer Terms of the Exchange Offer."

Expiration Date...................  5:00 p.m., New York City time, on            , 1998 as
                                    the same may be extended. See "The Exchange
                                    Offer--Expiration Date; Extensions; Amendments."

Conditions of the Exchange          The Exchange Offer is not conditioned upon any minimum
  Offer...........................  principal amount of Old Notes being tendered for exchange. The only condition to the Exchange Offer is
                                    the declaration by the Commission of the effectiveness
                                    of the Registration Statement of which this Prospectus
                                    constitutes a part. See "The Exchange Offer--Conditions
                                    of the Exchange Offer."

Termination of Certain Rights.....  Pursuant to the Registration Rights Agreement and the
                                    Old Notes, holders of Old Notes (i) have rights to
                                    receive Additional Interest and (ii) have certain rights
                                    intended for the holders of unregistered securities.
                                    "Additional Interest" means additional interest of 0.35%
                                    per annum per $1,000 principal amount of Old Notes
                                    during the first 90-day period immediately following the
                                    occurrence of a Registration Default (as defined),
                                    increased by an additional 0.35% per annum per $1,000
                                    principal amount of Old Notes during the second 90-day
                                    period following a Registration Default, pursuant to the
                                    terms of the Registration Rights Agreement. Holders of
                                    New Notes will not be, and upon consummation of the
                                    Exchange Offer, holders of Old Notes will no longer be,
                                    entitled to (i) the right to receive Additional Interest
                                    or (ii) certain other rights under the Registration
                                    Rights Agreement intended for holders of unregistered
                                    securities. See "The Exchange Offer--Termination of
                                    Certain Rights" and "--Procedures for Tendering Old
                                    Notes."

Accrued Interest..................  The New Notes will bear interest at a rate equal to
                                    9 7/8% per annum. Interest shall accrue from February 3,
                                    1998 or from the most recent Interest Payment Date with
                                    respect to the Old Notes to which interest was paid or
                                    duly provided for. See "Description of Notes--Principal,
                                    Maturity and Interest."

Procedures for Tendering
  Old Notes.......................  Unless a tender of Old Notes is effected pursuant to the procedures for book-entry transfer as provided herein,
                                    each holder desiring to accept the Exchange Offer must
                                    complete and sign the Letter of Transmittal, have the
                                    signature thereon guaranteed if required by the Letter
                                    of Transmittal, and mail or deliver the Letter of
                                    Transmittal, together with the Old Notes or a Notice of
                                    Guaranteed Delivery and any other required documents
                                    (such as evidence of authority to act, if the Letter of
                                    Transmittal is signed by someone acting in a fiduciary
                                    or representative capacity), to the Exchange Agent (as
                                    defined) at the address set forth on the back cover page
                                    of this Prospectus prior to 5:00 p.m., New York City
                                    time, on the Expiration Date. Any Beneficial Owner (as
                                    defined) of the Old Notes whose Old Notes are registered
                                    in the name of a nominee, such as a broker, dealer,
                                    commercial bank or trust company and who wishes to
                                    tender Old Notes in the Exchange Offer, should instruct
                                    such entity or person to promptly tender on such
                                    Beneficial Owner's behalf. See "The Exchange
                                    Offer--Procedures for Tendering Old Notes."

Guaranteed Delivery Procedures....  Holders of Old Notes who wish to tender their Old Notes and (i) whose Old Notes are not immediately available or
                                    (ii) who cannot deliver their Old Notes or any other
                                    documents required by the Letter of Transmittal to the
                                    Exchange Agent prior to the Expiration Date (or complete
                                    the procedure for book-entry transfer on a timely basis)
                                    may tender their Old Notes according to the guaranteed
                                    delivery procedures set forth in the Letter of
                                    Transmittal. See "The Exchange Offer Guaranteed Delivery
                                    Procedures."

Acceptance of Old Notes and
  Delivery of New Notes...........  Upon effectiveness of the Registration Statement (of which this Prospectus constitutes a part) and
                                    consummation of the Exchange Offer, the Company will
                                    accept any and all Old Notes that are properly tendered
                                    in the Exchange Offer prior to 5:00 p.m., New York City
                                    time, on the Expiration Date. The New Notes issued
                                    pursuant to the Exchange Offer will be delivered
                                    promptly after acceptance of the Old Notes. See "The
                                    Exchange Offer--Acceptance of Old Notes for Exchange;
                                    Delivery of New Notes."

Withdrawal Rights.................  Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration
                                    Date. See "The Exchange Offer--Withdrawal Rights."

The Exchange Agent................  United States Trust Company of New York is the exchange agent (in such capacity, the "Exchange Agent"). The
                                    address and telephone number of the Exchange Agent are
                                    set forth in "The Exchange Offer--The Exchange Agent;
                                    Assistance."

Fees and Expenses.................  All expenses incident to the Company's consummation of the Exchange Offer and compliance with the Registration
                                    Rights Agreement will be borne by the Company. The
                                    Company will also pay certain transfer taxes applicable
                                    to the Exchange Offer. See "The Exchange Offer--Fees and
                                    Expenses."

Resales of the New Notes..........  Based on existing interpretations by the staff of the
                                    Commission set forth in no-action letters issued to
                                    third parties, the Company believes that New Notes
                                    issued pursuant to the Exchange Offer to a holder in
                                    exchange for Old Notes may be offered for resale, resold
                                    and otherwise transferred by a holder (other than (i) a
                                    broker-dealer who purchased the Old Notes directly from
                                    the Company for resale pursuant to Rule 144A under the
                                    Securities Act or any other available exemption under
                                    the Securities Act or (ii) a person that is an affiliate
                                    of the Company within the meaning of Rule 405 under the
                                    Securities Act), without compliance with the
                                    registration and prospectus delivery provisions of the
                                    Securities Act, provided that such holder is acquiring
                                    the New Notes in the ordinary course of business and is
                                    not participating, and has no arrangement or
                                    understanding with any person to participate, in a
                                    distribution of the New Notes. Each broker-dealer that
                                    receives New Notes for its own account in exchange for
                                    Old Notes, where such Old Notes were acquired by such
                                    broker as a result of market-making or other trading
                                    activities, must acknowledge that it will deliver a
                                    prospectus in connection with any resale of such New
                                    Notes. See "The Exchange Offer--Resales of the New
                                    Notes" and "Plan of Distribution."

Effect of Not Tendering Old Notes
  for Exchange....................  Old Notes that are not tendered or that are not properly tendered will, following the expiration of the Exchange
                                    Offer, continue to be subject to the existing
                                    restrictions upon transfer thereof. The Company will
                                    have no further obligations to provide for the
                                    registration under the Securities Act of such Old Notes
                                    and such Old Notes will, following the expiration of the
                                    Exchange Offer, bear interest at the same rate as the
                                    New Notes.

Certain Federal Income Tax
  Consequences....................  The Company believes that the exchange pursuant to the
                                    Exchange Offer will not be a taxable event for federal
                                    income tax purposes. See "Certain Federal Income Tax
                                    Consequences of the Exchange Offer."

                            DESCRIPTION OF NEW NOTES

    The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes, except that (i) the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, (ii) holders of the New Notes will not be entitled to Additional Interest and (iii) holders of the New Notes will not be, and upon consummation of the Exchange Offer, holders of the Old Notes will no longer be, entitled to certain rights under the Registration Rights Agreement intended for the holders of unregistered securities, except in limited circumstances. The Exchange Offer shall be deemed consummated upon the occurrence of the delivery by the Company to the Registrar under the Indenture of the New Notes in the same aggregate principal amount as the aggregate principal amount of Old Notes that are validly tendered by holders thereof pursuant to the Exchange Offer. See "The Exchange Offer--Termination of Certain Rights" and "Procedures for Tendering Old Note" and "Description of Notes."

Securities Offered................  $90,000,000 aggregate principal amount of 9 7/8% Senior
                                    Subordinated Notes due 2008.

Maturity Date.....................  February 1, 2008.

Interest Payment Dates............  February 1 and August 1, commencing August 1, 1998

Ranking...........................  The Notes are senior unsecured obligations of EHI, senior to all of its existing and future subordinated
                                    indebtedness and PARI PASSU in right of payment with all
                                    of its existing and future unsubordinated indebtedness.
                                    However, indebtedness under the New Credit Facility is
                                    secured by substantially all of the assets of EHI and
                                    the Subsidiary Guarantors and will effectively rank
                                    senior to the Notes and the Note Guarantees to the
                                    extent of such assets. As of March 28, 1998, the Company
                                    had no secured indebtedness outstanding which
                                    effectively ranked senior to the Notes. The Indenture
                                    restricts, but does not prohibit, the Company from
                                    incurring indebtedness. See "Description of Notes."

Optional Redemption...............  On or after February 1, 2003, EHI may redeem the Notes, in whole or in part, at the redemption prices set forth
                                    herein, plus accrued and unpaid interest, if any, to the
                                    date of redemption. Notwithstanding the foregoing, at
                                    any time on or before February 1, 2001, EHI may redeem
                                    up to 35% of the sum of (i) the initial aggregate
                                    principal amount of the Notes issued in the Prior
                                    Offering and (ii) the respective initial aggregate
                                    principal amount of Notes issued under the Indenture
                                    after the Issue Date, on one or more occasions, with the
                                    net cash proceeds of one or more Public Equity Offerings
                                    (as defined herein) at a redemption price of 109.875% of
                                    the principal amount thereof, plus accrued and unpaid
                                    interest, if any, to the date of redemption, provided
                                    that at least 65% of the sum of (i) the initial
                                    aggregate principal amount of Notes issued in the
                                    Offering and (ii) the respective initial aggregate
                                    principal amount of any Notes issued under the Indenture
                                    after the Issue Date remain outstanding immediately
                                    after redemption. See "Description of
                                    Notes--Redemption--Optional Redemption Upon Public
                                    Equity Offerings."

Guarantees........................  The Notes are guaranteed by the Subsidiary Guarantors.
                                    The Note Guarantees are general unsecured obligation of
                                    the Subsidiary Guarantors and rank senior to all
                                    existing and future subordinated indebtedness of the
                                    Subsidiary Guarantors and PARI PASSU with all other
                                    unsubordinated indebtedness of the Subsidiary
                                    Guarantors, including indebtedness under the New Credit
                                    Facility. However, indebtedness under the New Credit
                                    Facility is secured by substantially all of the assets
                                    of the Subsidiary Guarantors and effectively ranks
                                    senior to the Note Guarantees to the extent of such
                                    assets. The Indenture restricts, but does not prohibit,
                                    the Company from incurring secured indebtedness. See
                                    "Description of Notes--Note Guarantees."

Change of Control.................  Upon a Change of Control (as defined herein), (i) EHI is required to make an offer to repurchase all outstanding
                                    Notes at 101% of the principal amount thereof plus
                                    accrued and unpaid interest thereon, if any, to the date
                                    of repurchase or (ii) prior to February 1, 2003, EHI
                                    will have the option to redeem the Notes, in whole or in
                                    part, at a redemption price equal to the principal
                                    amount thereof, plus accrued and unpaid interest, if
                                    any, to the redemption date plus the Applicable Premium.
                                    See "Description of Notes--Redemption--Optional
                                    Redemption, Optional Redemption Upon Change of Control."

Certain Covenants.................  The Indenture restricts, among other things, the
                                    Company's ability to incur additional indebtedness, pay
                                    dividends or make certain other restricted payments,
                                    incur liens, apply net proceeds from certain asset
                                    sales, merge or consolidate with any other person, sell,
                                    assign, transfer, lease, convey or otherwise dispose of
                                    substantially all of its assets or enter into certain
                                    transactions with affiliates. See "Description of
                                    Notes--Certain Covenants."

Use of Proceeds...................  The proceeds of the Prior Offering and of other financing transactions described herein were used to pay
                                    the Recapitalization Consideration, to repay certain
                                    existing indebtedness of the Company and to pay fees and
                                    expenses of the Recapitalization, including the Prior
                                    Offering, and for general corporate purposes. See "The
                                    Recapitalization."

Absence of a Public Market for the
  New Notes.......................  The New Notes are a new issue of securities with no established market. Accordingly, there can be no
                                    assurance as to the development or liquidity of any
                                    market for the New Notes. The Initial Purchaser has
                                    advised the Company that it currently intends to make a
                                    market in the New Notes. However, the Initial Purchaser
                                    is not obligated to do so, and any market-making with
                                    respect to the New Notes may be discontinued at any time
                                    without notice. The Company does not intend to apply for
                                    listing of the New Notes on a securities exchange.

                                  RISK FACTORS

    For a discussion of certain matters that should be considered by prospective investors in connection with the Exchange Offer, see "Risk Factors."

     SUMMARY HISTORICAL AND UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

    The summary consolidated financial data below as of and for the fiscal years ended April 3, 1996, March 29, 1997 and March 28, 1998 have been derived from the Consolidated Financial Statements of Carlyle-EEC Holdings, Inc. (which changed its name from Carlyle-EEC Holdings, Inc. to Elgar Holdings, Inc. in connection with the Recapitalization on February 3, 1998 and is referred to herein as "EHI" or the "Company") and Elgar Electronics Corporation (in this context, the "Predecessor"), which have been audited by Arthur Andersen LLP, independent public accountants, and are included elsewhere in this Prospectus. The unaudited pro forma combined operating data for the fiscal year ended March 28, 1998 assumes that both the Recapitalization and the Power Ten Acquisition occurred on March 30, 1997. This pro forma information is not necessarily indicative of the results that would have occurred had the Recapitalization and the Power Ten Acquisition been completed on March 30, 1997 or the Company's or Power Ten's actual or future results or financial position. The information presented below is qualified in its entirety by, and should be read in conjunction with, "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of the Company and Power Ten and the notes thereto included elsewhere herein.

                                                                                            FISCAL YEAR ENDED            COMBINED
                                                                                   -----------------------------------   PRO FORMA
                                                                                   APRIL 3,    MARCH 29,    MARCH 28,   FISCAL YEAR
                                                                                    1996(1)      1997         1998         ENDED
                                                                                   ---------  -----------  -----------   MARCH 28,
                                                                                                                           1998
                                                                                                                        -----------
                                                                                                                        (UNAUDITED)
                                                                                                (DOLLARS IN THOUSANDS)
OPERATING DATA:
Net sales........................................................................  $  42,309   $  45,578    $  62,496    $  72,572
Cost of sales....................................................................     26,468      26,973       32,944       38,512
                                                                                   ---------  -----------  -----------  -----------
Gross profit.....................................................................     15,841      18,605       29,552       34,060
Selling, general and administrative expense......................................      7,406       7,770        9,434       10,903
Research and development and engineering expenses(2).............................      4,168       3,973        6,242        6,831
Amortization expense(3)..........................................................      2,149       1,314        1,314        2,412
                                                                                   ---------  -----------  -----------  -----------
Operating income.................................................................      2,118       5,548       12,562       13,914
Interest expense, net(4).........................................................      3,578       1,839        3,341       10,704
                                                                                   ---------  -----------  -----------  -----------
Income (loss) before income tax provision (benefit)..............................     (1,460)      3,709        9,221        3,210
Income tax provision (benefit)(5)................................................        176       1,872        4,448        2,557
                                                                                   ---------  -----------  -----------  -----------
Net income (loss)................................................................  $  (1,636)  $   1,837    $   4,773    $     653
                                                                                   ---------  -----------  -----------  -----------
                                                                                   ---------  -----------  -----------  -----------
OTHER DATA:
EBITDA(6)........................................................................  $   5,052   $   7,668    $  15,118    $  17,268
EBITDA margin(6).................................................................      11.9%       16.8%        24.2%        23.8%
Depreciation.....................................................................  $     785   $     806    $     883    $     942
Capital expenditures.............................................................  $     611   $     621    $   1,228    $   1,318
BALANCE SHEET DATA:
Total assets.....................................................................  $  37,891   $  36,597    $  44,912    $  48,214
Total debt.......................................................................     19,676      15,216       90,000      105,000

----------------------------------
(1) The operating data for the fiscal year ended April 3, 1996 presents the results of operations of the Predecessor for the 12-month period immediately preceding the acquisition of Elgar by Carlyle-EEC Holdings, Inc.

(2) In Fiscal 1998, selling, general and administrative expenses include approximately $359 of nonrecurring expenditures relating to the Recapitalization. The combined pro forma fiscal year ended March 28, 1998 excludes nonrecurring expenses of $2,202 ($359 relating to the Recapitalization and $1,843 relating to compensation to the principal stockholders of Power Ten).

(3) Amortization expense of the Predecessor represents the amortization of goodwill associated with a prior acquisition of Elgar in 1989 and Elgar's acquisition of Sorensen in 1994. Amortization expense of the Company represents the amortization of goodwill associated with the acquisition of Elgar by Carlyle-EEC Holdings, Inc. on April 3, 1996. See Notes 1 and 2 to Consolidated Financial Statements. Amortization expense for the combined pro forma fiscal year ended March 28, 1998 includes additional amortization expense of $1,098 representing the excess of purchase price over net assets acquired of $16,469 which is expected to be recorded in connection with the Power Ten Acquisition and amortized over 15 years.

(4) Interest expense for the combined pro forma fiscal year ended March 28, 1998 includes $1,275 of interest on the $15.0 million Term Facility obtained in connection with the Power Ten Acquisition assuming an interest rate of 8.5%, offset by $39 of interest expense on debt of Power Ten not expected to be assumed.

(5) Reflects additional income tax provision of $132 arising from the pro forma adjustments described in Notes (2), (3) and (4) above on the Company's combined pro forma results of operations for the fiscal year ended March 28, 1998 at a 40.0% statutory tax rate.

(6) EBITDA is the sum of income (loss) before income taxes, interest, depreciation and amortization expense. EBITDA is presented because the Company believes that it is a widely accepted financial indicator of a company's ability to service indebtedness. However, EBITDA should not be considered as an alternative to net income or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of a company's operating performance or as a measure of liquidity. In Fiscal 1998 and combined pro forma Fiscal 1998, EBITDA excludes the nonrecurring expenditures described in note (2) above.

                   SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA

    The following unaudited Pro Forma Statement of Income Data of EHI for the fiscal year ended March 28, 1998 give effect to the Recapitalization as if it had occurred on March 30, 1997. The Unaudited Pro Forma Combined Statement of Income Data for EHI and Power Ten together for the fiscal year ended March 28, 1998, for EHI, and April 4, 1998, for Power Ten, have been further adjusted to give effect to the Power Ten Acquisition and the Prior Offering and the application of the funds therefrom as if they had occurred on March 30, 1997.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                    FOR THE FISCAL YEAR ENDED MARCH 28, 1998
                             (DOLLARS IN THOUSANDS)

                                   ELGAR
                                 HOLDINGS,
                                   INC.                             ELGAR       POWER TEN    PRO FORMA
                                HISTORICAL       PRO FORMA        HOLDINGS,    HISTORICAL    POWER TEN
                                FISCAL YEAR   RECAPITALIZATION      INC.       FISCAL YEAR  ACQUISITION   COMBINED
                                ENDED 1998      ADJUSTMENTS       PRO FORMA    ENDED 1998   ADJUSTMENTS   PRO FORMA
                               -------------  ----------------  -------------  -----------  -----------  -----------
Net sales....................    $  62,496      $    --           $  62,496     $  10,076    $  --        $  72,572
Cost of sales................       32,944           --              32,944         5,568       --           38,512
                               -------------      -------       -------------  -----------  -----------  -----------
Gross profit.................       29,552           --              29,552         4,508       --           34,060
Selling, general and
  administrative expenses....        9,434            220(1)          9,654         3,451       (2,202)(4)     10,903
Research and development and
  engineering expenses.......        6,242           --               6,242           589       --            6,831
Amortization of
  intangibles................        1,314             --             1,314        --            1,098(5)      2,412
                               -------------      -------       -------------  -----------  -----------  -----------
Operating income.............       12,562           (220)           12,342           468        1,104       13,914
Interest expense, net........        3,341          6,088(2)          9,429            39        1,236(6)     10,704
                               -------------      -------       -------------  -----------  -----------  -----------
Income before provision
  (benefit) for income
  taxes......................        9,221         (6,308)            2,913           429         (132)       3,210
Provision (benefit) for
  income taxes...............        4,448         (2,523)(3)         1,925           246          386(3)      2,557
                               -------------      -------       -------------  -----------  -----------  -----------
Net income...................    $   4,773      $  (3,785)        $     988     $     183    $    (518)   $     653
                               -------------      -------       -------------  -----------  -----------  -----------
                               -------------      -------       -------------  -----------  -----------  -----------

EBITDA.......................    $  14,759      $    (220)        $  14,539     $     527    $   2,202    $  17,268


 The accompanying notes to the unaudited pro forma combined statement of income are an integral part of this statement.

           NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                             (DOLLARS IN THOUSANDS)

    The unaudited pro forma combined financial data have been derived from the application of pro forma adjustments to both EHI's and Power Ten's historical financial statements for the periods noted.

(1) The pro forma adjustment to selling, general and administrative expenses reflects elimination of annual management fees of approximately $280 payable to two former affiliates. In connection with the Recapitalization, the Company entered into a Management Agreement with Lehman whereby the Company pays Lehman an annual management fee equal to $500, which amount is also reflected in the pro forma Recapitalization adjustment.

(2) The pro forma adjustment to interest expense, net, reflects the following:

                                                                                             YEAR ENDED
                                                                                            MAR. 28, 1998
                                                                                            -------------
Interest expense on the Senior Notes......................................................    $   8,888
Amortization of debt issuance costs (10 years)............................................          541
Less historical net interest of existing debt refinanced..................................       (2,500)
Less deferred debt issuance costs written-off in connection with the Recapitalization.....         (841)
                                                                                            -------------
Incremental Recapitalization interest expense.............................................    $   6,088
                                                                                            -------------
                                                                                            -------------

(3) The pro forma adjustment to income tax provision reflects the tax effect of the pro forma adjustments at a 40.0% statutory tax rate.

(4) Selling, general and administrative expense reflects the exclusion of approximately $359 for EHI of nonrecurring expenditures relating to the Recapitalization and $1,843 of nonrecurring expenditures relating to compensation to the principal stockholders of Power Ten.

(5) Adjustment to amortization expense reflects additional amortization expense of $1,098 calculated on a straight line basis over 15 years of the excess of purchase price over net assets acquired in the Power Ten Acquisition.

(6) Adjustment to interest expense, net, reflects $1,275 of additional interest expense on the Term Facility obtained in connection with the Power Ten Acquisition assuming an interest rate of 8.5%, offset by $39 of interest expense on debt of Power Ten not expected to be assumed.

                                  RISK FACTORS

    In addition to the other information contained in this Prospectus, holders of Notes should consider carefully the following Risk Factors affecting the business of the Company, as well as the other information set forth elsewhere in this Prospectus.

SIGNIFICANT LEVERAGE AND DEBT SERVICE

    In connection with consummating the Recapitalization, the Company incurred significant outstanding indebtedness and, as a result, became highly leveraged. See "Capitalization." In addition, subject to the limitations set forth in the Indenture and the New Credit Agreement, the Company may incur additional indebtedness, including up to $30.0 million under the New Credit Facility. See "Description of New Credit Facility." The degree to which the Company is leveraged could have important consequences to the holders of the Notes, including (i) the Company's vulnerability to adverse general economic and industry conditions, (ii) the Company's ability to obtain additional financing for future capital expenditures, general corporate or other purposes may be limited and (iii) the dedication of a substantial portion of cash flow from the Company's operations to the payment of principal and interest on indebtedness, thereby reducing the funds available for the Company's operations and future business opportunities.

    The Company's ability to make scheduled payments on the principal of, or interest on, or to refinance, its indebtedness will depend on its future operating performance and cash flow, which are subject to prevailing economic conditions, prevailing interest rate levels, and financial, competitive, business and other factors, many of which are beyond its control, as well as the availability of borrowings under the New Credit Facility or successor facilities. However, based upon the current and anticipated level of operations, the Company believes that its cash flow from operations, together with amounts available under the New Credit Facility and the Company's other sources of liquidity, will be adequate to meet its anticipated cash requirements for the foreseeable future for working capital, capital expenditures, interest payments and principal payments. EHI must rely on dividends and other payments from Elgar to generate the funds necessary to meet its obligations, including the payment of principal of and interest on the Notes. EHI's ability to make such payments may be restricted by, among other things, applicable state corporate laws and other laws and regulations. See "Description of Notes" and "Description of New Credit Facility." There can be no assurance that the Company's business will continue to generate cash flow at or above current levels. If the Company is unable to generate sufficient cash flow from its operations in the future to service its indebtedness, EHI may be required to refinance all or a portion of its existing indebtedness, including the Notes, or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained. The inability to obtain refinancing or additional financing could have a material adverse effect on the Company. Finally, in order to pay the principal balance of the Notes due at maturity, EHI may have to obtain alternative financing.

RANKING OF NOTES; ASSET ENCUMBRANCE

    The Notes and Note Guarantees are senior unsecured obligations and rank PARI PASSU in right of payment with all other existing and future unsubordinated obligations of EHI and the Subsidiary Guarantors, respectively. Indebtedness under the New Credit Facility is (i) secured by a first priority security interest in substantially all of the assets of EHI, Elgar and Power Ten (including, without limitation, accounts receivable, inventory, machinery, equipment, contracts and contract rights, trademarks, copyrights, patents, license agreements and general intangibles), (ii) guaranteed by EHI and Power Ten on a senior basis and (iii) secured by a pledge of all of the outstanding capital stock of Elgar and Power Ten. Accordingly, the Notes and the Note Guarantees are effectively subordinated to all secured indebtedness (including indebtedness under the New Credit Facility) to the extent of the collateral. Upon an event of default under any such secured indebtedness, the lenders could elect to declare all amounts outstanding, together with accrued and unpaid interest thereon, to be immediately due and payable. If EHI or the Subsidiary Guarantors were unable to repay those amounts, the lenders could proceed against the collateral granted them to secure that indebtedness. There can be no assurance that the assets of EHI or the Subsidiary Guarantors would be sufficient to repay in full any such secured indebtedness. EHI must rely on dividends and other payments from the Subsidiary Guarantors to generate the funds necessary to meet EHI's obligations, including the payment of principal and interest on the Notes. EHI's ability to make such payments may be restricted by, among other things, applicable state corporate laws and other laws and regulations. See "Description of Notes" and "Description of New Credit Facility."

RESTRICTIVE COVENANTS

    The New Credit Facility and the Indenture contain numerous restrictive covenants which limit the discretion of management with respect to certain business matters. These covenants place significant restrictions on, among other things, the Company's ability to incur additional indebtedness, to create liens or other encumbrances, to pay dividends or make other restricted payments, to make investments, loans and guarantees and to sell or otherwise dispose of a substantial portion of assets to, or merge or consolidate with, another entity. The New Credit Facility also contains a number of financial covenants that require the Company to meet certain financial ratios and tests and provide that a "change of control" will constitute an event of default. See "Description of Notes--Certain Covenants" and "Description of New Credit Facility." A failure to comply with the obligations contained in the New Credit Facility or the Indenture, if not cured or waived, could permit acceleration of the related indebtedness and acceleration of indebtedness under other instruments that contain cross-acceleration or cross-default provisions. In the case of an event of default under the New Credit Facility, the lenders under the New Credit Facility would be entitled to exercise the remedies available to a secured lender under applicable law, including the sale of the collateral to satisfy the debt. If EHI were obligated to repay all or a significant portion of its indebtedness, there can be no assurance that EHI would have sufficient cash to do so or that EHI could successfully refinance such indebtedness. Other indebtedness of the Company that may be incurred in the future may contain financial or other covenants more restrictive than those applicable to the New Credit Facility or the Notes.

IMPORTANCE OF KEY CUSTOMERS

    Certain customers are material to the business and operations of the Company. In Fiscal 1998, (i) Racal, a systems integrator for test and measurement equipment which provides certain ATE systems utilizing the Company's programmable power supplies to manufacturers, including a leading semiconductor manufacturer, accounted for approximately $17.7 million, or 28.3%, of the Company's total net sales and (ii) Lockheed Martin, through various of its operating units, accounted for approximately $11.5 million, or 18.4%, of total net sales during Fiscal 1998. During Fiscal 1998, the Company's top five customers accounted for approximately $36.2 million of net sales, representing 57.9% of the Company's total net sales. The Company was recently notified by Racal that the leading semiconductor manufacturer referred to above has decided to cease orders for Elgar's current AT-8000 DC power supplies until anticipated "next generation" technology is available in early 1999. As a result, management expects that revenues from Racal will be significantly lower in fiscal 1999 than they were in Fiscal 1998. The Company's prospects will continue to depend on the success of Racal, Lockheed Martin and its other significant customers. Although the Company believes that it has strong, long-standing relationships with these customers and that such relationships are mutually beneficial, the loss of any significant customer, or a significant reduction in the Company's business with any of them, as with the anticipated decrease in revenues from Racal in fiscal 1999, could have a material adverse effect on the Company and its business, results of operations and financial condition.

COMPETITION

    The Company experiences significant competition in the programmable power test equipment markets. Although the Company does not presently experience significant competition from third-party suppliers in the Solar Array Simulator market, but rather competes against in-house systems produced by spacecraft and satellite manufacturers, the Company may experience significant third-party competition in this market as others attempt to enter this growing field. The Company has not yet experienced competition in its role as the sole source supplier of the programmable power subsystem to the CASS Program. Some of the Company's competitors (through parent corporations) are significantly larger and have greater financial resources than the Company, as these competitors are divisions or subsidiaries of large, diversified companies and have access to the financial resources of their parent companies. The Company believes that the principal competitive factors affecting the market for its products include vendor and product reputation, product performance, price, architecture, functionality and features, ease of implementation and use, availability and deliverability of product and quality of customer support. The Company believes that it has competed effectively to date in all of its markets. There can be no assurance, however, that the Company will be able to compete successfully against current and future competitors, and the failure to do so could have a material adverse effect upon the Company's business, operating results and financial condition. See "Business--Competition."

DEPENDENCE ON KEY PERSONNEL

    The Company's operations are largely dependent on the efforts of its senior management. While the Company has entered into employment agreements with its key personnel in connection with the Recapitalization, there can be no assurance that the Company will be able to retain such persons. Additionally, in order to successfully manage its growth strategy, the Company must continue to attract qualified personnel. The Company does not maintain "key man" life insurance policies on any of its employees. If certain of the current key personnel should cease to be employed by the Company for any reason, or if the Company should be unable to continue to attract and retain qualified management personnel, the Company's business, financial condition and results of operations could suffer a material adverse effect. See "Management."

CONTROL BY INVESTORS

    As of March 28, 1998, JFL-EEC beneficially owned shares of Common Stock representing approximately 71.7% of the voting interest in EHI, on a fully diluted basis (without giving effect to the issuance or conversion of the Convertible Preferred Stock), and has the right to designate seven of the nine directors of EHI. Accordingly, JFL-EEC has the power to elect a majority of EHI's board of directors, appoint new management and approve any action requiring the approval of the holders of EHI's Common Stock, including adopting amendments to the Certificate of Incorporation and approving mergers or sales of substantially all of EHI's assets. The directors elected by JFL-EEC have the authority to make decisions affecting EHI's capital structure, including the issuance of additional indebtedness and the declaration of dividends. See "Management," "Certain Relationships and Related Transactions" and "Security Ownership of Certain Beneficial Owners and Management."

GOVERNMENT PROCUREMENT POLICIES

    Approximately 39.4% and 23.7% of the Company's net sales in Fiscal 1997 and Fiscal 1998, respectively, were made pursuant to contracts between the United States government, on the one hand, and the Company or a customer of the Company, on the other hand. Contracts with the United States government are subject to cancellation for default or for convenience by the government if deemed in its best interests. Contracts which are terminated for convenience generally provide for payments to a contractor for its costs and a proportionate share of profit for work accomplished through the date of termination. Contracts which are terminated for default generally provide that the government pay only for the work it has accepted, can require the contractor to pay the difference between the original contract price and the cost to reprocure the contract items net of the value of the work accepted from the original contractor, and can hold a contractor liable for damages. There can be no assurance that any current or prospective contract on which the Company is a primary contractor or any such contract on which the Company is a subcontractor or supplier will not be terminated for default or for convenience by the government or that any such cancellation will not result in the Company realizing a loss or failing to realize the expected profit on any such contract.

POTENTIAL INABILITY TO FUND CHANGE OF CONTROL OFFER

    Upon a Change in Control (as defined in the Indenture), unless an irrevocable notice of redemption for all of the Notes is given in accordance with the provisions of "Description of Notes--Redemption-- Optional Redemption Upon a Change of Control," each holder will have the right to require EHI to repurchase all or any part of such holder's Notes at 101% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of repurchase. See "Description of Notes--Redemption--Change of Control." However, there can be no assurance that sufficient funds will be available to EHI at the time of the Change of Control to make any required repurchases of Notes tendered. Moreover, restrictions in the New Credit Facility prohibit EHI from making such required repurchases; therefore, any such repurchases would constitute an event of default under the New Credit Facility absent a waiver. In addition, the holders of the Redeemable Preferred Stock may also require EHI to repurchase their shares of Redeemable Preferred Stock upon a Change of Control (as defined in the Certificate of Designations for the Redeemable Preferred Stock), which would also constitute a default under the New Credit Facility, absent a waiver. Notwithstanding these provisions, EHI could enter into certain transactions, including certain recapitalizations, that would not constitute a Change of Control but would increase the amount of debt outstanding at such time.

ENVIRONMENTAL MATTERS

    The Company is subject to various evolving federal, state and local environmental laws and regulations governing, among other things, emissions to air, discharge to waters and the generation, handling, storage, transportation, treatment and disposal of hazardous and non-hazardous substances and wastes. These laws and regulations provide for substantial fees and sanctions for violations and, in many cases, could require the Company to remediate a site to meet applicable legal requirements. In connection with the Recapitalization, Lehman conducted certain investigations (including reviewing Phase I environmental reports prepared in 1996 with respect to two of the Company's four facilities) of the Company's operations and its compliance with applicable environmental laws. Pursuant to the Recapitalization Agreement, the Company is indemnified from an escrow account, subject to certain limitations as to survival and amount, against certain potential environmental liabilities. See "The Recapitalization."

FRAUDULENT CONVEYANCE AND PREFERENCE CONSIDERATIONS

    Under applicable provisions of federal bankruptcy law or comparable provisions of state fraudulent conveyance law, if, among other things, EHI or a Subsidiary Guarantor, at the time it incurred the indebtedness evidenced by the Notes or its Note Guarantee, as the case may be, (i)(a) was or is insolvent or rendered insolvent by reason of such occurrence or (b) was or is engaged in a business or transaction of which the assets remaining with EHI or the Subsidiary Guarantors were unreasonably small or constitute unreasonably small capital or
(c) intended or intends to incur, or believed, believes or should have believed that it would incur, debts beyond its ability to repay such debts as they mature AND (ii) EHI or the Subsidiary Guarantors received or receives less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness, the Notes and the Note Guarantees could be invalidated or subordinated to all other debts of EHI or the Subsidiary Guarantors, as the case may be. The Notes or Note Guarantees could also be invalidated or subordinated if it were found that EHI or the Subsidiary Guarantors, as the case may be, incurred indebtedness in connection with the Notes or its Note Guarantee with the intent of hindering, delaying or defrauding current or future creditors of EHI or the Subsidiary Guarantors, as the case may be. In addition, the payment of interest and principal by EHI pursuant to the

Notes or the payment of amounts by the Subsidiary Guarantors pursuant to the Note Guarantees could be voided and required to be returned to the person making such payment, or to a fund for the benefit of the creditors of EHI or the Subsidiary Guarantors, as the case may be.

    The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, EHI or a Subsidiary Guarantor would be considered insolvent if (i) the sum of its debts, including contingent liabilities, were greater than the sum of all of its assets at a fair valuation or if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature or (ii) it could not pay its debts as they become due.

    Additionally, under federal bankruptcy or applicable state insolvency law, if certain bankruptcy or insolvency proceedings were initiated by or against EHI or a Subsidiary Guarantor within 90 days after any payment by EHI or such Subsidiary Guarantor with respect to the Notes or the Note Guarantee, respectively, or after the issuance of such Note Guarantee, or if EHI or such Subsidiary Guarantor anticipated becoming insolvent at the time of such payment or issuance, all or a portion of such payment or such Note Guarantee could be avoided as a preferential transfer, and the recipient of any such payment could be required to return such payment.

    To the extent a Note Guarantee were voided as a fraudulent conveyance or held unenforceable for any other reason, holders of Notes would cease to have any claim in respect of such Subsidiary Guarantor and would be creditors solely of EHI. In such event, the claims of holders of Notes against such Subsidiary Guarantor would be subject to the prior payment of all liabilities and preferred stock claims of the Subsidiary Guarantor. There can be no assurance that, after providing for all prior claims and preferred stock interests, if any, there would be sufficient assets to satisfy the claims of holders of Notes relating to any voided portions of the Note Guarantee. Currently, EHI's only significant subsidiary is Elgar, and Elgar's only significant subsidiary is Power Ten.

    On the basis of its historical financial information and recent operating history as discussed in "Prospectus Summary," "Unaudited Pro Forma Consolidated Statement of Operations" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company believes that, after giving effect to the indebtedness incurred in connection with the Recapitalization, it will not be insolvent, will not have unreasonably small assets or capital for the businesses in which it is engaged and will not incur debts beyond its ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations.

RISKS RELATING TO POWER TEN AND OTHER ACQUISITIONS

    Under the Stock Purchase Agreement pursuant to which the Company acquired all of the outstanding capital stock of Power Ten, certain of the representations and warranties and related indemnity obligations of the selling stockholders will survive the closing date for a limited time. There can be no assurances that (i) Power Ten will perform up to the expectations of the Company, (ii) the Company will not encounter unanticipated problems or liabilities with respect to the operations of Power Ten or (iii) the Company will be able to integrate efficiently the operations of Power Ten. From time to time, the Company may acquire the assets or capital stock of other complementary businesses. Any such acquisitions will entail the risks set forth above.

ABSENCE OF PUBLIC MARKET FOR THE NOTES

    The New Notes are a new issue of securities, have no established trading market and may be widely distributed. The Company does not intend to list the New Notes on any national securities exchange or to seek the admission thereof to trading in the Nasdaq National Market System. The Company has been advised by the Initial Purchaser that it currently intends to make a market in the New Notes. However, the

Initial Purchaser is not obligated to do so and may discontinue such market-making at any time without notice. In addition, such market-making activity will be subject to the limitations imposed by the Securities Act and the Exchange Act, and may be limited during the Exchange Offer. See "Plan of Distribution." Accordingly, there can be no assurance that an active public or other market will develop for the New Notes or as to the liquidity of or the trading for the New Notes. If a trading market does not develop or is not maintained, holders of the New Notes may experience difficulty in reselling the New Notes or may be unable to sell them at all. If a public trading market develops for the New Notes, future trading prices of the New Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other facts, including the financial condition of the Company, the New Notes may trade at a discount from their principal amount.

CONSEQUENCES OF FAILURE TO EXCHANGE

    Holders of Old Notes who do not exchange for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. New Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by Holders thereof (other than any such holder which is an "affiliate" of the Company or any Guarantor within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Notes are in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a Prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that, by so acknowledging and delivering a Prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the effective date of this Prospectus, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." However, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes will be adversely affected.

                              THE RECAPITALIZATION

    Pursuant to the Recapitalization Agreement, MergerCo merged with and into EHI with EHI surviving the Merger. The Merger, together with the related transactions described below are collectively referred to as the "Recapitalization." All fully diluted ownership percentages indicated below exclude the dilution attributable to the Convertible Preferred Stock issued in connection with the Power Ten Acquisition.

    Pursuant to the terms of the Recapitalization Agreement:

    - All outstanding shares of EHI's Common Stock, other than those shares retained by the Continuing Shareholders, were canceled and the holders thereof received their PRO RATA cash portion of the Recapitalization Consideration in exchange for such shares.

    - The Continuing Shareholders retained approximately 15.0% of the Common Stock on a fully diluted basis.

    - EHI made certain customary representations, warranties and covenants to Lehman and its affiliates in connection with the Merger. EHI, as successor to MergerCo, is entitled to indemnification (capped at certain levels) for any losses brought about by a breach of these representations, warranties or covenants, the payment for which will be made from an escrow account established pursuant to the Recapitalization Agreement. With certain exceptions, this indemnity will expire on June 30, 1999.

    The Merger was financed through a series of related transactions:

    - JFL-EEC made a capital contribution in the amount of approximately $19.0 million to MergerCo and received shares of common stock of MergerCo in consideration thereof, which, on a fully diluted basis, now represent a 71.7% equity interest in EHI.

    - In consideration of $10.0 million, MergerCo issued 10,000 shares of Redeemable Preferred Stock, together with the Warrants to purchase an aggregate of 13.3% of the fully diluted common stock of MergerCo, to the purchasers thereof. Upon consummation of the Merger, the Redeemable Preferred Stock became Redeemable Preferred Stock of EHI and the Warrants became Warrants to purchase 13.3% of the Common Stock on a fully diluted basis. See "Description of Preferred Stock and Warrants."

    - The Old Notes were issued by MergerCo immediately prior to the Merger. By operation of law, the Old Notes became the obligations of EHI upon consummation of the Merger.

    Immediately following consummation of the Recapitalization, on a fully diluted basis, (i) JFL-EEC owned 71.7% of the Common Stock, (ii) the Continuing Shareholders owned 15.0% of the Common Stock and (iii) the holders of the Warrants have the right to purchase 13.3% of the Common Stock.

                                USE OF PROCEEDS

    The gross proceeds to the Company from the Offering were $90.0 million before deducting commissions and expenses of the Offering. The Company used the proceeds from the issuance of the Old Notes, the Lehman Investment and the issuance of the Redeemable Preferred Stock and Warrants (i) to pay the Continuing Shareholders the cash portion of the Recapitalization Consideration,
(ii) to repay certain existing indebtedness of the Company, (iii) to pay certain expenses of the Recapitalization and (iv) for general corporate purposes.

    The following table sets forth the sources and uses of funds in connection with the Recapitalization:

                                                                                  (DOLLARS IN
                                                                                   THOUSANDS)
SOURCES OF FUNDS:
  Issuance of Old Notes.....................................................       $   90,000
  Lehman Investment.........................................................           19,014
  Issuance of Redeemable Preferred Stock and Warrants.......................           10,000
  Continuing Shares(1)......................................................            3,986
  Working Capital...........................................................              632
                                                                                     --------
                                                                                   $  123,632
                                                                                     --------
                                                                                     --------
USES OF FUNDS:
  Aggregate Recapitalization Consideration(2)...............................       $  107,273
  Repayment of Old Credit Facility and Term Debt............................           10,859
  Approximate Transaction Expenses..........................................            5,500
                                                                                     --------
                                                                                   $  123,632
                                                                                     --------
                                                                                     --------

------------------------------

(1) Represents the Continuing Shareholders' share of the fully diluted Common Stock at the time of the Recapitalization, of which 9.4% is held by the Management Continuing Shareholders and 5.6% by the Non-Management Continuing Shareholders.

(2) Consists of approximately $103.3 million in cash and approximately $4.0 million aggregate value of Continuing Shares. Includes a $632 post-closing working capital adjustment pursuant to the Recapitalization Agreement.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT

    The Old Notes were sold by the Company to the Initial Purchaser on February 3, 1998 pursuant to the Purchase Agreement. The Initial Purchaser subsequently resold the Old Notes in reliance on Rule 144A under the Securities Act. The Company and the Initial Purchaser entered into the Registration Rights Agreement, pursuant to which the Company agreed, for the benefit of the Holders of the Old Notes, at the expense of the Company, to (i) file on or prior to the 120th calendar day following the Closing Date a registration statement (the "Exchange Offer Registration Statement") with the Commission, (ii) use its best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act on or prior to the 180th calendar day following the Closing Date and (iii) use its best efforts to consummate the Exchange Offer on or prior to the 210th calendar day following the Closing Date. The Company will keep the Exchange Offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the Holders of the Old Notes. The Exchange Offer is intended to satisfy the Company's exchange offer obligations under the Registration Rights Agreement.

CONSEQUENCES OF FAILURE TO EXCHANGE OLD NOTES

    Following the expiration of the Exchange Offer, holders of Old Notes not tendered, or not properly tendered, will not have any further registration rights and such Old Notes will continue to be subject to the existing restrictions on transfer thereof. Accordingly, the liquidity of the market for a holder's Old Notes could be adversely affected upon expiration of the Exchange Offer if such holder elects to not participate in the Exchange Offer.

TERMS OF THE EXCHANGE OFFER

    The Company hereby offers, upon the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal, to exchange $1,000 in principal amount of the New Notes for each $1,000 in principal amount of the outstanding Old Notes. The Company will accept for exchange any and all Old Notes that are validly tendered on or prior to 5:00 p.m., New York City time, on the Expiration Date. Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to the terms and provisions of the Registration Rights Agreement. See "Conditions of the Exchange Offer."

    Old Notes may be tendered only in multiples of $1,000. Subject to the foregoing, holders of Old Notes may tender less than the aggregate principal amount represented by the Old Notes held by them, provided that they appropriately indicate this fact on the Letter of Transmittal accompanying the tendered Old Notes (or so indicate pursuant to the procedures for book-entry transfer).

    As of the date of this Prospectus, $90.0 million in aggregate principal amount of the Old Notes is outstanding of the maximum of $150.0 million of Notes authorized for issuance under the Indenture. Solely for reasons of administration (and for no other purpose), the Company has fixed the close of business on July , 1998 as the record date (the "Record Date") for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially. Only a holder of the Old Notes (or such holder's legal representative or attorney-in-fact) may participate in the Exchange Offer. There will be no fixed record date for determining holders of the Old Notes entitled to participate in the Exchange Offer. The Company believes that, as of the date of this Prospectus, no such holder is an affiliate (as defined in Rule 405 under the Securities Act) of the Company.

    The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Old Notes and for the purposes of receiving the New Notes from the Company.

    If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

    The Expiration Date shall be            , 1998 at 5:00 p.m., New York City
time, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the Expiration Date shall be the latest date and time to which the Exchange Offer is extended.

    In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

    The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, (ii) to extend the Exchange Offer, (iii) if any of the conditions set forth below under "Conditions of the Exchange Offer" shall not have been satisfied, to terminate the Exchange Offer, by giving oral or written notice of such delay, extension or termination to the Exchange Agent and (iv) to amend the terms of the Exchange Offer in any manner. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendments by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes.

CONDITIONS OF THE EXCHANGE OFFER

    The Exchange Offer is not conditioned upon any minimum principal amount of the Old Notes being tendered for exchange. However, the Exchange Offer is conditioned upon the declaration by the Commission of the effectiveness of the Registration Statement of which this Prospectus constitutes a part.

TERMINATION OF CERTAIN RIGHTS

    Pursuant to the Registration Rights Agreement, the Company agreed, at its own expense, to (i) file on or prior to the 120th calendar day following the Closing Date the Exchange Offer Registration Statement with the Commission with respect to a registered offer to exchange the Old Notes for the New Notes to be issued under the Indenture in the same aggregate principal amount as and with the terms that will be identical in all respects to the Old Notes (except that the New Notes will not contain terms that will be identical in all respects to Additional Interest, transfer restrictions and registration rights), (ii) use its best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act on or prior to the 180th calendar day following the Closing Date and (iii) use its best effort to consummate the Exchange Offer on or prior to the 210th calendar day following the Closing Date. The Company has agreed to keep the Exchange Offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the Holders of the Old Notes.

    In the event that changes in the law or applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, or if for any reason the Exchange Offer is not consummated within 210 days of the Closing Date or in certain other circumstances, the Registration Rights Agreement provides that the Company will, at its own expense, (i) as promptly as practicable, and in any event on or prior to 90 days after such filing obligation arises, file with the Commission a shelf registration statement (the "Shelf Registration Statement") covering resales of the Old Notes, (ii) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to 45 days after such filing occurs and (iii) keep effective the Shelf Registration Statement until two years after its effective date (or such shorter period that will terminate when all the Old Notes covered thereby (i) have been sold pursuant thereto or (ii) are distributed to the public pursuant to Rule 144 under the Securities Act or are saleable pursuant to Rule 144(k) under the Securities Act).

    The Registration Rights Agreement provides that, subject to certain exceptions, in the event of a Registration Default (as defined below), holders of Old Notes are entitled to receive Additional Interest, with respect to the first 90-day period immediately following the occurrence of such Registration Default, at a rate of 0.35% per annum per $1,000 principal amount of Old Notes held by such holders, increasing by an additional 0.35% per annum per $1,000 principal amount of Old Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum of Additional Interest of 1.5% per annum per $1,000 principal amount of Old Notes. A "Registration Default" with respect to the Exchange Offer shall occur if: (i) the Company fails to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing,
(ii) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date") or (iii) (A) the Company fails to exchange all New Notes for all Old Notes validly tendered and not withdrawn in accordance with the terms of the Exchange Offer on or prior to the 30th day after the date on which the Exchange Offer Registration Statement was declared effective or (B) if applicable, the Shelf Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Notes during the periods specified in the Registration Rights Agreement. Holders of New Notes will not be, and upon consummation of the Exchange Offer, holders of Old Notes will no longer be, entitled to (i) the right to receive Additional Interest or (ii) certain other rights under the Registration Rights Agreement intended for holders of Old Notes. The Exchange Offer shall be deemed consummated upon the occurrence of the delivery by the Company to the Registrar under the Indenture of New Notes in the same aggregate principal amount as the aggregate principal amount of Old Notes that are validly tendered by holders thereof pursuant to the Exchange Offer.

ACCRUED INTEREST

    The New Notes will bear interest at a rate equal to 9 7/8% per annum, which interest shall accrue from February 3, 1998 or from the most recent Interest Payment Date with respect to the Old Notes to which interest was paid or duly provided for. See "Description of Notes--Principal, Maturity and Interest."

PROCEDURES FOR TENDERING OLD NOTES

    The tender of a holder's Old Notes as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit such Old Notes, together with a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to the Exchange Agent at the address set forth on the back cover page of this Prospectus prior to 5:00 p.m., New York City time, on the Expiration Date. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT THE HOLDER USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

    Any financial institution that is a participant in the DTC's Book-Entry Transfer Facility system may make book-entry delivery of the Old Notes by causing the DTC to transfer such Old Notes into the

Exchange Agent's account in accordance with the DTC's procedures for such transfer. In connection with a book-entry transfer, a Letter of Transmittal need not be transmitted to the Exchange Agent, provided that the book-entry transfer procedure must be complied with prior to 5:00 p.m., New York City time, on the Expiration Date.

    Each signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant hereto are tendered (i) by a registered holder of the Old Notes who has not completed either the box entitled "Special Exchange Instructions" or the box entitled "Special Delivery Instructions" in the Letter of Transmittal, or (ii) by an Eligible Institution (as defined). In the event that a signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, is required to be guaranteed, such guarantee must be by a firm which is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or otherwise be an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (collectively, "Eligible Institutions"). If the Letter of Transmittal is signed by a person other than the registered holder of the Old Notes, the Old Notes surrendered for exchange must either (i) be endorsed by the registered holder, with the signature thereon guaranteed by an Eligible Institution or (ii) be accompanied by a bond power, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered holder, with the signature thereon guaranteed by an Eligible Institution. The term "registered holder" as used herein with respect to the Old Notes means any person in whose name the Old Notes are registered on the books of the Registrar.

    All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered and to reject any Old Notes the Company's acceptance of which might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such period of time as the Company shall determine. The Company will use reasonable efforts to give notification of defects or irregularities with respect to tenders of Old Notes for exchange but shall not incur any liability for failure to give such notification. Tenders of the Old Notes will not be deemed to have been made until such irregularities have been cured or waived.

    If any Letter of Transmittal, endorsement, bond power, power of attorney or any other document required by the Letter of Transmittal is signed by a trustee, executor, corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing and, unless waived by the Company, proper evidence satisfactory to the Company, in its sole discretion, of such person's authority to so act must be submitted.

    Any beneficial owner of the Old Notes (a "Beneficial Owner") whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Old Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such Beneficial Owner's behalf. If such Beneficial Owner wishes to tender directly, such Beneficial Owner must, prior to completing and executing the Letter of Transmittal and tendering Old Notes, make appropriate arrangements to register ownership of the Old Notes in such Beneficial Owner's name. Beneficial Owners should be aware that the transfer of registered ownership may take considerable time.

    By tendering, each registered holder will represent to the Company that, among other things (i) the New Notes to be acquired in connection with the Exchange Offer by the holder and each Beneficial Owner of the Old Notes are being acquired by the holder and each Beneficial Owner in the ordinary course of business of the holder and each Beneficial Owner, (ii) the holder and each Beneficial Owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the New Notes, (iii) the holder and each Beneficial Owner acknowledge and agree that any person participating in the Exchange Offer for the purpose of distributing the New Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the New Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in no-action letters that are discussed herein under "Resales of New Notes," (iv) that if the holder is a broker-dealer that acquired Old Notes as a result of market-making or other trading activities, it will deliver a Prospectus in connection with any resale of New Notes acquired in the Exchange Offer, (v) the holder and each Beneficial Owner understand that a secondary resale transaction described in clause (iii) above should be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K of the Commission and (vi) neither the holder nor any Beneficial Owner is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company except as otherwise disclosed to the Company in writing. In connection with a book-entry transfer, each participant will confirm that it makes the representations and warranties contained in the Letter of Transmittal.

GUARANTEED DELIVERY PROCEDURES

    Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available or (ii) who cannot deliver their Old Notes or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date (or complete the procedure for book-entry transfer on a timely basis) may tender their Old Notes according to the guaranteed delivery procedures set forth in the Letter of Transmittal. Pursuant to such procedures:
(i) such tender must be made by or through an Eligible Institution and a Notice of Guaranteed Delivery (as defined in the Letter of Transmittal) must be signed by such Holder, (ii) on or prior to the Expiration Date, the Exchange Agent must have received from the Holder and the Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate number or numbers of the tendered Old Notes, and the principal amount of tendered Old Notes, stating that the tender is being made thereby and guaranteeing that, within four business days after the date of delivery of the Notice of Guaranteed Delivery, the tendered Old Notes, a duly executed Letter of Transmittal and any other required documents will be deposited by the Eligible Institution with the Exchange Agent and (iii) such properly completed and executed documents required by the Letter of Transmittal and the tendered Old Notes in proper form for transfer (or confirmation of a book-entry transfer of such Old Notes into the Exchange Agent's account at the DTC) must be received by the Exchange Agent within four business days after the Expiration Date. Any Holder who wishes to tender Old Notes pursuant to the guaranteed delivery procedures described above must ensure that the Exchange Agent receives the Notice of Guaranteed Delivery and Letter of Transmittal relating to such Old Notes prior to 5:00 p.m., New York City time, on the Expiration Date.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

    Upon satisfaction or waiver of all the conditions to the Exchange Offer, the Company will accept any and all Old Notes that are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly after acceptance of the Old Notes. For purposes of the Exchange Offer, the Company shall be deemed to have accepted validly tendered Old Notes, when, as, and if the Company has given oral or written notice thereof to the Exchange Agent.

    In all cases, issuances of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents (or of confirmation of a book-entry transfer of such Old Notes into the Exchange Agent's account at the
DTC); PROVIDED, HOWEVER, that the Company reserves the absolute right to waive any defects or irregularities in the tender or conditions of the Exchange Offer. If any tendered Old Notes are not accepted for any reason, such unaccepted Old Notes will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

WITHDRAWAL RIGHTS

    Tenders of the Old Notes may be withdrawn by delivery of a written notice to the Exchange Agent, at its address set forth on the back cover page of this Prospectus, at any time prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes, as applicable), (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by a bond power in the name of the person withdrawing the tender, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered holder, with the signature thereon guaranteed by an Eligible Institution together with the other documents required upon transfer by the Indenture and (iv) specify the name in which such Old Notes are to be re-registered, if different from the Depositor, pursuant to such documents of transfer. Any questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, in its sole discretion. The Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are withdrawn will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "The Exchange Offer--Procedures for Tendering Old Notes" at any time on or prior to the Expiration Date.

THE EXCHANGE AGENT; ASSISTANCE

    United States Trust Company of New York is the Exchange Agent. All tendered Old Notes, executed Letters of Transmittal and other related documents should be directed to the Exchange Agent. Questions and requests for assistance and requests for additional copies of the Prospectus, the Letter of Transmittal and other related documents should be addressed to the Exchange Agent as follows:

                        BY REGISTERED OR CERTIFIED MAIL:

                    UNITED STATES TRUST COMPANY OF NEW YORK
                                  P.O. BOX 844
                                 COOPER STATION
                            NEW YORK, NY 10276-0844
                         ATTN: CORPORATE TRUST SERVICES

                                 BY FACSIMILE:

                                 (212) 420-6152

                             BY OVERNIGHT COURIER:

                    UNITED STATES TRUST COMPANY OF NEW YORK
                            770 BROADWAY, 13TH FLOOR
                            NEW YORK, NEW YORK 10003
                         ATTN: CORPORATE TRUST SERVICES

                                    BY HAND:

                    UNITED STATES TRUST COMPANY OF NEW YORK
                                  111 BROADWAY
                                  LOWER LEVEL
                            NEW YORK, NEW YORK 10006
                         ATTN: CORPORATE TRUST SERVICES
                       CONFIRM BY TELEPHONE 800-548-6565

FEES AND EXPENSES

    All expenses incident to the Company's consummation of the Exchange Offer and compliance with the Registration Rights Agreement will be borne by the Company, including, without limitation: (i) all registration and filing fees (including, without limitation, fees and expenses of compliance with state securities or Blue Sky laws), (ii) printing expenses (including, without limitation, expenses of printing certificates for the New Notes in a form eligible for deposit with the DTC and of printing Prospectuses), (iii) messenger, telephone and delivery expenses, (iv) fees and disbursements of counsel for the Company, (v) fees and disbursements of independent certified public accountants, (vi) rating agency fees, (vii) internal expenses of the Company (including, without limitation, all salaries and expenses of officers and employees of the Company performing legal or accounting duties) and (viii) fees and expenses incurred in connection with the listing of the New Notes on a securities exchange, if any.

    The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptance of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

    The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

    The New Notes will be recorded at the same carrying value as the Old Notes, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss will be recognized by the Company for accounting purposes. The expenses of the Exchange Offer will be amortized over the term of the New Notes.

FEDERAL INCOME TAX CONSEQUENCES

    The following discussion summarizing federal income tax consequences of the Exchange Offer reflects the opinion of Gibson, Dunn, & Crutcher LLP, counsel to the Company, as to material federal income tax consequences expected to result from the Exchange Offer. An opinion of counsel is not binding on the Internal Revenue Service ("IRS") or the courts, and there can be no assurances that the IRS will not take, and that a court would not sustain, a position contrary to that described below. Moreover, the following discussion is for general information only and does not constitute comprehensive tax advice to any particular Holder of Old Notes. The summary is based on the current provisions of the Internal Revenue Code of 1986, as amended, and applicable Treasury regulations, judicial authority and administrative pronouncements. The tax consequences described below could be modified by future changes in the relevant law, which could have retroactive effect. Each Holder of Old Notes should consult its own tax adviser as to these and any other federal income tax consequences of the Exchange Offer as well as any tax consequences to it under foreign, state, local or other law.

    Exchanges of Old Notes for Notes pursuant to the Exchange Offer should be treated as a modification of the Old Notes that does not constitute a material change in their terms, and the Company intends to treat the exchanges in that manner. Under that approach, a Note is treated as a continuation of the corresponding Old Note. An exchanging Holder's holding period for a Note would include such Holder's holding period for the Old Note. Such Holder would not recognize any gain or loss, and such Holder's basis in the Note would be the same as such Holder's basis in the Old Note. The Exchange Offer will result in no federal income tax consequences to a non-exchanging Holder.

RESALES OF THE NEW NOTES

    Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer to a holder in exchange for Old Notes may be offered for resale, resold and otherwise transferred by such holder (other than (i) a broker-dealer who purchased Old Notes directly from the Company for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such holder is acquiring the New Notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. The Company has not requested or obtained an interpretive letter from the Commission staff with respect to this Exchange Offer, and the Company and the holders are not entitled to rely on interpretive advice provided by the staff to other persons, which advice was based on the facts and conditions represented in such letters. However, the Exchange Offer is being conducted in a manner intended to be consistent with the facts and conditions represented in such letters. If any holder acquires New Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the New Notes, such holder cannot rely on the position of the staff of the Commission enunciated in MORGAN STANLEY & CO. INCORPORATED (available June 5, 1991) and EXXON CAPITAL HOLDINGS CORPORATION (available April 13, 1989), or interpreted in the Commission's letter to SHEARMAN AND STERLING (available July 2, 1993), or similar no-action or interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a Prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

    It is expected that the New Notes will be freely transferable by the holders thereof, subject to the limitations described in the immediately preceding paragraph. Sales of New Notes acquired in the Exchange Offer by holders who are "affiliates" of the Company within the meaning of the Securities Act will be subject to certain limitations on resale under Rule 144 of the Securities Act. Such persons will only be entitled to sell New Notes in compliance with the volume limitations set forth in Rule 144, and sales of New Notes by affiliates will be subject to certain Rule 144 requirements as to the manner of sale, notice and the availability of current public information regarding the Company. The foregoing is a summary only of Rule 144 as it may apply to affiliates of the Company. Any such persons must consult their own legal counsel for advice as to any restrictions that might apply to the resale of their Notes.

                                 CAPITALIZATION

    The following table sets forth, as of March 28, 1998, the capitalization of the Company on (i) a historical basis and (ii) a pro forma basis giving effect to the Power Ten Acquisition. The Old Notes surrendered in exchange for the New Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any increase or decrease in the indebtedness of the Company. As such, no effect has been given to the Exchange Offer in the table below. This table should be read in conjunction with "The Recapitalization," "Description of Notes," "Description of New Credit Facility," "Description of Preferred Stock and Warrants" and the Consolidated Financial Statements of the Company and Power Ten and the notes thereto appearing elsewhere in this Prospectus.

                                                                               MARCH 28, 1998
                                                                           -----------------------
                                                                           HISTORICAL   PRO FORMA
                                                                           ----------  -----------
                                                                                       (UNAUDITED)
                                                                           (DOLLARS IN THOUSANDS)
Debt:
  New Credit Facility(1).................................................  $   --       $  15,000
  9 7/8% Senior Notes due 2008...........................................      90,000      90,000
                                                                           ----------  -----------
    Total debt...........................................................      90,000     105,000
Series A Redeemable Preferred Stock(2)...................................       8,478       8,478
Stockholders' equity:
  Series B Convertible Preferred Stock(3)................................      --           5,000
  Common Stock...........................................................          23          23
  Additional Paid-in-Capital.............................................     (67,926)    (67,926)
  Retained Earnings......................................................       6,432       6,432
                                                                           ----------  -----------
    Total Stockholders' Deficit..........................................     (61,471)    (56,471)
                                                                           ----------  -----------
      Total Capitalization...............................................  $   37,007   $  57,007
                                                                           ----------  -----------
                                                                           ----------  -----------

------------------------------

(1) The New Credit Facility contains a $15.0 million Revolving Facility and a $15.0 million Term Facility. All of the proceeds from the Term Facility were used to finance a portion of the Power Ten Acquisition.

(2) Net of $1,700 attributed to the value of the Warrants. Dividends on the Redeemable Preferred Stock are cumulative, accrue quarterly at the rate of 10% per annum and are paid in-kind through January 31, 2001. Includes $150 of dividends accrued from February 3, 1998 through March 28, 1998 and $28 of accretion of discount on Preferred Stock. See "Description of Preferred Stock and Warrants."

(3) The Series B Convertible Preferred Stock was issued in connection with the Power Ten Acquisition. See "Description of Preferred Stock and Warrants--Convertible Preferred Stock."

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

ELGAR HOLDINGS, INC.:

    The selected consolidated financial data below for the fiscal years ended April 3, 1996, March 29, 1997 and March 28, 1998 and as of March 29, 1997 and March 28, 1998 have been derived from the Consolidated Financial Statements of the Company which have been audited by Arthur Andersen LLP, independent public accountants, and are included elsewhere in this Prospectus. The Company changed its fiscal year from the Saturday closest to September 30 to the Saturday closest to March 31 after the completion of its fiscal year ended September 30, 1995. As a result, the data presented below for the fiscal years ended September 30, 1995 and April 3, 1996 contain an overlap of six months (from March 31, 1995 to September 30, 1995). The selected financial data as of and for the fiscal years ended October 1, 1994 and September 30, 1995 have been derived from the Predecessor's Unaudited Consolidated Financial Statements for those periods, which unaudited financial statements are not included elsewhere herein. The unaudited Consolidated Financial Statements for each of the periods referred to above include, in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results for the unaudited periods. The information presented below is qualified in its entirety by, and should be read in conjunction with, "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and related notes included elsewhere in this Prospectus.

                                                                   PREDECESSOR(1)                 THE COMPANY
                                                          ---------------------------------  ---------------------
                                                                  FISCAL YEAR ENDED            FISCAL YEAR ENDED
                                                          ---------------------------------  ---------------------
                                                           OCT. 1,    SEPT. 30,    APR. 3,   MAR. 29,    MAR. 28,
                                                             1994        1995       1996       1997        1998
                                                          ----------  ----------  ---------  ---------  ----------
                                                               (UNAUDITED) (DOLLARS IN THOUSANDS)
OPERATING DATA:
Net sales...............................................  $   31,480  $   42,880  $  42,309  $  45,578  $   62,496
Cost of sales...........................................      19,896      27,313     26,468     26,973      32,944
                                                          ----------  ----------  ---------  ---------  ----------
Gross profit............................................      11,584      15,567     15,841     18,605      29,552
Selling, general and administrative expense(2)..........       4,972       6,707      7,406      7,770       9,434
Research and development and engineering expenses.......       3,163       4,052      4,168      3,973       6,242
Amortization expense(3).................................       2,051       2,149      2,149      1,314       1,314
                                                          ----------  ----------  ---------  ---------  ----------
Operating income........................................       1,398       2,659      2,118      5,548      12,562
Interest expense, net...................................       2,736       3,017      3,578      1,839       3,341
                                                          ----------  ----------  ---------  ---------  ----------
Income (loss) before income tax provision (benefit).....      (1,338)       (358)    (1,460)     3,709       9,221
Income tax provision (benefit)..........................         285         716        176      1,872       4,448
                                                          ----------  ----------  ---------  ---------  ----------
Net income (loss).......................................  $   (1,623) $   (1,074) $  (1,636) $   1,837  $    4,773
                                                          ----------  ----------  ---------  ---------  ----------
                                                          ----------  ----------  ---------  ---------  ----------

OTHER DATA:
EBITDA(4)...............................................  $    3,987  $    5,495  $   5,052  $   7,668  $   15,118
EBITDA margin(4)........................................        12.7%       12.8%      11.9%      16.8%       24.2%
Depreciation............................................         538         687        785        806         883
Capital expenditures....................................       1,155         780        611        621       1,228
Ratio of earnings to combined fixed charges and
  preferred stock dividends(5)..........................       0.52x       0.88x      0.59x      2.97x       3.52x

BALANCE SHEET DATA:(6)
Total assets............................................  $   38,310  $   38,992  $  37,891  $  36,597  $   44,912
Total debt..............................................      47,431      49,326     19,676     15,216      90,000
Stockholders' equity (deficit)..........................     (13,485)    (14,557)    14,000     15,837     (61,471)

------------------------------

(1) Presents certain data of the Predecessor prior to the acquisition of Elgar by Carlyle-EEC Holdings, Inc. on April 3, 1996.

(2) In Fiscal 1998, selling, general and administrative expenses include approximately $359 of nonrecurring expenditures relating to the Recapitalization.

(3) Amortization expense of the Predecessor represents the amortization of goodwill associated with a prior acquisition of Elgar in 1989 and Elgar's acquisition of Sorensen in 1994. Amortization expense of the Company represents the amortization of goodwill associated with the acquisition of Elgar by Carlyle-EEC Holdings, Inc. on April 3, 1996. See Notes 1 and 2 to Consolidated Financial Statements.

(4) EBITDA is the sum of income (loss) before income taxes, interest, depreciation and amortization expense. EBITDA is presented because the Company believes that it is a widely accepted financial indicator of a company's ability to service indebtedness. However, EBITDA should not be considered as an alternative to net income or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of a company's operating performance or as a measure of liquidity. In fiscal 1998, EBITDA excludes the nonrecurring expenditures described in note (2) above.

(5) In calculating the ratio of earnings to combined fixed charges and preferred stock dividends, earnings consist of income (loss) before income tax provision (benefit), plus fixed charges. Fixed charges consist of interest incurred (which includes amortization of deferred financing costs) whether expensed or capitalized and a portion of rental expense which management believes is a reasonable approximation of an interest factor.

(6) Balance sheet data as of April 3, 1996 reflects the allocation of the purchase price associated with the acquisition of Elgar by Carlyle-EEC Holdings, Inc. on April 3, 1996.

POWER TEN

    The selected financial data below for Power Ten as of and for the fiscal year ended April 4, 1998 have been derived from the unaudited financial statements of Power Ten and are included elsewhere in this Prospectus. The information presented below is qualified in its entirety by, and should be read in conjunction with the Financial Statements of Power Ten and related notes included elsewhere in this Prospectus.

                                                                                FISCAL YEAR
                                                                                   ENDED
                                                                               APRIL 4, 1998
                                                                                (UNAUDITED)
                                                                              ----------------
                                                                               (IN THOUSANDS)
OPERATING DATA:
Net sales...................................................................     $   10,076
Cost of sales...............................................................          5,568
                                                                                    -------
Gross profit................................................................          4,508
Selling, general and administrative expense(1)..............................          3,451
Research and development and engineering expenses...........................            589
                                                                                    -------
Operating income............................................................            468
Interest expense, net.......................................................             39
                                                                                    -------
Income before income tax provision..........................................            429
Income tax provision........................................................            246
                                                                                    -------
Net income..................................................................     $      183
                                                                                    -------
                                                                                    -------
OTHER DATA:
EBITDA(2)...................................................................     $    2,370
                                                                                    -------
                                                                                    -------
EBITDA margin(2)............................................................           23.5%
Depreciation................................................................     $       59
Capital expenditures........................................................     $       90
BALANCE SHEET DATA:
Total assets................................................................     $    3,302
Total debt..................................................................            350
Stockholders' equity........................................................          1,566

------------------------------

(1) Selling, general and administrative expense includes $1,843 of nonrecurring expenditures relating to compensation to the principal stockholders of Power Ten.

(2) EBITDA is the sum of income before income taxes, interest, depreciation and amortization expense. EBITDA is presented because the Company believes that it is a widely accepted financial indicator of a company's ability to service indebtedness. However, EBITDA should not be considered as an alternative to net income or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of a company's operating performance or as a measure of liquidity. EBITDA for the fiscal year ended April 4, 1998 excludes the nonrecurring expenditures described in Note (1) above.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

    The following discussion and analysis should be read in conjunction with "Selected Historical Consolidated Financial Data" and the audited Consolidated Financial Statements of the Company and the notes thereto included elsewhere in this Prospectus.

    Management views the Company's business in five principal markets, which are
(i) programmable DC power, which is a type of programmable power supply used to test products that require direct current ("DC") inputs, such as printed circuit boards, semiconductors, medical equipment, telecommunications equipment, avionics and numerous other types of electronic products, (ii) Solar Array Simulators ("SAS"), which are used for extensive testing of satellite systems throughout the manufacturing process and just prior to launch, (iii) the CASS Program for the U.S. Navy (for which the Company provides programmable AC and DC, fixed DC and power conditioning products, as discussed in this paragraph),
(iv) programmable AC power, which is a type of programmable power supply used to test alternating current ("AC") products such as avionics, computers, DC power supplies, appliances and many other types of electronic products and (v) other products and services, which include power conditioning and uninterruptible power supply ("UPS") products (which supply back-up power principally to military computer and communications systems and oil exploration companies for data logging applications), and customer service, which provides repair service and spare parts to each of the markets listed above.

    Founded in 1965, Elgar initially focused on providing solid state line conditioning and frequency changers to the AC power test and measurement market. In 1987, Elgar was selected as a sole source supplier to Lockheed Martin (formerly GE Aerospace) for The Consolidated Automated Support System ("CASS") Program for the U.S. Navy. In the early 1990's, Elgar's current management team concluded that the large and diverse DC market was the most appropriate market to target in order to expand Elgar's commercial business. In an effort to enter the DC market quickly and efficiently, in 1994 Elgar acquired the Sorensen Division from a subsidiary of Raytheon Corporation for approximately $4 million. A market leader with a strong brand name, one of the broadest DC product lines on the market and a well-established customer base, Sorensen complemented the Company's leading position in the programmable AC market and provided the Company with one of the most comprehensive high-end product lines for both the AC and DC markets.

    For Fiscal 1998, the Company's net sales were derived (i) 52.2% from programmable DC power, (ii) 13.5% from Solar Array Simulators, (iii) 14.2% from the CASS Program, (iv) 11.3% from programmable AC power and (v) 8.8% from other products and services.

    The Company's revenues and EBITDA are subject to downturns in the U.S. and world economies which could have an effect on markets for computers and other electronic and telecommunications equipment in particular. Other factors that may have an influence on the Company's operating results include the timing of the receipt of major orders from major customers, product mix, competitive pricing pressures, and the Company's ability to design, manufacture and introduce new products on a cost effective and timely basis.

    The Company was recently notified by Racal that a significant end-user for Elgar's current AT-8000 DC power supplies has decided to cease orders for such product until anticipated "next generation" technology is available in early 1999. As a result, management expects that revenues from Racal will be significantly lower in fiscal 1999 than they were in fiscal 1998. See "Risk Factors--Importance of Key Customers."

RESULTS OF OPERATIONS

    The data and discussion contained herein do not include the pro forma results of Power Ten. The following table sets forth certain income statement information and other data for the Company as a percentage of net sales for the periods indicated:

                                                                         FISCAL YEAR ENDED
                                                              ---------------------------------------
                                                               APRIL 3,     MARCH 29,     MARCH 28,
                                                                1996(1)        1997          1998
                                                              -----------  ------------  ------------
STATEMENT OF OPERATIONS DATA:
Net sales...................................................      100.0%        100.0%        100.0%
Cost of sales...............................................       62.6          59.2          52.7
                                                                  -----         -----         -----
Gross profit................................................       37.4          40.8          47.3
Selling, general and administrative expenses(2).............       17.5          17.0          15.1
Research and development and engineering expenses...........        9.9           8.7          10.0
Amortization expense........................................        5.0           2.9           2.1
                                                                  -----         -----         -----
Operating income............................................        5.0%         12.2%         20.1%
                                                                  -----         -----         -----
                                                                  -----         -----         -----

OTHER DATA:
EBITDA %(3).................................................       11.9%         16.8%         24.2%

------------------------------

(1) Presents certain Results of Operations of the Predecessor prior to the acquisition of Elgar by Carlyle-EEC Holdings, Inc. on April 3, 1996.

(2) In Fiscal 1998, selling, general and administrative expenses include approximately $359 of nonrecurring expenditures relating to the Recapitalization.

(3) Fiscal 1998 EBITDA excludes nonrecurring expenditures described in note (2) above.

FISCAL YEAR ENDED MARCH 28, 1998 VERSUS FISCAL YEAR ENDED MARCH 29, 1997

    NET SALES. Net sales in Fiscal 1998 were $62.5 million, an increase of $16.9 million, or 37.1%, from net sales of $45.6 million in Fiscal 1997. This increase was primarily attributable to a $13.6 million increase in sales from the DC product line and a $3.3 million increase in SAS sales.

    GROSS PROFIT. Gross profit in Fiscal 1998 was $29.6 million, an increase of $11.0 million, or 59.1%, from gross profit of $18.6 million in Fiscal 1997. The increase in gross profit was primarily attributable to an increase in net sales, as discussed above, and to a lesser extent, to an increase in the gross profit percentage. An increase in the gross profit percentage from 40.8% to 47.3% was primarily due to a more favorable mix of business, improved manufacturing efficiencies and lower material costs.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative ("SG&A") expenses were $9.4 million in Fiscal 1998, an increase of $1.6 million, or 20.5%, from SG&A expenses of $7.8 million in Fiscal 1997. SG&A expenses decreased as a percentage of net sales from 17.0% in Fiscal 1997 to 15.1% in Fiscal 1998. The increase in dollars was primarily due to higher sales volume, which generated an additional $0.6 million in commissions and merit increases for employees, along with $0.4 million of nonrecurring expenditures incurred in connection with the Recapitalization.

    RESEARCH AND DEVELOPMENT AND ENGINEERING EXPENSES. Research and development and engineering expenses in Fiscal 1998 were $6.2 million, an increase of $2.2 million, or 55.0%, from research and development and engineering expenses of $4.0 million in Fiscal 1997. Research and development and engineering expenses increased as a percentage of net sales from 8.7% to 10.0%. The increase was due to an increase in engineering personnel of six employees and a $0.5 million increase in fees paid to consultants primarily to support SAS development.

    AMORTIZATION EXPENSE. Amortization expense was $1.3 million in each of Fiscal 1997 and Fiscal 1998. Amortization expense is comprised of the amortization of goodwill associated with the April 1996 acquisition of Elgar by Carlyle-EEC Holdings, Inc.

    OPERATING INCOME. Operating income was $12.6 million in Fiscal 1998, an increase of $7.1 million, or 129.1%, from operating income of $5.5 million in Fiscal 1997. Operating income increased as a percentage of net sales from 12.2% in Fiscal 1997 to 20.1% in Fiscal 1998. The increase was due to the factors set forth above.

FISCAL YEAR ENDED MARCH 29, 1997 VERSUS FISCAL YEAR ENDED APRIL 3, 1996

    NET SALES. Net sales in Fiscal 1997 were $45.6 million, an increase of $3.3 million, or 7.8%, from net sales of $42.3 million in the fiscal year ended April 3, 1996 ("Fiscal 1996"). The increase was primarily attributable to (i) a $2.7 million increase in SAS sales due to increased penetration of the European market, follow-on business from existing programs and customer-funded research and development, and (ii) an increase in DC sales of $1.9 million, both of which were offset by a decrease of $2.1 million in CASS sales in accordance with the Navy's implementation plan for test systems under the CASS Program.

    GROSS PROFIT. Gross profit in Fiscal 1997 was $18.6 million, the increase of $2.8 million from gross profit of $15.8 million in Fiscal 1996. The increase in gross profit was primarily attributable to an increase in gross profit percentage and an increase in net sales, as discussed above. An increase in the gross profit percentage from 37.4% to 40.8% was primarily due to a higher-margin mix of products and improved manufacturing efficiencies.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. SG&A expenses were $7.8 million in Fiscal 1997, an increase of $0.4 million from SG&A expenses of $7.4 million in Fiscal 1996. SG&A expenses decreased as a percentage of net sales from 17.5% to 17.0%. The increase in dollars was primarily due to increased sales and the related increase in higher commissions, partially offset by lower bonus compensation and fringe benefit expense.

    RESEARCH AND DEVELOPMENT AND ENGINEERING EXPENSES. Research and development and engineering expenses in Fiscal 1997 were $4.0 million, a decrease of $0.2 million from research and development and engineering expenses of $4.2 million in Fiscal 1996. Research and development and engineering expenses decreased as a percentage of net sales from 9.9% to 8.7%. The decrease in dollars was due to an increase in customer-funded research and development that was charged to cost of sales in Fiscal 1997.

    AMORTIZATION EXPENSE. Amortization expense was $1.3 million in Fiscal 1997, a decrease of $0.8 million from amortization expense of $2.1 million in Fiscal 1996. The decrease was due to a lower amount of goodwill being amortized in Fiscal 1997 (associated with the April 1996 acquisition of Elgar by Carlyle-EEC Holdings, Inc.) as compared to Fiscal 1996 (associated with the 1989 acquisition of Elgar by Dobson Park Industries plc and the 1994 acquisition of Sorensen by Elgar).

    OPERATING INCOME. Operating income was $5.5 million in Fiscal 1997, an increase of $3.4 million from operating income of $2.1 million in Fiscal 1996. Operating income as a percentage of net sales increased from 5.0% to 12.2%. The increase was due to the factors set forth above.

BACKLOG

    The Company's estimated backlog at March 28, 1998 was approximately $22.0 million, all of which is expected to be shipped in fiscal 1999. At March 28, 1998, approximately 37.7% of backlog was comprised of orders for the CASS Program and 35.0% of programmable DC orders, principally in connection with the Company's semiconductor business through Racal. See "Risk Factors--Importance of Key Customers" and "Business--Significant Customers." Backlog was $19.3 million at March 29, 1997 and $15.7 million at April 3, 1996. The Company's backlog consists of product orders for which a customer purchase order has been received and accepted and which is scheduled for shipment. Orders are subject to rescheduling or cancellation by the customer, usually without penalty. Backlog also consists of customer-funded research and development payable under support contracts with the Company's customers and orders for billable services. Because of possible changes in product delivery schedules, cancellation of product orders and sales will sometimes reflect orders shipped in the same month they are received, the Company's backlog at any particular date is not necessarily indicative of actual sales for any succeeding period. Moreover, the Company does not believe that backlog is necessarily indicative of its future results of operations or prospects.

LIQUIDITY AND CAPITAL RESOURCES

    CASH FLOW. The Company's principal uses of cash are to finance working capital, debt service and capital expenditures. Historically, the Company has funded its activities principally from working capital and a line of credit. Cash flow provided by operating activities for Fiscal 1998 was $7.5 million, an increase of $2.2 million from cash flow of $5.3 million provided by operating activities in Fiscal 1997. The $2.2 million improvement was primarily due to the improvement in net income.

    CAPITAL REQUIREMENTS. Capital expenditures were $611,000, $621,000 and $1,228,000 in each of Fiscal 1996, 1997 and 1998, respectively. The Fiscal 1998 increase of $607,000 over Fiscal 1997 spending was primarily attributable to expenditures related to current facility expansion.

    SOURCES OF CAPITAL. The New Credit Facility, which provides for a $15.0 million Revolving Facility and a $15.0 million Term Facility, matures on February 3, 2003. Loans made pursuant to the Revolving Facility may be borrowed, repaid and reborrowed from time to time until February 3, 2003, subject to the satisfaction of certain conditions on the date of any such borrowing. Payments under the Term Facility will be pursuant to an amortization schedule with a final maturity date of February 3, 2003. Indebtedness under the New Credit Facility bears interest at a floating rate equal to, at Elgar's option, the Eurodollar Rate plus a margin of 2.75%, or the Base Rate plus a margin of 1.75%. The margins are subject to reduction as set forth in the New Credit Agreement. Indebtedness under the New Credit Facility is (i) secured by a first priority security interest in substantially all of the assets of EHI, Elgar and Power Ten (including, without limitation, accounts receivable, inventory, machinery, equipment, contracts and contract rights, trademarks, copyrights, patents, license agreements and general intangibles), (ii) guaranteed by EHI and Power Ten on a senior basis and (iii) secured by a pledge of all of the outstanding capital stock of Elgar and Power Ten. The New Credit Facility contains customary covenants restricting the Company's ability to, among other things, incur additional indebtedness, create liens or other encumbrances, pay dividends or make other restricted payments, make investments, loans and guarantees or sell or otherwise dispose of a substantial portion of assets to, or merge or consolidate with, another entity. The New Credit Facility also contains a number of financial covenants that require the Company to meet certain financial ratios and tests and provide that a "change of control" will constitute an event of default. For a more complete description of the New Credit Facility, see "Risk Factors--Significant Leverage and Debt Service," "--Ranking of Notes; Asset Encumbrance," "--Restrictive Covenants" and "Description of New Credit Facility."

    The Company anticipates that its principal uses of cash will be working capital requirements, debt service requirements and capital expenditures. Based upon current and anticipated levels of operations, management believes that its cash flow from operations, together with amounts available under the New Credit Facility, will be adequate to meet its anticipated requirements for the foreseeable future for working capital, interest payments, amortization of the Term Facility and capital expenditures. Management also believes that these funds will provide it with sufficient liquidity and capital resources for it to meet its current and future financial obligations, including the payment of interest on the Notes, as well as to provide funds for working capital, capital expenditures and other needs. No assurance can be given, however, that this will be the case. Depending upon its rate of growth and profitability, the Company may require additional equity or debt financing to meet its working capital requirements or capital equipment needs. There can be no assurance that additional financing will be available when required, or if available, will be on terms satisfactory to the Company. The Company's future operating performance and ability to service or refinance the Notes and to repay, extend or refinance indebtedness drawn under the New Credit Facility will be subject to future economic conditions and to financial, business and other factors, many of which may be beyond the Company's control.

INFLATION AND GENERAL ECONOMIC CONDITIONS

    Although the Company cannot accurately anticipate the effect of inflation on its operations, it does not believe that inflation has had, or is likely in the foreseeable future to have, a material impact on its results of operations. The Company does not have a significant number of fixed-price contracts where it bears the risk of cost increases. The only contract with fixed prices beyond 12 months is the CASS Program which has options for 24 months of production (representing $9.8 million of revenue to the Company for fiscal 2000 through fiscal 2001). There is an escalation factor of 4.5% per year per option on a cumulative basis.

    The Company's operating results would be adversely affected by increases in interest rates which would result in higher interest payments by the Company under its variable rate credit facilities. The Company has not historically entered into hedging transactions with respect to its variable rate debt other than interest rate ceilings on its senior debt which expire on April 1, 1999.

YEAR 2000 COMPLIANCE

    The Company's current computer systems adequately provide for a four-digit year and, therefore, management does not believe the "year 2000" issue will materially affect its operations. Additionally, the Company currently does not expect that the year 2000 issue will materially affect its operations due to problems encountered by its suppliers, customers or end-users for its products, although no assurances can be given as to this.

                                    BUSINESS

RECENT DEVELOPMENTS

    On May 29, 1998, Elgar acquired all of the outstanding capital stock of Power Ten for $17,800,000 in cash, subject to a post-closing working capital adjustment. Power Ten specializes in developing and manufacturing high-quality, high-power DC power supplies. Headquartered in Los Gatos, California, Power Ten is a leader in the design and promotion of highly engineered switching-regulator supplies marketed under the Power Ten brand name to both leading semiconductor manufacturers and OEMs of production test equipment. For the latest twelve months ended April 4, 1998, Power Ten generated approximately $10.1 million of revenues and $2.4 million of EBITDA.

    Management believes the acquisition of Power Ten represents a strategic fit for Elgar's core programmable power supplies business. Power Ten is expected to add significant depth to Elgar's existing product offerings, OEM distribution channels and product development capabilities. In particular, management believes that Power Ten's high-power DC power supplies can be marketed effectively under the Sorensen brand name to Elgar's existing test and measurement customers, thus providing incremental revenues to the consolidated company. In addition, while approximately 25% of Power Ten's revenues in its fiscal year ended September 30, 1997 were generated from international sales, management believes it can improve Power Ten's European presence by utilizing Elgar's existing European distribution channels.

OVERVIEW

    The Company is a leader in the design and manufacture of programmable power equipment and systems used to test electronic equipment during development, manufacture and operation. With one of the most recognized brand names and broadest product offerings in a fragmented industry, the Company is one of the largest manufacturers of programmable power equipment in the United States. The Company's products are an integral component of overall systems' testing conducted by a broad range of manufacturers and end-users of electronic equipment to ensure product quality and performance. Power testing is a critical procedure in a multitude of applications, including satellites, weapons systems and medical equipment, which demand zero-fault tolerance. Over the period from fiscal 1993 through Fiscal 1998, the Company's net sales grew at a compounded annual growth rate in excess of 22.2% principally due to significant growth in the market for programmable power equipment driven by the proliferation of increasingly sophisticated electronic components in a wide range of applications, particularly in telecommunications and computers.

    Management views the Company's business in five principal markets, which are
(i) programmable DC power, which is a type of programmable power supply used to test products that require direct current ("DC") inputs, such as components, printed circuit boards, semiconductors, medical equipment, telecommunications equipment, avionics and numerous other types of electronic products, (ii) Solar Array Simulators, which are used for extensive testing of satellite systems throughout the manufacturing process and just prior to launch, (iii) the CASS Program for the U.S. Navy (for which the Company provides programmable AC and DC, fixed DC and power conditioning products), (iv) programmable AC power, which is a type of programmable power supply used to test alternating current ("AC") products such as avionics, computers, DC power supplies, appliances and many other types of electronic products and (v) other, which consists of power conditioning and uninterruptible power supply ("UPS") products, which supply back-up power principally to military computer and communications systems and oil exploration companies for data logging applications, and customer service, which provides repair service and spare parts to each of the markets listed above.

BACKGROUND

    Founded in 1965, Elgar initially focused on providing solid state line conditioning and frequency changers to the AC power test and measurement market. In 1987, Elgar was selected as a sole source supplier to Lockheed Martin (formerly GE Aerospace) for the CASS Program for the U.S. Navy. In the early 1990's, Elgar's current management team concluded that the large and diverse DC market was the most appropriate market to target in order to expand Elgar's commercial business. In an effort to enter the DC market quickly and efficiently, in 1994 Elgar acquired the Sorensen Division from a subsidiary of Raytheon Corporation for approximately $4.0 million. A market leader with a strong brand name, one of the broadest DC product lines on the market and a well-established customer base, Sorensen complemented the Company's leading position in the programmable AC market and provided the Company with one of the most comprehensive high-end product lines for both the AC and DC markets.

    Elgar was privately held from its founding until 1979, when it was purchased by Onan Corp. In September 1986, Elgar's then-existing management team took the Company private through a leveraged buyout. In 1989, Dobson Park Industries plc, a publicly-traded, UK-based conglomerate, acquired Elgar. During the fall of 1995, Dobson Park was acquired by Harnischfeger Industries, Inc., which was principally interested in Dobson Park's coal mining equipment business. Determining Elgar's operations to be noncore to its strategy, in April 1996 Harnischfeger sold Elgar to management, The Carlyle Group and GFI Energy Ventures LLC in a leveraged buyout.

INDUSTRY OVERVIEW

    Test and measurement ("T&M") products are used to evaluate the design parameters, specifications and operation of a variety of electronic equipment in the commercial and military sectors at the development, manufacturing and/or deployment stages. The T&M market is fragmented with numerous companies operating in several specialized segments. Within the overall testing market, the Company competes in numerous programmable power niches, including programmable DC power, programmable AC power and satellite test systems. According to a FROST & SULLIVAN study of world T&M equipment manufacturers, growth in the T&M market has correlated with growth and advancements in the electronics industry. The use of test and measurement equipment instrumentation has increased significantly with the increased sophistication of electronic equipment and the associated need for reliable performance and demanding specifications.

    Power supplies are critical in the production process for a number of end-users that require versatile instruments to generate specified series of power conditions to evaluate performance of components, subassemblies or end-products under real world conditions. Power is conditioned and transformed into either an alternating current ("AC"), which is similar to that coming from an outlet, or direct current ("DC"), which is similar in form to the power coming from a battery. Programmable AC power supplies provide power which is converted to a form that changes voltage continuously and are used to test devices that require AC power such as consumer appliances and avionics. The output can be varied by computer program to determine susceptibility of a test item to changes in voltage, frequency and phase. AC customers include the military and appliance, computer and power supply manufacturers.

    Programmable DC power supplies provide output with steady voltage and are used to test or stress devices such as electronic printed circuit boards and avionics that require DC input power. The output can be varied by computer program to determine the susceptibility of test items to voltage and current. The segment has a diverse customer base that includes component, printed circuit board and computer manufactures as well as the military. Recently, OEMs have begun to purchase and integrate DC power supplies into their products for applications which include medical treatment equipment and semiconductor wafer manufacture.

    In the early 1990s, military applications traditionally dominated the market as the defense industry required sophisticated testing for the deployment of increasingly complex weapons systems. With decreased military requirements worldwide, market focus has shifted toward the industrial and consumer electronic industries. Companies primarily supplying equipment to the military and defense industry have begun to focus on a different end-user base which include the telecommunications, transportation, and satellite communication industries. In recent years, the computer and telecommunications industries have been the primary markets driving growth.

    Three primary factors have been driving market demand for power testing supplies, which are: (i) the increased use of sophisticated electronics and microprocessors in consumer related applications; (ii) robust demand in rapidly growing emerging markets for electronics and electronic-related products; and
(iii) increased compliance requirements due to new international standards. Technological changes have prompted many industries to begin using increasingly complex electronic equipment in products ranging from automotive components to florescent lighting, necessitating greater purchases of power supplies for testing. Demand for test and measurement equipment has also grown significantly as rapid growth in emerging market countries has lead to increased use of electronics and electronic products within their economies. Additionally, Japanese and European countries have generally been faster to adapt to international standards with the consequence that U.S.-based firms have been obligated to move in the same direction as their dependence on foreign sales increases. Adoption of standardized requirements for electronics in the European Community should provide future growth opportunities worldwide.

BUSINESS STRATEGY

    The Company's business strategy is focused on continuing its leadership and growth in its principal target markets and thereby increasing market share and maximizing revenues and profitability. The Company's growth strategy includes the following key initiatives:

    - CUSTOMER FOCUSED NEW PRODUCT DEVELOPMENT. The Company intends to continue focusing development resources toward new products which better meet the increasingly complex requirements of its existing customers. As an example of its commitment to new product development, the Company has five new programmable power supply products under development expected to be released in Fiscal 1999 and 2000 along with four product-line extensions slated for introduction in fiscal 1999. The Company designed and developed each of these new products and product-line extensions based on significant input from its customers. Customer-focused development substantially increases the probability of a rapid return on product development expense and helps further solidify the Company's key customer relationships.

    - INCREASE PENETRATION OF KEY GROWTH MARKETS. While Elgar has a strong position in satellite and semiconductor power test equipment, significant additional revenue opportunities exist in these markets. Management believes that the Company's strong product offerings to these markets and focused sales and marketing efforts should result in significant incremental revenue. Management is leveraging its established relationships with U.S. and European satellite manufacturers to supply all their power test equipment needs by offering a lower cost and more versatile alternative to in-house developed systems. In addition, as semiconductors become more complex and their production process more demanding, management believes semiconductor manufacturers will require more sophisticated and versatile automatic test equipment.

    - EXPAND PRESENCE IN THE OEM MARKET. Although programmable power supplies have historically been used primarily for test and evaluation purposes, the increased sophistication of certain electronic equipment has created a need for derivatives of Elgar's products for sale as components in OEM products. Elgar's OEM sales were approximately 2.6% of its total net sales for Fiscal 1998. Management believes that sales to OEMs could increase materially as it further penetrates this market.

    - CONTINUED IMPROVEMENTS IN COSTS AND MANUFACTURING PROCESSES. The Company is continually introducing measures to increase its profitability and maintain a competitive advantage. Management is focusing on reducing material handling costs, further reducing inventory and improving manufacturing cycle times through initiatives such as adopting a "just in time" inventory system, integrating work cells on the production floor, utilizing cross-functional teams in the early stages of product development and continually seeking to improve quality control measures. Management believes it can significantly enhance the Company's already strong competitive position by improving product availability.

PRINCIPAL MARKETS AND PRODUCTS

    The Company's programmable power and related products are used in a broad range of commercial and military applications (i) to test design parameters in the development of new electronic equipment, (ii) to test specifications during manufacturing of such equipment, (iii) to confirm the operation of electronic equipment once field-deployed and (iv) for selected OEM applications. Elgar capitalizes on its in-house digital engineering expertise to develop versatile programmable equipment that is exceptionally flexible and adaptable in generating specified series of power conditions. While the Company's products have a life expectancy of at least 5-10 years, technological advances and customers' continual need for more features drives growth in demand and generates repeat sales to approximately 2,500 customers. The Company sells its products in two forms: (i) as test equipment for integration into comprehensive ATE systems, such as its semiconductor business through Racal; and (ii) as integrated power test systems for more complex applications, such as its Solar Array Simulators. In addition to its test and measurement business, Elgar also manufactures and provides highly durable power supplies for various other applications, and provides customer service for all of its products. The Company categorizes its sales along five product lines, which are:

                                                                            NET SALES FOR THE
                                                                               FISCAL YEAR
                                                                          ENDED MARCH 28, 1998
                                                                         -----------------------
PRODUCT LINE                                                              $(000S)    % OF TOTAL
-----------------------------------------------------------------------  ---------  ------------
Programmable DC Power..................................................  $  32,625        52.2%
Solar Array Simulators.................................................      8,424        13.5
CASS Program...........................................................      8,857        14.2
Programmable AC Power..................................................      7,080        11.3
Other Products and Services............................................      5,510         8.8
                                                                         ---------       -----
    Total..............................................................  $  62,496       100.0%
                                                                         ---------       -----
                                                                         ---------       -----

    PROGRAMMABLE DC POWER

    The Company's programmable DC product line includes over 130 products which are used by commercial companies and military programs for applications relating to computer and communication equipment, semiconductor and product burn-in, industrial process control and bench-top and research and development equipment. Typical customers for the Company's programmable DC products include Racal, Applied Materials, Inc., GenRad, Inc., Halliburton Company, Lucent Technologies Inc., Teradyne Inc. and Veeco Instruments, Inc.

    Elgar's programmable DC products generate a wide range of dynamic DC voltages and currents, providing the electrical power to test any type of DC electronic equipment from semiconductors to automobile electronics. Manufacturers of such electronic equipment conduct tests during production and prior to shipment to evaluate performance of the specific product or component during all possible input power variations. In addition to use in testing equipment, Elgar's programmable DC power products are also used by OEMs as power sources within end products, as discussed elsewhere herein.

    Through Racal, Elgar is the sole source supplier of programmable DC power equipment to a leading semiconductor manufacturer for use in ATE systems to test microprocessors. Since securing this business in Fiscal 1997, Elgar's revenue from this relationship has increased from $3.2 million in Fiscal 1997 to

$17.7 million in Fiscal 1998. See "Risk Factors--Importance of Key Customers" and "Business--Significant Customers." The Company was recently notified by Racal that the leading semiconductor manufacturer referred to above has decided to cease orders for Elgar's current AT-8000 DC power supplies until anticipated "next generation" technology is available in early 1999. As a result, management expects that revenues from Racal will be significantly lower in fiscal 1999 than they were in fiscal 1998. Elgar's prototype ATE for this next-generation technology is expected to be delivered to the end-user in July 1998 with production scheduled to commence in early calendar 1999. Management believes that as a result of industry growth and the brevity of product life cycles in the semiconductor industry, which continually require new generations of semiconductors and associated production and test equipment, this market segment presents a significant opportunity for long-term growth.

    Elgar is leveraging its expertise in test and measurement equipment to develop derivative programmable DC power supplies by offering modified or customized units for OEMs. To date, Elgar has provided programmable power supplies to OEMs such as Siemens Medical Systems for medical devices, Applied Materials and Veeco Instruments for semiconductor manufacturing equipment and Cellular One for inclusion in telecommunications equipment. To expand this line of business, management recently implemented a marketing plan to target other potential customers. Management believes that as electronic content in manufactured products continues to increase, Elgar's OEM business presents significant opportunities for growth.

    Some existing and potential customers do not require products with the power, sophistication and range of features as those which Elgar produces. Recognizing this, Elgar has secured a supply arrangement with Good Will Corporation of Taiwan and Chroma ATE, Inc. of Taiwan to manufacture less sophisticated, lower priced programmable DC product and AC product under the ELGAR and SORENSEN brand names, which are then resold through Elgar's distribution channels.

    SOLAR ARRAY SIMULATORS

    Given the significant cost involved in building, launching and insuring satellites, fully testing units prior to launch is absolutely critical. With the flexibility to generate any possible power scenario that solar panels may produce in space, the Company's fully integrated Solar Array Simulator ("SAS") test system performs mission-critical power testing throughout the satellite manufacturing process right up to launch. The SAS can be programmed to create the output power forms associated with a wide variety of solar array operating environments including direct solar illumination, spinning orbits, an eclipse, aging of the satellite, the solar array and many other conditions.

    The Company believes it is the leading third-party source for satellite ground power test systems in the United States and currently supplies its Solar Array Simulator test system to all major U.S. and some European satellite manufacturers. Historically, most satellite companies produced their own test equipment. However, satellite manufacturers are looking to reduce costs and shorten production times as competition in their industry intensifies and the demand for satellite production increases. As a result, satellite manufacturers are purchasing test equipment from third party manufacturers who can provide more versatile equipment at a lower cost. As third-party test systems continue to replace customers' in-house developed systems, management believes that Elgar's SAS business potential is in its early growth stages, as evidenced by the increase in revenues attributable to SAS of $1.8 million in fiscal 1994 to $5.1 million in Fiscal 1997 and $8.4 million in Fiscal 1998.

    Elgar introduced its Solar Array Simulator in 1993 and in 1994 was awarded a major contract to supply solar array simulators, battery simulators and telemetry components to Lockheed Martin, a subcontractor to Iridium Inc., Motorola's venture to develop a network of satellites to provide global mobile telephone service. Today, Elgar supplies virtually every major U.S. satellite program, including Lockheed Martin's Telstar 4, Stardust, MGS and A2100; Motorola's Iridium; Loral's Intelsat 7, MCI and

Tempo; TRW's EOS and SMTS; and Hughes' HS601, HS702 and Galaxy. In addition, the Company has received European orders for SAS from Matra Marconi Space (France) and Alcatel ETCA (Belgium).

    As a result of the explosive growth in commercial demand for digital communications, direct television and remote sensing technology, future satellite production is forecast to far exceed current and historical levels. Management expects demand for its SAS products to be impacted positively by (i) expected growth in the number of satellite production bays and the retrofitting of existing bays and (ii) a continuation in the trend of satellite manufacturers utilizing third-parties for solar array simulators rather than more expensive and less sophisticated in-house systems. The Company plans to further increase its SAS business by selling complete ground power test systems to its customers, such as a system recently shipped by Elgar to Hughes which included battery simulators, programmable loads and ancillary telemetry, safety and other related equipment.

    CASS PROGRAM

    The CASS Program is a long-term, high-priority U.S. Navy initiative designed to replace the proliferation of customized ATE and related test program sets for aircraft carriers, depots and test integration facilities in order to significantly reduce operating costs. Through a state-of-the-art, computer-controlled ATE station that tests avionics, the U.S. Navy has achieved its goal of eliminating the proliferation of customized ATE and reducing testing costs. Elgar's role in the CASS Program is to supply the entire power subsystem for the ATE stations, which consists of three types of power supplies: (i) a power conditioner, battery charger and batteries which together constitute an input power conditioning system as well as battery back-up in case of power failure;
(ii) programmable AC and DC power supplies which provide the test stimulus for avionics testing; and (iii) nonprogrammable DC power supplies which supply the internal ATE station instruments with fixed supply voltages.

    The Company is the sole source supplier of the power subsystem to Lockheed Martin, the prime contractor for the CASS Program. Elgar has generated approximately $9.0 million or more in CASS sales annually since fiscal 1993, with $9.9 million and $8.9 million in Fiscal 1997 and Fiscal 1998, respectively. Having delivered 465 systems to date, Elgar's current contract for the CASS Program covers the delivery of 61 additional systems under a contract fully funded through fiscal 1999. In addition, the Navy has the option of extending the contract through 2001 for an additional 72 systems. The Navy estimates that a total of 790 units will be required under the CASS Program by the year 2005. The Navy is also considering an expansion of the CASS program to equip non-carrier ships. Based on its success, Lockheed Martin is marketing CASS aggressively to selected foreign militaries. If Lockheed Martin obtains any such business, this would represent additional opportunities for revenue growth for Elgar. Further, other branches of the military have initiated programs similar to CASS, including the U.S. Army's Intermediate Forward Test Equipment and the U.S. Air Force's deployable F-15 downsize program, both of which currently utilize the Company's products.

    AC POWER

    Elgar's programmable AC products generate a wide range of dynamic AC voltages, frequencies and currents, simulating all possible electrical power waveforms. In addition to pure AC waveforms, Elgar's AC products are capable of creating any distortion to the wave including noise, spikes, drop-outs and shifts in time. Like Elgar's DC products, its AC products are used to test electronic equipment such as consumer appliances, computers, DC power supplies and avionics, with the tests subjecting the equipment to all possible power variations to evaluate performance of the specific product or component.

    Elgar's high-end AC product line is recognized in the AC market for superior performance, reliability and durability. Elgar's leading AC product, the SmartWave-TM-, is widely recognized in the industry as one of the most technologically advanced AC products on the market. The AC power market, which has been dominated by military spending in the past, is a small but steady and attractive niche for the Company.

Management believes that the Company has the largest share of this AC power market. Elgar is currently an incumbent on virtually all major U.S. government ATE contracts, a position that management believes should afford it a high probability of winning contract renewals as well as provide it with a strong track record that can be leveraged to win new business from both military and commercial customers. In addition to providing AC power to the military markets, significant commercial opportunities for AC power in the European Community have arisen as well. The Company recently introduced an extension to its SmartWave product to provide power testing in compliance with the new European (IEC) testing standards for electricity and intends to introduce an integrated test system in February 1998 to perform the required tests. Accordingly, the Company anticipates demand for AC power supply products to increase as European and other electronics manufacturers are forced to comply with the new standards.

    OTHER PRODUCTS AND SERVICES

    The Company's "other" product line is comprised of two components, which are
(i) power conditioning and uninterruptible power supply ("UPS") products and
(ii) customer service.

    Elgar's power conditioning and UPS product line includes a range of instruments which are capable of providing precise AC output power regardless of the input power distortions or drop-outs. This type of product is used in critical applications where electrical power fluctuations could have severe consequences, such as with field-support for military operations and back-up for data logging in oil exploration missions. Elgar's Global Uninterruptible Power Supply (GUPS-TM-), its principal product in this line, is designed to handle any input power from anywhere in the world, including aircraft power, and generates a clean AC output even when the input power is lost.

    Elgar's power conditioning business was originally a product offering to its military customers. Today, Elgar's power conditioning products are sold largely to the military for power support for computer applications in the field, to utilities for control-room back-up power and to oil exploration companies for field support for data logging applications. While approximately 42% of these products are currently sold to the military, Elgar also supplies power conditioning units to laboratories which calibrate other electronic equipment. Elgar discontinued its higher power UPS lines in the late 1980s but maintained its lower power, ruggedized UPS products. Due to their rugged construction and relatively high price, Elgar's UPS products are usually not selected unless customers such as the military or oil service companies have particular needs for the level of reliability and durability offered by Elgar's products (such as the U.S. military's use of such power supplies in the battle fields in Operation Desert Storm).

    Additionally, Elgar offers comprehensive customer service for all of its product offerings through its in-house staff of eight customer service technicians, two service administrators and one customer service engineer. Elgar's customer service organization provides global repair and spare parts for all products Elgar offers, and provides technical assistance to Elgar's international distributors which are responsible for equipment repairs in their territories and to customers who repair equipment in-house. Approximately 4% of the Company's net sales in Fiscal 1998 was derived from customer service, with 45.2% of customer service revenues attributable to standard Elgar products, 38.4% attributable to spare parts and repairs of power conditioning and UPS systems and 16.4% attributable to Sorensen products.

RESEARCH AND DEVELOPMENT

    At March 28, 1998, the Company's engineering department consisted of 77 people, 37 of whom are engineers. Twenty-eight of the engineers are actively involved in new product development, with the remainder involved in support or sustaining functions. The other 40 persons in the engineering organization include technicians, designers and drafters. As evidence of its commitment to new product development, the Company's research and development and engineering expenses were $4.0 million and $6.2 million in Fiscal 1997 and Fiscal 1998, respectively, and historically have been approximately 10% of net sales.

    The development and introduction of new products has been and will continue to be an essential part of management's growth strategy to increase market share and expand into new markets. The current management team has had a clear record of successful and profitable new product introductions, including the SmartWave and the Solar Array Simulator products. These and other existing products are considered superior in the marketplace due to their digital capabilities, flexible format, superior engineering and long-term reliability. The Company's in-house development efforts are focused on leveraging its strong engineering capabilities to produce higher-end, more sophisticated products utilizing digital technology. As a highly focused company, Elgar can target market needs and new product areas with precision, giving it a substantial competitive advantage over most of its competitors. Management, in conjunction with the sales force and engineering department, has demonstrated a strong ability to identify potential product areas and create technical solutions.

    After conducting extensive market research and investing heavily in research and development over the last two years, Elgar is preparing to introduce four new programmable DC products and one new AC test system in fiscal 1999 which management believes will be superior in function and quality to, and at or below price points of, competitive products. In addition, over the next 12 to 24 months, management expects to introduce other new products and enhancements to the existing Sorensen (programmable DC), SmartWave and Solar Array Simulator product lines, as well as a new programmable controller that will provide a platform for these new and additional future products.

COMPETITION

    The principal competitive factors affecting the market for the Company's products include vendor and product reputation, price, architecture, functionality and features, product performance, ease of implementation, ease of use and quality of customer support. The Company believes that it has competed effectively to date in all of its markets. Management believes that while the AC and DC markets are very competitive, the Company maintains an excellent competitive position in each, with the leading market share in the global AC market (approximately 15%) and the fourth largest market share in the global DC market (approximately 12%). As reported in a recent PRIME DATA study, Hewlett-Packard has the leading market share in the global DC market, with an approximate 28% market share. Notwithstanding Hewlett-Packard's leading position in the global DC market, the Company has competed favorably with Hewlett-Packard in the past, such as with securing the Company's test and measurement semiconductor business, and believes it will continue to do so in the future. Both markets are relatively fragmented, and most competitors are either small businesses or noncore subsidiaries of much larger parent corporations. The only currently viable competition for Elgar's Solar Array Simulators is presented by "in-house" engineering staffs of individual spacecraft and satellite manufacturers. With respect to the CASS Program, the Company is currently the sole source supplier of its product for the Program, and as such, does not face any competition with respect to this portion of its business. See "Risk Factors--Competition."

SALES AND MARKETING

    Elgar sells its products through sales representatives in the U.S. and through distributors internationally. Elgar's sales organization includes 25 in-house employees (21 of whom are in sales and marketing, two in customer service support, one in general and administrative and one outside consultant), as well over 50 representative/distributor companies with more than 200 salespeople worldwide. Management believes that its sales network is one of its major assets and a significant competitive advantage over the sales channels of many if not all of its competitors. As an example of the effectiveness of the Company's sales channel, a key element in the successful integration of Sorensen was the sales force's ability to take on a new product line and launch immediate sales. After the acquisition, Sorensen's then-declining test and measurement sales went from $8.5 million in 1993 to $10.9 million in 1995 largely due to the efforts of the Company's internal and representative sales personnel.

    The Company's in-house sales force includes six sales managers who are each responsible for working with customers and prospective customers to provide existing or custom solutions to their needs. The

Company's seven sales engineers, who support the sales managers, representatives and customers, design solutions according to customers' applications. In turn, these 13 sales professionals are supported by an administrative staff of seven people. Elgar's sales and marketing team also includes three marketing professionals who conduct marketing research, create collateral material and training manuals, coordinate the placement of advertising in appropriate trade journals and other periodicals, as well as organize trade shows and perform general public relations work. With a view towards increasing revenues from programmable power products supplied for inclusion in OEM products, the Company has hired a sales and marketing person dedicated to developing leads and securing orders from other OEMs within industries which are potential customers for the Company's products.

    Elgar has strong relationships with the majority of its sales representatives. In the U.S., management believes it has retained the services of the top sales representative for the Company's products in each region of the U.S. Internationally, management believes it is represented by top-tier international distributors in the regions where it sells its products. Elgar's sales representatives are essentially field extensions of the Elgar sales team, helping to identify and pursue sales opportunities. As a result, the sales force, including the representative network, has been instrumental in identifying potential new product opportunities, thus helping to guide the Company's research and development efforts to the most promising areas. In an effort to maximize the effectiveness of its domestic sales network, Elgar has established a Representative Board, comprised of the chief executives of five of the Company's sales representative organizations, that meets with management on a quarterly basis to discuss marketing strategy and execution of the marketing plan. Elgar's sales representatives sell a variety of non-competing, complementary test and measurement products from a number of manufacturers to over 6,000 customers. Only two sales representatives accounted for 10% or more of Elgar's Fiscal 1998 revenues. Though domestic sales account for approximately 94% of total net sales in Fiscal 1998, management sees potential markets in the Asia-Pacific and European regions, as well as an eventual market in Latin America.

FACILITIES AND MANUFACTURING OPERATIONS

    Located in San Diego, California, Elgar leases four facilities in close proximity totaling approximately 118,000 square feet, with lease terms expiring no sooner than 2001, which are used for (i) the design and production of Elgar's standard DC and AC products, production for the CASS Program and administrative headquarters (87,300 sq. ft.), (ii) the design and production of most Sorensen-brand products (14,600 sq. ft.), (iii) digital engineering and accounting (7,100 sq. ft.) and (iv) manufacturing of magnetics and PDU, a power conditioning product (9,100 sq. ft.). The Company believes that its facilities are in good condition with substantial capacity available for increased production of current product lines and new product introductions. As a result, no substantial capital expenditures are expected to be required to accommodate the projected revenue growth.

    Elgar's manufacturing facilities are organized and run efficiently with a focus on quality, productivity and cost and inventory management, and its manufacturing equipment is modern and allows for efficient and quality production. The Company has also designed and constructed its own in-house test stations to speed production. Operations management has identified four core manufacturing competencies, and has redesigned the production floor to use work cells and simplify material handling and assembly methodology based on these competencies, which are (i) wire harness/heatsink assembly, (ii) magnetics (transformer assembly), (iii) low-volume printed circuit board assembly and (iv) final assembly and testing. The redesign has allowed maximum productivity and leveraging of common processes across product lines, since the majority of Elgar's products use the same basic components. Management has invested in semi-automated test processes to reduce cycle times and labor costs and established cross-functional teams to reduce procurement costs. These teams have identified and implemented major product savings by selecting suppliers that have process methodologies that support Elgar's mix and volume. These efforts have enabled Elgar to reduce its average days inventory from 113 days in fiscal 1994 to 84 days in Fiscal 1998, and this efficiency has reduced the need for sizable working capital investments. As part of its cost management program, management has outsourced certain lower-end, high volume subassemblies of transformers and printed circuit boards to two subcontract assembly plants in nearby Tijuana and Tecate, Mexico. All subcontract subassemblies are subjected to Elgar's inspection and test process as assurance that quality expectations are met.

    Management has also implemented a "red light" quality assurance system which has improved quality, reduced rework and obviated the need for some final testing processes. The basic strategy of the "red light" system is to empower front-line workers to identify a problem as early as possible during the production process and stop the entire effected production line until the problem is corrected. A cross-functional team is immediately dispatched to diagnose and solve the problem. Any affected components are sent back in the cycle to be fixed, and production is not allowed to resume until the problem is corrected. As a result of this system, warranty and rework expenses have been reduced from 2.5% of revenues in fiscal 1992 to less than 0.7% of revenues in Fiscal 1998. As a testament to its success in improving quality, Elgar was awarded the "Salty Dog" reliability and maintainability award from the U.S. Navy in 1994 and, in 1996, received Lockheed Martin's Certified Supplier Award for "zero defects shipped."

SIGNIFICANT CUSTOMERS

    Certain customers are material to the business and operations of the Company. In Fiscal 1998, (i) Racal, a systems integrator for test and measurement equipment which provides certain ATE systems utilizing the Company's programmable power supplies to manufacturers, including a leading semiconductor manufacturer, accounted for approximately $17.7 million, or 28.3%, of the Company's total net sales and (ii) Lockheed Martin, through various of its operating units, accounted for approximately $11.5 million, or 18.4%, of total net sales during Fiscal 1998. During Fiscal 1998, the Company's top five customers accounted for approximately $36.2 million of net sales, representing 57.9% of the Company's total net sales. The Company was recently notified by Racal that the leading semiconductor manufacturer referred to above has decided to cease orders for Elgar's current AT-8000 DC power supplies until anticipated "next generation" technology is available in early 1999. As a result, management expects that revenues from Racal will be significantly lower in fiscal 1999 than they were in fiscal 1998. The Company's prospects will continue to depend on the success of Racal, Lockheed Martin and its other significant customers. Although the Company believes that it has strong, long-standing relationships with these customers and that such relationships are mutually beneficial, the loss of any significant customer, or a significant reduction in the Company's business with any of them, as with the anticipated decrease in revenues from Racal in fiscal 1999, could have a material adverse effect on the Company and its business, results of operations and financial condition.

EMPLOYEES

    At March 28, 1998, the Company had 425 full-time employees, including 98 manufacturing personnel, 77 engineering personnel, 32 administrative personnel, 21 sales and marketing personnel, eight customer service personnel and 189 personnel involved in direct labor. No attempts to unionize any of the Company's employees have been made. The Company considers its relations with its employees to be good.

INTELLECTUAL PROPERTY

    The Company has trademarked its SmartWave and GUPS products and has been operating under the ELGAR and SORENSEN trade names for over 30 years. In addition to the protection offered by trademark laws and regulations, the Company relies upon trade secret protection for its confidential and proprietary information and technology.

ENVIRONMENTAL

    The Company is subject to various evolving federal, state and local environmental laws and regulations governing, among other things, emissions to air, discharge to waters and the generation, handling, storage, transportation, treatment and disposal of hazardous and non-hazardous substances and wastes. These laws and regulations provide for substantial fees and sanctions for violations and, in many cases, could require the Company to remediate a site to meet applicable legal requirements. In connection with the Recapitalization, Lehman conducted certain investigations (including reviewing Phase I environmental reports prepared in 1996 with respect to two of the Company's four facilities) of the Company's operations and its compliance with applicable environmental laws. Pursuant to the Recapitalization Agreement, certain Company stockholders have agreed, subject to certain limitations as to survival and amount, to indemnify the Company against environmental liabilities incurred prior to the consummation of the Recapitalization. See "The Recapitalization." The Company is not aware of any material environmental conditions affecting the properties it leases.

LEGAL PROCEEDINGS

    The Company is routinely involved in legal proceedings related to the ordinary course of its business. Management does not believe any such matters will have a material adverse effect on the Company. The Company maintains property, general liability and product liability insurance in amounts which it believes are consistent with industry practices and adequate for its operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth the name, age and position of the persons who became executive officers and directors of each of the Company upon consummation of the Recapitalization. Each director will hold office until the next annual meeting of the stockholders or until his successor has been elected and qualified. Officers will be elected by the Board of Directors and will serve at the discretion of the Board.

NAME                                         AGE                                  POSITIONS
---------------------------------------      ---      ------------------------------------------------------------------
Kenneth R. Kilpatrick..................          60   President and Chief Executive Officer, EHI and Elgar; Director,
                                                        EHI and Elgar
Samuel A. Lewis........................          49   Vice President--Sales and Marketing, Elgar
Christopher W. Kelford.................          47   Vice President--Finance, Chief Financial Officer and Treasurer,
                                                        EHI and Elgar
Normand Precourt.......................          55   Vice President--Engineering, Elgar
Ronald Garrett.........................          64   Vice President--Operations, Elgar
Daniel E. Donati.......................          41   Vice President--Program Management, Elgar
Thomas Erickson........................          55   Vice President--Human Resources, Elgar
John F. Lehman.........................          55   Director, EHI and Elgar
Donald Glickman........................          65   Vice President, EHI and Elgar; Director, EHI and Elgar
George Sawyer..........................          67   Director, EHI and Elgar
Keith Oster............................          36   Secretary, EHI and Elgar; Director, EHI and Elgar
Joseph A. Stroud.......................          42   Director, EHI and Elgar
William Paul...........................          62   Director, EHI and Elgar
Bruce D. Gorchow.......................          40   Director, EHI and Elgar
Glenn A. Youngkin......................          31   Director, EHI and Elgar

    KENNETH R. KILPATRICK, who is President and Chief Executive Officer of Elgar and a Director of EHI and Elgar, has been with Elgar since July 1991 in his current position. Mr. Kilpatrick was appointed President and Chief Executive Officer of EHI in May 1998. Prior to joining Elgar, Mr. Kilpatrick was President of Machine Industries, Inc., an aerospace parts manufacturer, from 1989 to 1991, and with ACDC Electronics, a division of Emerson Electric Co. and a manufacturer of fixed power supplies, from 1964 to 1989. After beginning as an Assistant General Manager of ACDC Electronics in 1964, Mr. Kilpatrick was appointed President of the company in 1972. Mr. Kilpatrick is active in all aspects of Elgar's business.

    SAMUEL A. LEWIS, Vice President--Sales and Marketing of Elgar, with 25 years of experience in the test and measurement equipment industry, including 19 years with Elgar, is responsible for leading Elgar's sales efforts. Mr. Lewis, who began his career with Elgar in 1972, re-joined Elgar in January 1988 after spending the prior six years as the North American Sales Manager for Wavetek Corporation, a test and measurement company. At Wavetek, Mr. Lewis spearheaded the creation of a central sales management organization, set up area sales offices, and managed 18 representative organizations with 130 sales people. Prior to beginning work with Wavetek in 1982, Mr. Lewis spent nine years with Elgar in the positions of Customer Service Manager and National Sales Manager.

    CHRISTOPHER W. KELFORD, Vice President--Finance, Chief Financial Officer and Treasurer of Elgar and EHI, has been with Elgar since August 1990. Prior to joining Elgar, Mr. Kelford spent 12 years with TRW LSI Products, Inc., a semiconductor manufacturer, advancing from Finance Manager to Controller during that time. Mr. Kelford had significant experience in modernizing information infrastructures, overseeing foreign operations and managing the due diligence phases of five merger and acquisition transactions.

    NORMAND PRECOURT, Vice President--Engineering of Elgar, has been with Elgar since July 1990. Prior to that time, Mr. Precourt was with Cipher Data Products, a computer peripherals company, advancing from Engineering Group Leader to Vice President, Engineering Technology during that time.

    RONALD GARRETT, Vice President--Operations of Elgar, joined Elgar in June 1992. Prior to that time, Mr. Garrett directed major "start up" operations at Sequent Computer, Memorex and the Automated Test System Division of John Fluke Manufacturing. In addition, Mr. Garrett gained extensive background in power electronics while serving as the senior manufacturing executive at both ACDC Electronics and the Qualidyne Division of Lambda Power Systems. Mr. Garrett is recognized for turnaround conversion of factory job shops to production process control operations.

    DANIEL E. DONATI, Vice President--Program Management of Elgar, joined Elgar in September 1991 and is responsible for overseeing Elgar's Space Systems and CASS Program operations. Prior to that time, Mr. Donati spent over 12 years with Aerojet Electronics Systems and Walt Disney where he gained valuable program management, operations and engineering experience.

    THOMAS ERICKSON, Vice President--Human Resources of Elgar, joined Elgar in October 1983. Prior to that time, he spent seven years at Solar Turbines as its Human Resources Manager.

    JOHN F. LEHMAN, who is a Director of EHI and Elgar, is a Managing Principal of Lehman. Prior to founding Lehman in 1990, Dr. Lehman was an investment banker with PaineWebber, Inc. from 1988 to 1990, and served as a Managing Director in Corporate Finance. Dr. Lehman served for six years as Secretary of the Navy, was a member of the National Security Council Staff, served as a delegate to the Mutual Balanced Force Reductions negotiations and was the Deputy Director of the Arms Control and Disarmament Agency. Dr. Lehman served as Chairman of the Board of Directors of Sperry Marine, Inc., and is a member of the Board of Directors of Sedgwick Group plc, Ball Corporation, ISO Inc. and Burke Industries, Inc., and is currently Vice Chairman of the Princess Grace Foundation, a director of OpiSail Foundation and a trustee of Spence School.

    DONALD GLICKMAN, who is Vice President and a Director both EHI and Elgar, is a Managing Principal of Lehman. From February 1998 to May 1998, Mr. Glickman was President of EHI. For the past five years, Mr. Glickman has also been the President of Donald Glickman Company, Inc., which together with Lehman, acquires as principal significant corporations in aerospace, marine and defense industries. Prior to forming Donald Glickman Company, Inc., Mr. Glickman was a principal of the Peter J. Solomon Company, a Managing Director of Shearson Lehman Brothers Merchant Banking Group and Senior Vice President and Regional Head of The First National Bank of Chicago. Mr. Glickman served as an armored calvary officer in the Seventh U.S. Army. Mr. Glickman is currently a director of Cal-Tex Industries, Inc., Monro Muffler Brake, Inc. and Burke Industries, Inc. and is a trustee of MassMutual Corporate Investors, MassMutual Participation Investors and Wolf Trap Foundation for the Performing Arts.

    GEORGE SAWYER, who is a Director of EHI and Elgar, has been affiliate with Lehman for the past five years. From 1993 to 1995, Mr. Sawyer served as the President and Chief Executive Officer of Sperry Marine, Inc. Prior to that time, Mr. Sawyer held a number of prominent positions in private industry and in the U.S. government, including serving as the President of John J. McMullen Associates, the President and Chief Operating Officer of TRE Corporation, the Vice President of International Operations for Bechtel Corporation and the Assistant Secretary of the Navy for Shipbuilding and Logistics under Dr. Lehman. Mr. Sawyer is currently a director of Burke Industries, Inc.

    KEITH OSTER, who is Secretary and a Director of each of EHI and Elgar, is a Principal of Lehman. Mr. Oster joined Lehman in 1992 and is principally responsible for financial structuring and analysis. Prior to joining Lehman, Mr. Oster was with the Carlyle Group, where he was responsible for analyzing acquisition opportunities and arranging debt financing, and was a Senior Financial Analyst with Prudential-Bache Capital Funding, working in the Mergers, Acquisitions and Leveraged Buyout Department. Mr. Oster is currently a director of Burke Industries, Inc.

    JOSEPH A. STROUD, who is a Director of EHI and Elgar, is a Principal of Lehman. Mr. Stroud joined Lehman in 1996 and is responsible for managing the financial and operational aspects of portfolio company value-enhancement. Prior to joining Lehman, Mr. Stroud was the Chief Financial Officer of

Sperry Marine, Inc. from 1993 until the company was purchased by Litton Industries, Inc. in 1996. From 1989 to 1993, Mr. Stroud was Chief Financial Officer of the Accudyne and Kilgore Corporations.

    WILLIAM PAUL is a Director of EHI and Elgar. Mr. Paul began his career with United Technologies Corporation ("UTC") at its Sikorsky Aircraft division in 1955. Mr. Paul progressed through a succession of several technical and managerial positions while at Sikorsky, including Vice President of Engineering and Programs and Executive Vice President and Chief Operating Officer, and in 1983 was named President and Chief Executive Officer of Sikorsky Aircraft. In 1994, Mr. Paul was appointed as the Executive Vice President of UTC, Chairman of UTC's international operations and became a member of UTC's management executive committee. Mr. Paul retired from these positions in 1997 and remains a consultant to UTC. Mr. Paul is a Fellow of the American Institute of Aeronautics and a Fellow of the Royal Aeronautical Society.

    BRUCE D. GORCHOW, who is a Director of EHI and Elgar, is a member of the investment advisory board of Lehman. Since 1991, Mr. Gorchow has been Executive Vice President and head of the Private Finance Group of PPM America, Inc. Mr. Gorchow is also a Director of Global Imaging Systems, Inc., Leiner Health Products, Inc., Tomah Products, Inc. and Burke Industries, Inc. and is an investment director of several investment limited partnerships. Mr. Gorchow also represents PPM America, Inc. on the boards of ten of its portfolio companies. Prior to his position at PPM America, Mr. Gorchow was a Vice President at Equitable Capital Management, Inc.

    GLENN A. YOUNGKIN, who is a Director of EHI and Elgar, is a Vice President of The Carlyle Group, where he has been employed since 1995. Prior to that time, Mr. Youngkin was a consultant with McKinsey & Company, a global management consulting firm, from 1994 to 1995. From 1990 to 1992, Mr. Youngkin worked in the Natural Resources Group of CS First Boston where he structured and executed merger and acquisition transactions and capital market financings. Mr. Youngkin is currently a director of InSight Health Services Corp. and represents The Carlyle Group on the boards of two of its portfolio companies.

CERTAIN RIGHTS OF HOLDERS OF REDEEMABLE PREFERRED STOCK

    Under certain circumstances, the holders of the Series A Redeemable Preferred Stock may have the right to elect a majority of EHI's directors. See "Description of Preferred Stock and Warrants-- Redeemable Preferred Stock--Voting Rights."

COMMITTEES OF THE BOARD OF DIRECTORS

    AUDIT COMMITTEE. The Audit Committee of the Board of Directors is comprised of Messrs. Glickman, Paul and Stroud. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the scope and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls.

    COMPENSATION COMMITTEE. The Compensation Committee of the Board of Directors is comprised of Messrs. Glickman, Lehman and Sawyer. The Compensation Committee makes recommendations concerning the salaries and incentive compensation of employees of and consultants to the Company, and oversees and administers the Company's stock option plans.

COMPENSATION OF DIRECTORS

    Other than Mr. Kilpatrick, directors will receive customary directors' fees for their services. In addition, the Company will pay Lehman certain fees for various management, consulting and financial planning services, including assistance in strategic planning, providing market and financial analyses, negotiating and structuring financing and exploring expansion opportunities. See "Certain Relationships and Related Transactions."

EXECUTIVE COMPENSATION

    The following table sets forth for the fiscal years ended April 3, 1996, March 29, 1997 and March 28, 1998 the historical compensation for services to the Company of the Chief Executive Officer and the four other most highly compensated executive officers of the Company as of March 28, 1998 (collectively, the "Named Executive Officers").

                                                                                            LONG-TERM
                                                                                          COMPENSATION
                                                                  ANNUAL COMPENSATION(1)  -------------
                                                                                           SECURITIES      ALL OTHER
                                                                  ----------------------   UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION                          FISCAL YEAR  SALARY($)  BONUS($)(2)     OPTIONS          ($)
---------------------------------------------------  -----------  ---------  -----------  -------------  -------------
Kenneth R. Kilpatrick..............................        1998     182,879     102,900        --             --
  President and Chief Executive Officer, EHI and           1997     175,491    47,260          --             --
 Elgar                                                     1996     165,975    112,220         --             --

                                                           1998     115,521      40,400        --             --
Samuel A. Lewis....................................        1997     110,165      18,505        --             --
  Vice President--Sales and Marketing of Elgar             1996     105,302      43,941        --             --

Christopher W. Kelford.............................        1998     106,150      37,200        --             --
  Vice President--Finance, Chief Financial Officer         1997     101,024      16,854        --             --
 and Treasurer of EHI and Elgar                            1996      95,796      40,020        --             --

                                                           1998     119,649      42,100        --             --
Normand Precourt...................................        1997     114,793      19,372        --             --
  Vice President--Engineering of Elgar                     1996     110,294      46,001        --             --

                                                           1998     104,423      44,200        --             --
Ronald Garrett.....................................        1997     100,293      20,225        --             --
  Vice President--Operations of Elgar                      1996      95,662      48,024        --             --

------------------------------

(1) Perquisites and other personal benefits paid in the periods presented for the Named Executive Officers aggregated less than the lesser of (i) $50,000 and (ii) 10% of the total annual salary and bonus set forth in the columns entitled "Salary" and "Bonus" for each Named Executive Officer and, accordingly, are omitted from the table as permitted by the rules of the Commission.

(2) Annual bonuses are indicated for the fiscal year in which they were earned and accrued. Annual bonuses for any fiscal year are generally paid in the following fiscal year.

EMPLOYMENT AGREEMENTS

    In connection with the Recapitalization, the Company entered into employment agreements (each, an "Employment Agreement") with several key executives. Generally, each Employment Agreement provides for the executive's continued employment with the Company post-Recapitalization at an annual salary, bonus and with such other employment-related benefits comparable to those received by such executive immediately prior to the Recapitalization. Each Employment Agreement may be terminated by either party upon 30 days' prior written notice. If an executive is terminated under certain conditions, then the executive shall be entitled to payment of his annual base salary for a period of one year following the date of such termination. Each Employment Agreement contains provisions prohibiting the executive, during the period of his employment with the Company and for two years thereafter, from directly or indirectly engaging in competition with the Company. Each Employment Agreement also contains provisions requiring the executive to maintain the confidentiality of certain information related to the Company.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the ownership of the Common Stock as of March 28, 1998 by (i) each director, (ii) each of the Named Executive Officers, (iii) all executive officers and directors as a group and (iv) each person who is the beneficial owner of more than 5% of the outstanding Common Stock. All fully diluted ownership percentages indicated below exclude the dilution attributable to the Convertible Preferred Stock issued in connection with the Power Ten Acquisition.

                                                                                   PERCENTAGE OF
                                                                       NUMBER OF       SHARES
NAME OF INDIVIDUAL OR ENTITY(1)                                        SHARES(2)   OUTSTANDING(3)
--------------------------------------------------------------------  -----------  --------------
JFL-EEC(4)..........................................................   1,901,400         71.7%
John F. Lehman(5)...................................................   1,901,400         71.7
Donald Glickman(5)..................................................   1,901,400         71.7
George Sawyer(5)....................................................   1,901,400         71.7
Keith Oster(5)......................................................   1,901,400         71.7
Joseph Stroud(5)....................................................   1,901,400         71.7
Kenneth R. Kilpatrick...............................................      60,000          2.3
Samuel A. Lewis.....................................................      40,000          1.5
Christopher W. Kelford..............................................      28,000          1.1
Normand Precourt....................................................      25,000            *
Ronald Garrett......................................................      12,000            *
Bruce D. Gorchow(6).................................................      --               --
William Paul(7).....................................................      --               --
Glenn A. Youngkin...................................................      --               --
Jackson National Life Insurance Company(8)..........................     278,750         10.5
All directors and executive officers as a group (17 persons)........   2,151,400         81.1

------------------------------

*   Less than 1%

(1) The address of JFL-EEC and Messrs. Lehman, Glickman, Sawyer, Oster and Stroud is 2001 Jefferson Davis Highway, Suite 607, Arlington, Virginia 22202. The address of Mr. Gorchow and Jackson National Life Insurance Company ("Jackson National") is 225 West Wacker Drive, Chicago, Illinois 60606. The address of Mr. Paul is 21 Springwood Drive, Trumbull, Connecticut 06611. The address of Mr. Youngkin is c/o The Carlyle Group, 1001 Pennsylvania Avenue, N.W., Suite 2205, Washington, D.C. 20004.

(2) As used in this table, beneficial ownership means the sole or shared power to vote, or to direct the voting of a security, or the sole or shared power to dispose, or direct the disposition of, a security.

(3) Computed based upon the total number of shares of Common Stock outstanding and the number of shares of Common Stock underlying options or warrants held by that person exercisable within 60 days of March 28, 1998. In accordance with Rule 13(d)-3 of the Exchange Act, any Common Stock that will not be outstanding within 60 days of March 28, 1998 that is subject to options or warrants exercisable within 60 days of March 28, 1998 is deemed to be outstanding for the purpose of computing the percentage of outstanding shares of the Common Stock owned by the person holding such options or warrants, but is not deemed to be outstanding for the purpose of computing the percentage of outstanding shares of the Common Stock owned by any other person.

(4) JFL-EEC is a Delaware limited liability company that is an affiliate of Lehman. Through JFL-EEC, J.F. Lehman Equity Investors I, L.P. ("JFLEI"), also an affiliate of Lehman, beneficially owns 62.2% of the Common Stock. Each of Messrs. Lehman, Glickman, Sawyer, Oster and Stroud, either directly (whether through ownership interest or position) or through one or more intermediaries, may be deemed to control JFL-EEC, Lehman and JFLEI. Lehman and JFLEI may be deemed to control the voting and disposition of the shares of the Common Stock owned by JFL-EEC. Accordingly, for certain purposes, Messrs. Lehman, Glickman, Sawyer, Oster and Stroud may be deemed to be beneficial owners of the shares of Common Stock owned by JFL-EEC.

(5) Includes the shares beneficially owned by JFL-EEC, of which Messrs. Lehman, Glickman, Sawyer, Oster and Stroud are affiliates.

(6) Mr. Gorchow is on the investment advisory board of Lehman and is an executive officer of PPM America, Inc., the agent for Jackson National.

(7) Mr. Paul is a limited partner in an affiliate of JFLEI.

(8) All shares are obtainable upon the exercise of the Warrants. Some of the Warrants are held by affiliates of Jackson National. See "The
    Recapitalization" and "Description of Preferred Stock and Warrants." Jackson National is a noncontrolling member of JFL-EEC.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MANAGEMENT PARTICIPATION IN THE RECAPITALIZATION

    COMMON STOCK. In connection with the Recapitalization, certain executive officers of the Company and other members of management (41 individuals in the aggregate) received Recapitalization Consideration comprising an aggregate of approximately $9.2 million in cash and a 9.4% interest in the Common Stock on a fully diluted basis (without giving effect to the Convertible Preferred Stock issued in connection with the Power Ten Acquisition). See "The Recapitalization" and "Security Ownership of Certain Beneficial Owners and Management."

MANAGEMENT AGREEMENT

    Pursuant to the terms of a ten-year Management Agreement, dated the Closing Date (the "Management Agreement"), among Lehman, EHI and Elgar, (i) upon consummation of the Recapitalization, EHI paid to Lehman a transaction fee in the amount of $1,000,000 and (ii) Elgar has agreed to pay Lehman an annual management fee of $500,000 that commenced accruing on the Closing Date and is payable in advance on a semi-annual basis thereafter. As consideration for services rendered in connection with the Power Ten Acquisition, Elgar paid to Lehman an acquisition fee of $425,000 pursuant to the Management Agreement.

SHAREHOLDERS AGREEMENT

    In connection with the Recapitalization, the Company and JFL-EEC, the Continuing Shareholders and, in their capacity as Warrantholders, Jackson National, Indosuez Electronics Partners ("Indosuez") and Old Hickory Fund I, L.L.C. ("Old Hickory") (collectively, the "Shareholders") entered into a Shareholders Agreement (the "Shareholders Agreement"), the principal terms of which are summarized below:

    CERTAIN VOTING RIGHTS. Pursuant to the Shareholders Agreement, so long as Jackson National holds in the aggregate Warrants and shares obtained upon exercise of the Warrants representing at least seventy-five percent (75%) of the Warrants initially issued to it, Jackson National shall have the right to designate one Director. So long as the Common Stock held by the Non-Management Continuing Shareholders constitutes in the aggregate at least five percent (5%) of the issued and outstanding Common Stock, then the Non-Management Continuing Shareholders shall have the right to designate one Director. Subject to the rights of the holders of the Redeemable Preferred Stock to elect Directors upon the occurrence of certain events pursuant to the Certificate of Designations governing the Redeemable Preferred Stock, JFL-EEC is entitled to designate all Directors of the Company not designated by Jackson National or the Non-Management Continuing Shareholders.

    RESTRICTIONS ON TRANSFER. The shares of the Common Stock held by each of the parties to the Shareholders Agreement, and certain of their transferees, are subject to restrictions on transfer. Shares of Common Stock may be transferred only to certain related transferees, including, (i) in the case of individual Shareholders, family members or their legal representatives or guardians, heirs and legatees and trusts, partnerships and corporations the sole beneficiaries, partners or shareholders, as the case may be, of which are family members, (ii) in the case of partnership or limited liability company Shareholders, the partners or members of such partnership or limited liability company, as the case may be, (iii) in the case of corporate Shareholders, affiliates of such corporation and (iv) transferees of shares sold in transactions complying with the applicable provisions of the Right of First Offer or the Tag-Along or Drag-Along Rights (as each term is defined below.)

    RIGHTS OF FIRST OFFER. If any Shareholder desires to transfer any shares of the Common Stock or Warrants (other than pursuant to certain permitted transfers), all other Shareholders have a right of first offer (the "Right of First Offer") to purchase the shares or warrants (the "Subject Shares") upon such terms and subject to such conditions as are set forth in a notice (a "First Offer Notice") sent by the selling Shareholder to such other Shareholders. If the Shareholders elect to exercise their Rights of First Offer with respect to less than all of the Subject Shares, EHI has a right to purchase all of the Subject Shares that the Shareholders have not elected to purchase. If the Shareholders receiving the First Offer Notice and EHI wish to exercise their respective rights of first offer with respect to less than all of the Subject Shares, the selling Shareholder may solicit offers to purchase all (but not less than all) of the Subject Shares upon such terms and subject to such conditions as are, in the aggregate, no less favorable to the selling Shareholder than those set forth in the First Offer Notice.

    SUBSCRIPTION OFFER WITH RESPECT TO PRIMARY ISSUANCES. The Shareholders Agreement provides that EHI is not permitted to issue equity securities, or securities convertible into equity securities, to any person unless EHI has offered to issue to each of the other Shareholders, on a PRO RATA basis, an opportunity to purchase such securities on the same terms, including price, and subject to the same conditions as those applicable to such person.

    TAG-ALONG RIGHTS. The Shareholders Agreement provides that, if the Shareholders and EHI fail to exercise their respective rights of first refusal with respect to all of the Subject Shares, the Shareholders have the right to "tag along" (the "Tag-Along Right") upon the sale of the Common Stock by certain Shareholders pursuant to a third-party offer.

    DRAG-ALONG RIGHTS. The Shareholders Agreement provides that, subject to certain conditions, if one or more Shareholders holding a majority of the Common Stock (the "Majority Shareholders") propose to sell all of the Common Stock owned by the Majority Shareholders, the Majority Shareholders have the right (the "Drag-Along Right") to compel the other Shareholders to sell all of the shares of Common Stock held by such other Shareholders upon the same terms and subject to the same conditions as the terms and conditions applicable to the sale by the Majority Shareholders.

    REGISTERED OFFERINGS. The shares of Common Stock may be transferred in a bona fide public offering for cash pursuant to an effective registration statement (a "Registered Offering") without compliance with the provisions of the Shareholders Agreement related to the Right of First Offer or the Tag-Along or Drag-Along Rights.

    LEGENDS. The shares of Common Stock subject to the Shareholders Agreement bear a legend related to the Right of First Offer and the Tag-Along and Drag-Along Rights, which legend will be removed when the shares of Common Stock are, pursuant to the terms of the Shareholders Agreement, no longer subject to the restrictions on transfer imposed by the Shareholders Agreement.

    REGISTRATION RIGHTS. Pursuant to the terms of the Shareholders Registration Rights Agreement, dated as of February 3, 1998, among the Company and the Shareholders, JFL-EEC and certain other shareholders are entitled to one "demand" and unlimited piggyback registration rights, subject to additional customary rights and limitations.

    TERM. The term of the Shareholders Agreement is 10 years from the Closing Date, subject to earlier termination under certain conditions and upon certain events.

REGISTRATION RIGHTS FOR WARRANTHOLDERS

    The holders of the shares issuable upon exercise of the Warrants are entitled to one "demand" registration right at any time on or after the later of
(i) the fifth anniversary of the Closing Date and (ii) the 181st day after completion of EHI's initial public offering of its Common Stock, subject to additional customary rights and limitations. In addition, holders of the shares issuable upon exercise of the Warrants are entitled to unlimited "piggyback" registration rights after the date of EHI's initial public offering of its Common Stock, subject to customary rights and limitations. See "Description of Preferred Stock and Warrants-Registration Rights for Warrant Shares."

INDEMNIFICATION OF OFFICERS AND DIRECTORS

    EHI's Certificate of Incorporation contains provisions eliminating the personal liability of directors for monetary damages for breaches of their duty of care, except in certain prescribed circumstances. EHI's Bylaws also provide that directors and officers will be indemnified to the fullest extent authorized by Delaware law, as it now stands or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of the Company. EHI's Bylaws provide that the rights of directors and officers to indemnification is not exclusive of any other right now possessed or hereinafter acquired under any statute, agreement or otherwise.

                              DESCRIPTION OF NOTES

    Except as otherwise indicated below, the following summary applies to both the Old Notes and the New Notes. As used herein, the term "Notes" shall mean the Old Notes and the New Notes, unless otherwise indicated.

    The form and terms of the New Notes are substantially identical to the form and terms of the Old Notes, except that the New Notes (i) will be registered under the Securities Act, (ii) will not provide for payment of Additional Interest, which terminates upon consummation of the Exchange Offer and (iii) will not bear any legends restricting transfer thereof. The New Notes will be issued solely in exchange for an equal principal amount of Old Notes. As of the date hereof, $90.0 million aggregate principal amount of Old Notes is outstanding. See "The Exchange Offer."

GENERAL

    The Old Notes were issued and the New Notes will be issued under the Indenture. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "TIA"), and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the TIA as in effect on the date of the Indenture. A copy of the Indenture is available as set forth under "Additional Information." The definitions of certain capitalized terms used in the following summary are set forth below under "--Certain Definitions." For purposes of this section, references to the "Company" initially are to JFL-EEC Merger Sub Co. and, following the merger of JFL-EEC Merger Sub Co. with and into Carlyle-EEC Holdings, Inc., are to the corporation surviving such merger, and in each case do not include the Subsidiaries of Carlyle-EEC Holdings, Inc. or such surviving corporation.

    The Notes will be senior unsecured obligations of the Company, ranking PARI PASSU in right of payment with all other unsubordinated obligations of the Company and senior in right of payment to all subordinated obligations of the Company. The Notes will also be effectively subordinated to (i) all senior secured Indebtedness of the Company and its Subsidiaries (including Indebtedness under the New Credit Facility) to the extent of the value of the assets securing such Indebtedness and (ii) all Indebtedness of the Company's Subsidiaries (other than Restricted Subsidiaries that are parties to the Note Guarantees).

    The Old Notes were issued, and the New Notes will be issued, in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the Trustee will act as Paying Agent and Registrar for the Notes. The Notes may be presented for registration or transfer and exchange at the offices of the Registrar, which initially will be the Trustee's corporate trust office. The Company may change any Paying Agent and Registrar without notice to holders of the Notes (the "Holders"). The Company will pay principal (and premium, if any) on the Notes at the Trustee's corporate office in New York, New York. At the Company's option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered address of Holders. Any Notes that remain outstanding after the completion of the Exchange Offer, together with the New Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture.

PRINCIPAL, MATURITY AND INTEREST

    The Notes are limited in aggregate principal amount to $150.0 million, $90.0 million in aggregate principal amount of which was issued in the Prior Offering, and will mature on February 1, 2008. Additional amounts may be issued from time to time, subject to the limitations set forth under "--Certain Covenants-- Limitation on Additional Indebtedness." Interest on the Notes will accrue at the rate of 9 7/8% per annum and will be payable semiannually in cash on each February 1 and August 1, commencing on August 1, 1998, to the persons who are registered Holders at the close of business on the January 15 and July 15 immediately preceding the applicable interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date

    The Notes will not be entitled to the benefit of any mandatory sinking fund.

REDEMPTION

    OPTIONAL REDEMPTION. The Notes will be redeemable, at the Company's option, in whole at any time or in part from time to time, on and after February 1, 2003, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on February 1 of the year set forth below, plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption:

YEAR                                                                               PERCENTAGE
---------------------------------------------------------------------------------  -----------
2003.............................................................................     104.938%

2004.............................................................................     103.292%

2005.............................................................................     101.646%

2006 and thereafter..............................................................     100.000%

    OPTIONAL REDEMPTION UPON PUBLIC EQUITY OFFERINGS. At any time, or from time to time, on or prior to February 1, 2001, the Company may, at its option, use the net cash proceeds of one or more Public Equity Offerings (as defined below) to redeem up to 35% of the sum of (i) the initial aggregate principal amount of Notes issued in the Prior Offering and (ii) the respective initial aggregate principal amounts of Notes issued under the Indenture after the Issue Date, at a redemption price equal to 109.875% of the principal amount thereof plus accrued and unpaid interest thereon and Additional Interest, if any, to the date of redemption; PROVIDED that at least 65% of the sum of (i) the initial aggregate principal amount of Notes issued in the Prior Offering and (ii) the respective initial aggregate principal amounts of Notes issued under the Indenture after the Issue Date remains outstanding immediately after any such redemption. In order to effect the foregoing redemption with the proceeds of any Public Equity Offering, the Company shall make such redemption not more than 120 days after the consummation of any such Public Equity Offering.

    As used in the preceding paragraph, "Public Equity Offering" means an underwritten public offering of Qualified Capital Stock of the Company pursuant to a registration statement filed with the Commission in accordance with the Securities Act.

    OPTIONAL REDEMPTION UPON CHANGE OF CONTROL. Upon the occurrence of a Change of Control prior to February 1, 2003, the Notes will be redeemable, in whole or in part, at the option of the Company, upon not less than 30 nor more than 60 days prior notice to each holder of Notes to be redeemed, at a redemption price equal to the sum of (i) the then outstanding principal amount thereof plus (ii) accrued and unpaid interest thereon and Additional Interest, if any, to the redemption date plus (iii) the Applicable Premium. The following definitions are used to determine the Applicable Premium:

    "Applicable Premium" is defined, with respect to a Note, as the greater of
(i) 1% of the then outstanding principal amount of such Note and (ii) the excess of (A) the present value of the remaining required interest and principal payments due on such Note (exclusive of accrued and unpaid interest), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the then outstanding principal amount of such Note.

    "Treasury Rate" is defined as the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as complied and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the date fixed for prepayment (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining Weighted Average Life to Maturity of the Notes; PROVIDED; HOWEVER, that if the Weighted Average Life to Maturity of the Notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the Weighted Average Life to Maturity of the Notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

SELECTION AND NOTICE OF REDEMPTION

    In the event that less than all of the Notes are to be redeemed at any time, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed or, if such Notes are not then listed on a national securities exchange, on a PRO RATA basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Notes of a principal amount of $1,000 or less shall be redeemed in part; PROVIDED, FURTHER, that if a partial redemption is made with the proceeds of a Public Equity Offering, selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a PRO RATA basis or on as nearly a PRO RATA basis as is practicable (subject to DTC procedures), unless such method is otherwise prohibited. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

NOTE GUARANTEESS

    Each Subsidiary Guarantor will unconditionally guarantee, on a senior unsecured basis, jointly and severally, to each Holder and the Trustee, the full and prompt performance of the Company's obligations under the Indenture and the Notes, including the payment of principal of and interest on the Notes. The Note Guaranteess will be effectively subordinated in right of payment to all existing and future secured Indebtedness of the related Subsidiary Guarantor to the extent of the value of the assets securing such Indebtedness.

    The obligations of each Subsidiary Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Note Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Subsidiary Guarantor under the Note Guarantees not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

    Each Subsidiary Guarantor that makes a payment or distribution under a Note Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor in an amount PRO RATA, based on the net assets of each Subsidiary Guarantor, determined in accordance with GAAP.

    Each Subsidiary Guarantor may consolidate with or merge into or sell its assets to the Company or another Subsidiary Guarantor that is a Restricted Subsidiary of the Company, or with other Persons upon the terms and conditions set forth in the Indenture. See "--Certain Covenants--Merger, Consolidation and Sale of Assets." In the event all of the Capital Stock of a Subsidiary Guarantor is (or all or substantially all of the assets of a Subsidiary Guarantor are) sold by the Company and the sale complies with the provisions set forth in "--Certain Covenants--Limitation on Asset Sales," the Subsidiary Guarantor's Note Guarantee will be released. See "--Certain Covenants--Limitation of Guarantees by Restricted Subsidiaries."

    Separate financial statements of the Subsidiary Guarantors are not included herein because such Subsidiary Guarantors are jointly and severally liable with respect to the Company's obligations pursuant to the Notes, and the aggregate net assets, earnings and equity of the Subsidiary Guarantors and the Company are substantially equivalent to the net assets, earnings and equity of the Company on a consolidated basis.

CHANGE OF CONTROL

    The Indenture provides that upon the occurrence of a Change of Control, unless irrevocable notice of redemption for all of the Notes is given within 30 days after the occurrence of such Change of Control in accordance with the provisions of "--Redemption--Optional Redemption Upon a Change of Control," each Holder will have the right to require that the Company purchase all or a portion of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase.

    Within 30 days following the date upon which the Change of Control occurred, unless irrevocable notice of redemption for all of the Notes shall then have been given in accordance with the provisions of "--Redemption--Optional Redemption Upon a Change of Control," the Company must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

    If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

    Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to a Holder's right to redemption upon a Change of Control. Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant liens on their property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders of Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

    The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

CERTAIN COVENANTS

    The Indenture contains, among others, the following covenants:

    LIMITATION ON INCURRENCE OF ADDITIONAL INDEBTEDNESS. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, or become liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (other than Permitted Indebtedness); PROVIDED, HOWEVER, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company and the Subsidiary Guarantors may incur Indebtedness (including, without limitation, Acquired Indebtedness) if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 2.0 to 1.0.

    For the purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness or is otherwise entitled to be incurred pursuant to this covenant, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such items of indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest and the accretion of accreted value will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

    The Company will not incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated in right of payment to any other Indebtedness of the Company unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate in right of payment to the Notes pursuant to subordination provisions that are substantively identical to the subordination provisions of such Indebtedness (or such agreement) that are most favorable to the holders of any other Indebtedness of the Company.

    LIMITATION ON RESTRICTED PAYMENTS. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, (a) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Equity Interests of the Company) on or in respect of shares of the Company's Capital Stock to holders of such Capital Stock, (b) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock, (c) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company that is subordinate or junior in right of payment to the Notes (except the prepayment, purchase, repurchase or other acquisition or retirement of Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of prepayment, purchase, repurchase or other acquisition or retirement) or (d) make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (a),
(b) (c) and (d) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment or immediately after giving effect thereto, (i) a Default or an Event of Default shall have occurred and be continuing or (ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant or

(iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined in good faith by the Board of Directors of the Company) shall exceed the sum of: (w) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company from the first day of the Company's first fiscal quarter commencing after the Issue Date to the last day of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such proposed Restricted Payment (the "Reference Date") (treating such period as a single accounting period); plus (x) 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Restricted Subsidiary of the Company) from (i) the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Equity Interests of the Company and (ii) Indebtedness or Disqualified Capital Stock that has been converted into or exchanged for Qualified Equity Interests together with the aggregate net cash proceeds received by the Company at the time of such conversion or exchange; plus (y) without duplication of any amounts included in clause (iii)(x) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company's Capital Stock; plus (z) an amount equal to the net reduction in Investment made pursuant to this first paragraph of the "Limitation on Restricted Payments" covenant in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary (except to the extent any such payment is included in the calculation of Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (determined and valued in each case as provided in the definition of "Investments"), not to exceed the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person.

    Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit: (1) the payment of any dividend or the consummation of any purchase or redemption within 60 days after the date of declaration of such dividend or the giving of any irrevocable notice in respect of any such purchase or redemption if the dividend or purchase or redemption would have been permitted on the date of declaration or the giving of such irrevocable notice; (2) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any shares of Capital Stock of the Company, either (i) solely in exchange for Qualified Equity Interests of the Company or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Company) of Qualified Equity Interests of the Company; (3) if no Default or Event of Default shall have occurred and be continuing, the purchase, redemption, defeasance or other acquisition or retirement for value of any Indebtedness of the Company that is subordinate or junior in right of payment to the Notes either (i) solely in exchange for Qualified Equity Interests of the Company, or
(ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Company) of (A) Qualified Equity Interests of the Company or (B) Refinancing Indebtedness; (4) to the extent constituting Restricted Payments, the Specified Affiliate Payments; (5)
(i) without limitation of the parenthetical in clause (a) of the preceding paragraph, the payment of any regular quarterly dividends in respect of the Redeemable Preferred Stock in the form of additional shares of Redeemable Preferred Stock having the terms and conditions set forth in the Certificate of Designations for the Redeemable Preferred Stock as in effect on the Issue Date; and (ii) commencing January 31, 2001, the payment of regular quarterly cash dividends (in the amount no greater than that provided for in the Certificate of Designations for the Redeemable Preferred Stock as in effect on the Issue Date), out of funds legally available therefor, on any of the shares of Redeemable Preferred Stock issued and outstanding on the Issue Date and on any shares of Redeemable Preferred Stock issued in payment of dividends made or subsequently issued in payment of dividends thereon in respect of such shares of Redeemable Preferred Stock outstanding on the Issue Date; PROVIDED that, at the time of and immediately after giving effect to the payment of such cash dividend, the Consolidated Fixed Charge Coverage Ratio, giving PRO FORMA effect to the payment of such dividend as if it had occurred at the beginning of the four full fiscal quarters immediately preceding the date on which the dividend is to be paid, would have been equal to at least 2.0 to 1.0 and (6) Restricted Payments in an aggregate amount not to exceed $2.5 million. In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the immediately preceding paragraph, amounts expended pursuant to clauses (1) without duplication, (2)(ii), 3(ii)(A), (4) (to the extent provided in the definition of "Specified Affiliate Payments"), (5)(ii) and (6) shall be included in such calculation and all other Restricted Payments permitted pursuant to this paragraph shall be excluded from such aggregate amount of Restricted Payments.

    Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an officers' certificate stating that such Restricted Payment complies with the Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed.

    In making the computations required by this covenant, (i) the Company may use audited financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of the Company for the remaining portion of such period and
(ii) the Company will be permitted to rely in good faith on the financial statements and other financial data derived from its books and records that are available on the date of determination. If the Company makes a Restricted Payment that, at the time of the making of such Restricted Payment, would in the good faith determination of the Company be permitted under the requirements of the Indenture, such Restricted Payment will be deemed to have been made in compliance with the Indenture notwithstanding any subsequent adjustments made in good faith to the Company's financial statements affecting Consolidated Net Income of the Company for any period.

    LIMITATION ON ASSET SALES. The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company's Board of Directors), (ii) at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and is received at the time of such disposition; PROVIDED that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet), of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or, in the case of liabilities of a Restricted Subsidiary, any Note Guarantee of such Subsidiary) that are assumed by the transferee of any such assets and (y) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days after receipt, shall be deemed to be cash for purposes of this clause (ii); PROVIDED, further, however, that this clause (ii) shall not apply to any sale of Capital Stock of or other Investments in Unrestricted Subsidiaries and (iii) upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 360 days of receipt thereof either (A) to prepay (and, in the case of any Indebtedness under any revolving credit facility, including the New Credit Facility, effect a permanent reduction in the availability under such revolving credit facility) any Indebtedness, (B) to make an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets that will be used in the business of the Company and its Restricted Subsidiaries as existing on the Issue Date or in businesses reasonably related thereto ("Replacement Assets"), or (C) a combination of prepayment and investment permitted by the foregoing clauses
(iii)(A) and (iii)(B). On the 361st day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (iii)(A), (iii)(B) and (iii)(C) of the next preceding sentence (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of such Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (iii)(A), (iii)(B) and
(iii)(C) of the next preceding sentence (each a "Net Proceeds Offer Amount") shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders on a PRO RATA basis, that amount of Notes issued under the Indenture equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; PROVIDED, HOWEVER, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest or dividends received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant. The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $10.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $10.0 million, shall be applied as required pursuant to this paragraph).

    In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under "--Merger, Consolidation and Sale of Assets," the successor corporation shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

    Notwithstanding the two immediately preceding paragraphs, the Company and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent (i) at least 75% of the consideration for such Asset Sale constitutes Replacement Assets and (ii) such Asset Sale is for fair market value; PROVIDED that any consideration not constituting Replacement Assets received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds subject to the provisions of the two preceding paragraphs.

    Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders will be purchased on a PRO RATA basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

    The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

    LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to (a) pay dividends or make any other distributions on or in respect of its Capital Stock; (b) make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or (c) transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of: (1) the Indenture; (2) any security or pledge agreements, leases or options (or similar agreements) containing customary restrictions on transfers of the assets encumbered thereby or leased or subject to option or on the transfer or subletting of the leasehold interest represented thereby; (3) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired; (4) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date; (5) any contracts for the sale of assets, including, without limitation, any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, pending the closing of such sale or disposition, PROVIDED that any such restriction relates solely to the assets that are the subject of such agreement; (6) restrictions on cash or other deposits or net worth imposed by leases entered into in the ordinary course of business; (7) customary provisions in joint venture agreements and other similar agreements;
(8) the New Credit Facility; (9) any agreement or instrument governing Capital Stock of any Person that is acquired; and (10) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of contracts, instruments or obligations referred to in clauses (1) through (10), provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, no more restrictive with respect to such dividend and other transfer restrictions than those contained in the dividend or other transfer restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

    LIMITATION ON PREFERRED STOCK OF RESTRICTED SUBSIDIARIES. The Company will not permit any of its Restricted Subsidiaries to issue any Preferred Stock (other than to the Company or to a Wholly Owned Restricted Subsidiary of the Company) or permit any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company) to own any Preferred Stock of any Restricted Subsidiary of the Company.

    LIMITATION ON LIENS. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, unless (i) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Notes, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens and (ii) in all other cases, the Notes are equally and ratably secured, except in each case for (A) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date; (B) Liens of the Company or a Restricted Subsidiary of the Company on assets of any Restricted Subsidiary of the Company; (C) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; PROVIDED, HOWEVER, that such Liens do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced; and (D) Permitted Liens.

    MERGER, CONSOLIDATION AND SALE OF ASSETS. The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person (except that MergerCo may merge with and into EHI as contemplated by the Recapitalization Agreement), or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and the Company's Restricted Subsidiaries) to any Person unless:
(i) either (1) the Company shall be the surviving or continuing corporation or
(2) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company's Restricted Subsidiaries substantially as an entirety (the "Surviving Entity") (x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, the Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed; (ii) immediately after giving effect to such transaction and the assumption contemplated by clause (i)(2)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "--Limitation on Incurrence of Additional Indebtedness" covenant; (iii) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (i)(2)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and (iv) the Company or the Surviving Entity shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

    For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

    Notwithstanding the foregoing clauses (ii), (iii) and (iv), (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company, and (b) the Company may merge with
(i) Elgar Electronics Corporation at any time following the Issue Date, or (ii) an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction.

    The Indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such surviving entity had been named as such.

    LIMITATIONS ON TRANSACTIONS WITH AFFILIATES. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary. All Affiliate Transactions (and each series of related Affiliate Transactions which are part of a common plan) involving aggregate payments or other property with a fair market value in excess of $2.5 million shall be approved by the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $7.5 million, the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

    (b) The restrictions set forth in clause (a) above shall not apply to (i) reasonable fees and compensation paid to and indemnity provided for the benefit of officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company's Board of Directors or senior management; (ii) transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the Indenture; (iii) the transactions and payments contemplated by any agreement as in effect as of the Issue Date (including, without limitation, the Recapitalization Agreement and the Management Agreement) or any amendment thereto or any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date; (iv) the payment to the Principals or their Related Parties and affiliates of annual management and advisory fees and related expenses; PROVIDED that the amount of such fees shall not exceed $500,000 per fiscal year; (v) loans and advances (or guarantees of third party loans) to officers or employees of the Company or any of its Restricted Subsidiaries in the ordinary course of business not to exceed $250,000 at any time outstanding; (vi) the payment of fees and expenses related to the Recapitalization; (vii) Permitted Investments and Restricted Payments permitted by the Indenture and (viii) any employment agreement, collective bargaining agreement, employee benefit plan, related trust agreement, indemnification agreement, benefit plan or similar arrangement for the benefit of directors, officers entered into in the ordinary course of business.

    (c) In addition, the last sentence of paragraph (a) shall not apply to (i) payments by the Company or any of its Restricted Subsidiaries to the Principals or their Related Parties and Affiliates for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisition or divestitures, which payments are approved by the Board of Directors of the Company in good faith, and (ii) Indebtedness permitted by paragraph (xiv) of the definition of "Permitted Indebtedness."

    LIMITATION OF GUARANTEES BY RESTRICTED SUBSIDIARIES. The Company will not permit any of its domestic Restricted Subsidiaries, directly or indirectly, by way of the pledge of any intercompany note or otherwise, to guarantee any Indebtedness of the Company unless, in any such case, (a) such Restricted Subsidiary executes and delivers a supplemental indenture to the Indenture providing a Note Guarantee by such Restricted Subsidiary and (b) if any such guarantee of such Restricted Subsidiary is provided in respect of Indebtedness that is expressly subordinated to the Notes, the guarantee or other instrument provided by such Restricted Subsidiary in respect of such subordinated Indebtedness shall be subordinated to the Note Guarantee pursuant to subordination provisions no less favorable to the Holders of the Notes than those contained in the Indenture.

    Notwithstanding the foregoing, any such Note Guarantee by a Restricted Subsidiary shall provide by its terms that it shall be automatically and unconditionally released and discharged, without any further action required on the part of the Trustee or any Holder, upon: (i) the unconditional release of such Restricted Subsidiary from its liability in respect of the Indebtedness in connection with which such Note Guarantee was executed and delivered pursuant to the preceding paragraph; (ii) any sale or other disposition (by merger or otherwise) to any Person which is not a Restricted Subsidiary of the Company of all of the Company's Capital Stock in, or all or substantially all of the assets of, such Restricted Subsidiary; PROVIDED that such sale or disposition of such Capital Stock or assets is otherwise in compliance with the terms of the Indenture, (iii) the designation of such Subsidiary as an Unrestricted Subsidiary in accordance with the provisions of the Indenture or (iv) the sale or other disposition of shares of Capital Stock of such Subsidiary to a Person other than the Company or a Restricted Subsidiary such that such Subsidiary ceases to constitute a Subsidiary of the Company, provided such disposition is otherwise in accordance with the provisions of the Indenture.

    CONDUCT OF BUSINESS. The Company and its Restricted Subsidiaries will not engage in any businesses which are not the same, similar or reasonably related or complementary to the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date (as determined in good faith by the Board of Directors of the Company).

    REPORTS TO HOLDERS. The Indenture provides that the Company will deliver to the Trustee within 15 days after the filing of the same with the Commission, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. The Indenture further provides that, notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the Commission from and after the commencement of an Exchange Offer or the effectiveness of the Shelf Registration Statement but in any event not later than 210 days after the Issue Date, to the extent permitted, and provide the Trustee and Holders with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. The Company will also comply with the other provisions of TIA Section 314(a).

EVENTS OF DEFAULT

    The following events are defined in the Indenture as "Events of Default":

    (i) the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 days;

    (ii) the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer);

   (iii) a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 60 days after written notice specifying the default (and demanding that such default be remedied) is given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

    (iv) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company and such failure continues for a period of 20 days or more, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $5.0 million or more at any time;

    (v) one or more judgments in an aggregate amount in excess of $5.0 million shall have been rendered against the Company or any of its Significant Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable; or

    (vi) certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries.

    If an Event of Default (other than an Event of Default specified in clause
(vi) above relating to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of and accrued interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same shall become immediately due and payable. If an Event of Default specified in clause (vi) above relating to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall IPSO FACTO become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

    The Indenture provides that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences (i) if the rescission would not conflict with any judgment or decree, (ii) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration, (iii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (iv) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances and (v) in the event of the cure or waiver of an Event of Default of the type described in clause (vi) of the description above of Events of Default, the Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

    The Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

    Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

    Under the Indenture, the Company is required to provide an officers' certificate to the Trustee promptly upon any Senior Officer obtaining actual knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Company may, at its option and at any time, elect to have the obligations of the Company and the Subsidiary Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance"), the Indenture and the Note Guaranteess. Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes and cured all then existing Defaults and Events of Default, except for (i) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due and of the defeasance trust referred to below, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments, (iii) the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Subsidiary Guarantors released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; (vii) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; (viii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that, subject to customary assumptions and exclusions, after the 91st day following the deposit, the trust funds will not be part of any "estate" formed by the bankruptcy or reorganization of the Company or subject to the "automatic stay" under the Bankruptcy Code or, in the case of Covenant Defeasance, will be subject to a first priority Lien in favor of the Trustee for the benefit of the Holders; and
(ix) certain other customary conditions precedent are satisfied. Notwithstanding the foregoing, the Opinion of Counsel required by clause (ii) above with respect to a Legal Defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable on the maturity date within one year or (z) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

SATISFACTION AND DISCHARGE

    The Indenture, the Notes and the Note Guarantees will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) the Company has paid all other sums payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

MODIFICATION OF THE INDENTURE

    From time to time, the Company and the Trustee, without the consent of the Holders, may amend the Indenture for any of the following purposes: (1) to evidence the succession of another person to the Company or any Subsidiary Guarantor and the assumption by any such successor of the covenants of the Company or any Subsidiary Guarantor in the Indenture and in the Notes; or (2) to add to the covenants of the Company or any Subsidiary Guarantor for the benefit of the Holders, or to surrender any right or power herein conferred upon the Company or any Subsidiary Guarantor; or (3) to add additional Events of Defaults; or (4) to provide for uncertificated Notes in addition to or in place of the certificated Notes; or (5) to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee; or (6) to secure the Notes or any Note Guarantee; or (7) to cure any ambiguity, to correct or supplement any provision in the Indenture that may be defective or inconsistent with any other provisions in the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture, provided that such actions pursuant to this clause (7) do not adversely affect the interests of the Holders in any material respect; or (8) to comply with any requirements of the Commission in order to effect and maintain the qualification of the Indenture under the TIA; or (9) to release any Subsidiary Guarantor from its Note Guarantee in accordance with the provisions of the Indenture (including in connection with a sale of all of the Capital Stock of such Subsidiary Guarantor). In formulating its opinion on the matters in clause (7), the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), except that, without the consent of each Holder affected thereby, no amendment may: (i) reduce the amount of Notes whose Holders must consent to an amendment; (ii) reduce the rate of or change the time for payment of interest, including defaulted interest, on any Notes; (iii) reduce the principal of or change the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor; (iv) make any Notes payable in money other than that stated in the Notes; (v) make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;
(vi) modify or change any provision of the Indenture or the related definitions affecting the ranking of the Notes; or (vii) release any Subsidiary Guarantor from any of its obligations under its Note Guarantee other than in accordance with the terms of the Indenture.

GOVERNING LAW

    The Indenture provides that it and the Notes are governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

THE TRUSTEE

    The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

    The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; PROVIDED that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

    Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

    "ACQUIRED INDEBTEDNESS" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

    "AFFILIATE" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

    "ASSET ACQUISITION" means (a) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (b) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

    "ASSET SALE" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Restricted Subsidiary of the Company of (a) any Capital Stock of any Restricted Subsidiary of the Company; or (b) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; PROVIDED, HOWEVER, that Asset Sales shall not include (i) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $500,000,
(ii) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company and the Restricted Subsidiaries of the Company (determined on a consolidated basis), or the consolidation or merger of the Company with any other Person, in each case as permitted under "--Merger, Consolidation and Sale of Assets," (iii) any disposition of property of the Company or any of its Restricted Subsidiaries that, in the reasonable judgment of the Company, has become uneconomic, obsolete or worn out, (iv) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "--Certain Covenants-Limitation on Restricted Payments" (including, without limitation, any formation of or contribution of assets to a joint venture), (v) leases or subleases, in the ordinary course of business, to third parties of real property owned in fee or leased by the Company or its Subsidiaries, (vi) the sale of inventory in the ordinary course of business, (vii) the sale of Cash Equivalents or (viii) the sale or discount, in each case without recourse (other than recourse for a breach of a representation or warranty) of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof.

    "BOARD OF DIRECTORS" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

    "BOARD RESOLUTION" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

    "BORROWING BASE" means, as of any date, an amount equal to the sum of (a) 85% of the face amount of all accounts receivable owned by the Company and its Restricted Subsidiaries as of such date that are not more than 90 days past due, and (b) 60% of the book value of all inventory owned by the Company and its Restricted Subsidiaries as of such date, all calculated on a consolidated basis and in accordance with GAAP. To the extent that information is not available as to the amount of accounts receivable or inventory as of a specific date, the Company may utilize the most recent available information for the purpose of calculating the Borrowing Base.

    "CAPITALIZED LEASE OBLIGATION" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

    "CAPITAL STOCK" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

    "CASH EQUIVALENTS" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's"); (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit, Eurodollar deposits or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank or any foreign branch of a U.S. bank, in each case, having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000;
(v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and
(vi) investments in money market funds with assets at least equal to $500.0 million.

    "CHANGE OF CONTROL" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture) other than to a Subsidiary of the Company, the Principals and their Related Parties; (ii) the liquidation or dissolution of the Company, other than in a transaction that complies with the provisions described under "--Certain Covenants--Consolidation, Merger and Sale of Assets"; (iii) any Person or Group (other than the Principals and their Related Parties) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; or (iv) the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

    "COMMON STOCK" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

    "CONSOLIDATED EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of (i) Consolidated Net Income and (ii) to the extent Consolidated Net Income has been reduced thereby, (A) all income taxes of such Person and its Restricted Subsidiaries accrued in accordance with GAAP for such period, (B) Consolidated Fixed Charges and (C) Consolidated Non-cash Charges LESS any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

    "CONSOLIDATED FIXED CHARGE COVERAGE RATIO" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a PRO FORMA basis for the period of such calculation to (i) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period and (ii) any asset sales, discontinuance of operations (as determined in accordance with GAAP) or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any PRO FORMA expense and cost reductions as determined in accordance with Regulation S-X under the Exchange Act) attributable to the assets which are the subject of the Asset Acquisition or asset sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale, discontinuance or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Acquisition or asset sale that would have required adjustment pursuant to this definition, then the Consolidated Fixed Charge Coverage Ratio shall be calculated giving PRO FORMA effect thereto as if such Asset Acquisition or asset sale had occurred at the beginning of the applicable Four Quarter Period. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio," (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and (2) notwithstanding clause
(1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements and (3) if it bears, at the option of the Company or the relevant Restricted Subsidiary of the Company, a fixed or floating rate of interest, interest thereon will be computed by applying, at the option of the Company, either the fixed or floating rate. For purposes of this definition, whenever PRO FORMA effect is to be given to a transaction, the PRO FORMA calculation shall be made in good faith by the Chief Financial Officer of the Company and ratified by the Board of Directors of the Company.

    "CONSOLIDATED FIXED CHARGES" means, with respect to any Person for any period, the sum, without duplication, of (i) Consolidated Interest Expense, plus
(ii) the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times
(y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal, PROVIDED that Consolidated Fixed Charges shall not include (x) gain or loss from extinguishment of debt, including write off of debt issuance costs, commissions, fees and expenses, (y) amortization of debt issuance costs, commissions, fees and expenses, or (z) customary commitment, administrative and transaction fees or charges.

    "CONSOLIDATED INTEREST EXPENSE" means, with respect to any Person for any period, the sum of, without duplication: (i) the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation, (a) any amortization of debt discount and amortization or write-off deferred financing costs, (b) the net costs under Interest Swap Obligations, (c) all capitalized interest and (d) the interest portion of any deferred payment obligation; and (ii) the interest component of Capitalized Lease Obligations accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

    "CONSOLIDATED NET INCOME" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; PROVIDED that there shall be excluded therefrom (a) after-tax gains or losses from Asset Sales or other sales of assets outside the ordinary course of business or abandonments or reserves relating thereto, (b) after-tax items classified as extraordinary or nonrecurring gains or losses, (c) solely for purposes of the covenant described under "--Certain Covenants--Limitation on Restricted Payments," the net income or loss of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Restricted Subsidiary of the referent Person, (d) the net income or loss of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise, except to the extent that such net income is actually paid to the Company or a Restricted Subsidiary thereof by loans, advances, intercompany transfers, principal payments or otherwise, (e) the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or subject to clause (d), to a Restricted Subsidiary of the referent Person by such Person,
(f) the fees, expenses and other costs incurred in connection with the Recapitalization, including payments to management contemplated by the Recapitalization Agreement; PROVIDED, HOWEVER, that Net Income shall be deemed to include any increases during such period to consolidated shareholder's equity of such Person attributable to tax benefits from net operating losses and the exercise of stock options that are not otherwise included in Net Income for such period.

    "CONSOLIDATED NON-CASH CHARGES" means, with respect to any Person, for any period, the (a) sum of (i) aggregate depreciation, amortization and other non-cash expenses or charges of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period (including amortization of goodwill, the non-cash costs of agreements evidencing Interest Swap Obligations, Currency Agreements, license agreements, non-competition agreements, non-cash amortization of Capitalized Lease Obligations or management fees, and organization costs), (ii) expenses and charges related to any equity offering or incurrence of Indebtedness permitted to be incurred by the Indenture (including any such expenses or charges relating to the Recapitalization), (iii) the amount of any restructuring charge or reserve, (iv) unrealized gains and losses from hedging, foreign currency or commodities translations and transactions, and (v) the amount of any reduction representing a minority interest in Subsidiary Guarantors, MINUS (b) any cash payment with respect to which a charge or reserve referred to in clause (a) was taken in a prior period, in each case, determined on a consolidated basis in accordance with GAAP.

    "CURRENCY AGREEMENT" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

    "DEFAULT" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

    "DISQUALIFIED CAPITAL STOCK" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to the final maturity date of the Notes; PROVIDED that (i) any Capital Stock that would not constitute Disqualified Capital Stock but for provisions therein giving holders thereof the right to cause the issuer thereof to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes will constitute Disqualified Capital Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions described under "--Change of Control" and (ii) the Redeemable Preferred Stock shall not constitute Disqualified Capital Stock.

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

    "FAIR MARKET VALUE" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. For purposes of the covenant described under "--Certain Covenants-Limitations on Asset Sales," fair market value shall be determined by the Board of Directors of the Company acting in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

    "INDEBTEDNESS" means with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) all indebtedness of such Person evidenced by bonds, debentures, notes or other similar instruments,
(iii) all Capitalized Lease Obligations of such Person, (iv) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business), (v) all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (vi) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (i) through (v) above and clause
(viii) below, (vii) all obligations of any other Person of the type referred to in clauses (i) through (vi) above which are secured by any lien on any property or asset of such Person, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation so secured, (viii) all obligations under currency agreements and interest swap agreements of such Person and (ix) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock. Subject to the directly preceding sentence, the amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interests, and (ii) the principal amount thereof in the case of any other Indebtedness. Notwithstanding the foregoing, (i) (a) Obligations of such Persons other than principal, (b) any liability for federal, state or local taxes or other taxes owed by such Person and (c) obligations with respect to performance and surety bonds and completion guarantees in the ordinary course of business will not be considered Indebtedness for purposes of this definition and
(ii) the accretion of original issue discount will not be considered the incurrence of Indebtedness.

    "INDEPENDENT FINANCIAL ADVISOR" means a firm (i) which does not, and whose directors, officers and employees or Affiliates do not, own more than 5% of the Capital Stock of the Company and (ii) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

    "INTEREST SWAP OBLIGATIONS" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

    "INVESTMENT" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, debentures or other securities or evidences of Indebtedness issued by, any other Person. "Investment" shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. For the purposes of the "Limitation on Restricted Payments" covenant, (i) "Investment" shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of and the fair market value of Investments (other than common stock) in any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary and (ii) the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of interest, dividends or distributions in connection with such Investment or any other amounts or assets received in respect of such Investment; PROVIDED that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, 100% of the outstanding Common Stock of such Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

    "ISSUE DATE" means February 3, 1998.

    "LIEN" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement and any lease in the nature thereof).

    "NET CASH PROCEEDS" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest or dividends) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of (a) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions), (b) taxes paid or payable, (c) repayment of Indebtedness that is secured by the subject assets or required to be repaid in connection with such Asset Sale, (d) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale and (e) amounts required to be paid to any person (other than the Company or any

Restricted Subsidiary) owning a beneficial interest (by way of Capital Stock of the Person owning such assets or otherwise) in the assets that are subject to the Asset Sale.

    "NEW CREDIT FACILITY" means the Amended and Restated Credit Agreement, dated as of February 3, 1998, as amended and restated as of May 29, 1998, among the Company, Elgar Electronics Corporation, the lenders party thereto in their capacities as lenders thereunder and Bankers Trust Company, as agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

    "NOTE GUARANTEE" means the guarantee of the Obligations of the Company with respect to the Notes by each Subsidiary Guarantor pursuant to the terms of the Indenture.

    "OBLIGATIONS" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other liabilities payable under the documentation governing any Indebtedness.

    "PERMITTED INDEBTEDNESS" means, without duplication, each of the following:

        (i) Indebtedness under the Notes issued in the Offering and any Note Guarantees;

        (ii) Indebtedness incurred pursuant to the New Credit Facility and/or one or more other credit facilities (including any guarantees of such Indebtedness) in an aggregate principal amount at any time outstanding not to exceed the greater of (x) $15 million, and (y) the amount of the Borrowing Base; less, in the case of preceding clause (x), any amount applied to the permanent reduction of such credit facilities pursuant to the "Limitation on Asset Sales" covenant;

       (iii) other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date;

        (iv) Indebtedness in respect of Interest Swap Obligations of the Company or any of its Restricted Subsidiaries; PROVIDED, HOWEVER, that such Interest Swap Obligations are entered into to protect the Company and its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the Indenture to the extent the notional principal amount of such Interest Swap Obligation does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

        (v) Indebtedness under Currency Agreements; PROVIDED that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

        (vi) Indebtedness of a Restricted Subsidiary of the Company to the Company or to a Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Wholly Owned Restricted Subsidiary of the Company or the lenders or collateral agent under the New Credit Facility; PROVIDED that if as of any date any Person other than the Company, a Wholly Owned Restricted Subsidiary of the Company or the lenders or collateral agent under the New Credit Facility owns or holds any such Indebtedness, such date shall be deemed the incurrence of Indebtedness;

       (vii) Indebtedness of the Company to a Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by a Wholly Owned Restricted Subsidiary of the Company or the lenders or collateral agent under the New Credit Facility; PROVIDED that (a) any Indebtedness of the Company to any Wholly Owned Restricted Subsidiary of the Company which is not a Subsidiary Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Indenture and the Notes and (b) if as of any date any Person other than a Wholly Owned Restricted Subsidiary of the Company owns or holds any such Indebtedness, such date shall be deemed the incurrence of Indebtedness;

      (viii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; PROVIDED, HOWEVER, that such Indebtedness is extinguished within three business days of incurrence;

        (ix) Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, issued in the ordinary course of business, including without limitation letters of credit in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding worker's compensation claims; PROVIDED, HOWEVER that upon the drawing of such letters of credit or other obligations, such obligations are reimbursed within 30 days following such drawing;

        (x) Indebtedness (A) represented by Capitalized Lease Obligations and Purchase Money Indebtedness of the Company and its Restricted Subsidiaries or (B) Indebtedness under purchase money mortgages or secured by purchase money security interests, in the case of (A) or (B) incurred for the purpose of leasing or financing or refinancing all or any part of the purchase price or cost of construction or improvement of any property (real or personal) or other assets that are used or useful in the business of the Company or such Restricted Subsidiary (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets and whether such Indebtedness is owed to the seller or Person carrying out such construction or improvement or to any third party), so long as (x) such Indebtedness is not secured by any property or assets of the Company or any Restricted Subsidiary other than the property or assets so leased, acquired (directly or indirectly), constructed or improved and (y) such Indebtedness is created within 90 days of the acquisition or completion of construction or improvement of the related property or asset, provided that the aggregate principal amount of Indebtedness under clause (A) and (B) does not exceed the greater of (a) $8.0 million or (b) 7.5% of Total Assets, and any Refinancing of Indebtedness permitted under clause (A) or (B) the aggregate amount of which does not exceed the greater of (a) $8.0 million or (b) 7.5% of Total Assets;

        (xi) Refinancing Indebtedness;

       (xii) Indebtedness of the Company or any Restricted Subsidiary consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock;

      (xiii) guarantees of Indebtedness otherwise permitted under the Indenture; and

       (xiv) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $10.0 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under the New Credit Facility).

    "PERMITTED INVESTMENTS" means (i) Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Restricted Subsidiary of the Company or that will merge or consolidate into the Company or a Restricted Subsidiary of the Company, (ii) Investments in the Company by any Restricted Subsidiary of the Company; PROVIDED that any Indebtedness evidencing such Investment made by a Restricted Subsidiary that is not a Subsidiary

Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Notes and the Indenture; (iii) investments in cash and Cash Equivalents; (iv) loans and advances to employees and officers of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $250,000 at any one time outstanding; (v) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company's or its Restricted Subsidiaries' businesses and otherwise in compliance with the Indenture; (vi) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or otherwise in settlement of debts; (vii) Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale or other disposition of assets made in compliance with the "Limitation on Asset Sales" covenant; (viii) Investments in existence on the Issue Date; (ix) any acquisition of assets solely in exchange for the issuance of Qualified Equity Interests of the Company; (x) commission, travel, payroll, entertainment, relocation and similar advances to officers and employees made in the ordinary course of business; (xi) guarantees of Indebtedness otherwise permitted under the Indenture; and (xii) other Investments that do not exceed the greater of $5.0 million or 10% of Total Assets in the aggregate at any time outstanding.

    "PERMITTED LIENS" means the following types of Liens:

        (i) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

        (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

       (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

        (iv) judgment Liens not giving rise to an Event of Default;

        (v) easements, rights-of-way, zoning restrictions, eminent domain proceedings and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

        (vi) any interest or title of a lessor under any Capitalized Lease Obligation; PROVIDED that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

       (vii) purchase money Liens to finance the acquisition, construction or improvement of property or assets of the Company or any Restricted Subsidiary of the Company; PROVIDED, HOWEVER, that the related Indebtedness shall not exceed the cost of the acquisition, construction or improvement of such property or assets and shall not be secured by any property or assets of the Company or any Restricted Subsidiary of the Company other than the property and assets so acquired whether through the direct acquisition of such property or assets or indirectly through the acquisition of the Capital Stock of any Person owning such property or assets, constructed or improved, and (B) the Lien securing such Indebtedness shall be created within 90 days of such acquisition or completion of construction or improvement;

      (viii) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

        (ix) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

        (x) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

        (xi) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

       (xii) Liens securing Indebtedness under Currency Agreements;

      (xiii) Liens securing Acquired Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant; PROVIDED that (A) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and (B) such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company;

       (xiv) Liens on property or assets of the Company or any Restricted Subsidiary securing Indebtedness under the New Credit Facility or one or more other credit facilities in a principal amount not to exceed the sum of
    (1) the principal amount of Indebtedness permitted by clause (ii) of the definition of "Permitted Indebtedness" and (2) the principal amount of Indebtedness permitted by clause (xiv) of the definition of "Permitted Indebtedness" to the extent such Indebtedness is incurred under the New Credit Facility;

       (xv) Liens on property or assets of the Company or any Restricted Subsidiary securing Indebtedness incurred under clause (xiv) of the definition of "Permitted Indebtedness";

       (xvi) Liens in favor of customs and revenues authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

      (xvii) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of the business of the Company or such Restricted Subsidiary;

      (xviii) leases or subleases to third parties;

       (xix) Liens in connection with workmen's compensation obligations and general liability exposure of the Company and its Restricted Subsidiaries; and

       (xx) any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (i) through (xix); provided that the Lien so extended, renewed or replaced does not extend to any additional property or assets.

    "PERSON" means an individual, partnership, corporation, unincorporated organization, limited liability company, trust or joint venture, or a governmental agency or political subdivision thereof.

    "PREFERRED STOCK" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

    "PRINCIPALS" means (i) Lehman and each Affiliate of Lehman as of the Issue Date, (ii) JFL-EEC, JFLEI and the other members of JFL-EEC on the Issue Date and their Affiliates, (iii) each officer or employee of Lehman or any such member referred to in clause (ii) as of the Issue Date and (iv) each of the foregoing's family members, legal representatives or guardians, heirs and legatees and trusts, partnerships and corporations the sole beneficiaries, partners or shareholders, as the case may be, of which are family members.

    "PURCHASE MONEY INDEBTEDNESS" means Indebtedness of the Company and its Restricted Subsidiaries incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment.

    "QUALIFIED CAPITAL STOCK" means any Capital Stock that is not Disqualified Capital Stock.

    "QUALIFIED EQUITY INTEREST" means any Qualified Capital Stock and all warrants, options or other rights to acquire Qualified Capital Stock (but excluding any debt security or Disqualified Capital Stock that is convertible into or exchangeable for Qualified Capital Stock).

    "REDEEMABLE PREFERRED STOCK" means the Series A Cumulative Redeemable Preferred Stock of the Company, no par value.

    "REFINANCE" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

    "REFINANCING INDEBTEDNESS" means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant (other than pursuant to clause (ii), (iv), (v), (vi), (vii), (viii), (ix), (x) or (xiv) of the definition of Permitted Indebtedness), in each case that does not (1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing) or (2) create Indebtedness with (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or (B) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; PROVIDED that (x) if such Indebtedness being Refinanced is Indebtedness of the Company, then such Refinancing Indebtedness shall be Indebtedness solely of the Company and (y) if such Indebtedness being Refinanced is subordinate or junior to the Notes, then such Refinancing Indebtedness shall be subordinate to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

    "RELATED PARTY" with respect to any Principal means (A) any controlling stockholder or 80% (or more) owned Subsidiary of such Principal or (B) trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (A).

    "RESTRICTED SUBSIDIARY" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

    "SALE AND LEASEBACK TRANSACTION" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

    "SENIOR OFFICER" means the Chief Executive Officer or the Chief Financial Officer of the Company.

    "SIGNIFICANT SUBSIDIARY," with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a "significant subsidiary" set forth in Rule 1.02(w) of Regulation S-X under the Exchange Act.

    "SPECIFIED AFFILIATE PAYMENTS" means: (i) the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any future, present or former employee, director, officer or consultant of the Company (or any of its Restricted Subsidiaries) pursuant to any management equity subscription agreement, stock option agreement, put agreement, stockholder agreement or similar agreement that may be in effect from time to time; PROVIDED that the aggregate price paid for all such repurchased, redeemed, acquired or retired Capital Stock in any fiscal year shall not exceed the sum of
(a) $250,000, (b) the cash proceeds received by the Company after the Issue Date from the sale of Qualified Capital Stock to employees, directors or officers of the Company and its Subsidiaries that occurs in such fiscal year (to the extent such proceeds do not provide the basis for any other Restricted Payment) and (c) amounts referred to in clauses (a) through (b) that remain unused from the immediately preceding fiscal year; (ii) repurchases of Capital Stock deemed to occur upon exercise of stock options or warrants as a result of the payment of all or a portion of the exercise price of such options or warrants with Capital Stock; (iii) payments by the Company to members of management of the Company and its Subsidiaries in connection with the Recapitalization to the extent disclosed in this Prospectus; and (iv) any transaction or payment contemplated by any tax sharing agreement or any other agreement as in effect on the Issue Date (including, without limitation, the Recapitalization Agreement and the Management Agreement) or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders in any material respect), including distributions to effect the Recapitalization. Amounts referred to in clause (i), but not other Specified Affiliate Payments, shall constitute Restricted Payments for purposes of clause (iii) of the first paragraph of the covenant described under "--Certain Covenants--Restricted Payments."

    "STATED MATURITY" means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable and, when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness or any installment of interest thereon is due and payable.

    "SUBSIDIARY," with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

    "SUBSIDIARY GUARANTOR" means any Restricted Subsidiary that is a party to a Note Guarantee pursuant to the terms of the Indenture.

    "TOTAL ASSETS" means, at any time, the total consolidated assets of the Company and its Restricted Subsidiaries at such time. For the purposes of paragraph (x) of the definition of "Permitted Indebtedness" and paragraph (xii) of the definition of "Permitted Investments," Total Assets shall be determined giving, PRO FORMA effect to the lease, acquisition, construction or improvement of the assets being leased, acquired, constructed or improved with the proceeds of the relevant Indebtedness or the making of such Permitted Investment, as the case may be.

    "UNRESTRICTED SUBSIDIARY" of any Person means (i) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; PROVIDED that (x) the Company certifies to the Trustee that such designation complies with the "Limitation on Restricted Payments" covenant and (y) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if (x) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant and (y) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

    "WHOLLY OWNED RESTRICTED SUBSIDIARY" of any Person means any Restricted Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a foreign Restricted Subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Restricted Subsidiary of such Person.

                       DESCRIPTION OF NEW CREDIT FACILITY

    Concurrently with the consummation of the Recapitalization, Elgar and EHI entered into the Credit Agreement with Bankers Trust Company, as Agent for the Banks. The Credit Agreement provided Elgar with a $15.0 million Revolving Facility and was guaranteed by EHI. In connection with the Power Ten Acquisition, Elgar, EHI, the Agent and the Banks amended and restated the Credit Agreement as of May 29, 1998 to, among other things, increase the available borrowings thereunder to $30.0 million by including a $15.0 million Term Facility and reconfirming the Revolving Facility. The proceeds of the Term Facility were used to finance a portion of the Power Ten Acquisition. Loans made pursuant to the Revolving Facility may be borrowed, repaid and reborrowed from time to time until February 3, 2003, subject to the satisfaction of certain conditions on the date of any such borrowing. Payments under the Term Facility will be made pursuant to an amortization schedule with a final maturity date of February 3, 2003. This information relating to the New Credit Facility is qualified in its entirety by reference to the complete text of the documents entered into in connection therewith which are filed as exhibits to the Registration Statement of which this Prospectus forms a part. The following is a description of the general terms of the New Credit Facility.

    Indebtedness under the New Credit Facility bears interest at a floating rate equal to, at Elgar's option, the Eurodollar Rate (as defined in the New Credit Agreement) for one, two, three or six months, plus a margin of 2.75%, or the Base Rate (defined as the higher of (i) the Prime Lending Rate and (ii) 0.5% in excess of the Federal Funds Rate, as such terms are defined in the New Credit Agreement), plus a margin of 1.75%. The margins are subject to a reduction of 0.25% if the Company has a leverage ratio less than 6.0 to 1 as set forth in the New Credit Agreement. Interest based on the Eurodollar Rate is payable in arrears at the earlier of the (a) end of the applicable interest period and (b) three months after the commencement of the period. Interest based on the Base Rate is payable quarterly in arrears. The New Credit Facility also provides for the payment of customary closing, commitment and certain other fees, reimbursement of expenses and indemnities.

    Indebtedness under the New Credit Facility is (i) secured by a first priority security interest in substantially all of the assets of EHI, Elgar and Power Ten (including, without limitation, accounts receivable, inventory, machinery, equipment, contracts and contract rights, trademarks, copyrights, patents, license agreements and general intangibles), (ii) guaranteed by EHI and Power Ten on a senior basis and (iii) secured by a pledge of all of the outstanding capital stock of Elgar and Power Ten. In connection with the New Credit Facility, JFLEI entered into a capital call agreement with the Agent (the "Capital Call Agreement"). The Capital Call Agreement requires a contribution of up to $4.0 million to be made to EHI by JFLEI upon the occurrence of certain events, including payment defaults, bankruptcy and certain financial trigger events.

    The New Credit Agreement contains customary covenants of the Company, including, without limitation, restrictions on (i) the incurrence of debt, (ii) the sale of assets, (iii) mergers, acquisitions and other business combinations,
(iv) voluntary prepayment of other debt of the Company, (v) transactions with affiliates, (vi) investments, as well as prohibitions on the payment of certain dividends to, or, under certain circumstances, the repurchase or redemption of stock from, shareholders and (vii) various financial covenants, including covenants requiring the maintenance of fixed charge coverage, and maximum debt to EBITDA ratios and minimum consolidated EBITDA.

    The New Credit Agreement contains customary events of default under the New Credit Facility, including the non-payment of principal or interest when due under the notes issued in connection with the New Credit Facility or, subject to applicable grace periods in certain circumstances, upon the non-fulfillment of the covenants described above, certain changes in control of the ownership of EHI or Elgar, cross-defaults to certain other indebtedness, certain events of bankruptcy and insolvency, ERISA, judgment defaults and failure of any security agreement or guarantee supporting the New Credit Agreement to be in full force and effect. If any such event of default occurs, the Agent is entitled, on behalf of the Banks, to take all actions permitted to be taken by a secured creditor under the Uniform Commercial Code and to accelerate the amounts due under the New Credit Facility and may require all such amounts outstanding thereunder to be immediately paid in full.

    Advances under the Revolving Facility are limited to the lesser of (a) $15.0 million and (b)(i) 85% of eligible accounts receivable plus (ii) 60% of eligible inventory minus (iii) the aggregate amount of all undrawn letters of credit issued under the Revolving Facility plus the aggregate amount of any unreimbursed drawings under any outstanding letters of credit. The Revolving Facility includes a subfacility for the issuance of letters of credit.

    Advances under the Revolving Facility initially will be limited to an aggregate of $10.0 million, which limit shall increase to $15.0 million (i) to the extent the outstanding amount of the Term Loan is reduced below $15.0 million and (ii) to the extent Elgar's "Borrowing Base" (as defined in the Indenture) exceeds $15.0 million.

                  DESCRIPTION OF PREFERRED STOCK AND WARRANTS

    In connection with the consummation of the Recapitalization, the Company issued (i) 7,880 shares of Redeemable Preferred Stock to Jackson National, (ii) 2,000 shares of Redeemable Preferred Stock to Indosuez and (iii) 120 shares of Redeemable Preferred Stock to Old Hickory, along with warrants (the "Warrants") to purchase an aggregate of 13.3% of the Company's fully diluted Common Stock at the time of the Recapitalization. In connection with the Power Ten Acquisition, the Company issued 5,000 shares of its Series B 6% Cumulative Convertible Preferred Stock (the "Convertible Preferred Stock") to certain existing stockholders and warrantholders of the Company. The following is a description of the general terms of the Redeemable Preferred Stock, Convertible Preferred Stock and Warrants. This description is qualified in its entirety by reference to the Certificates of Designation for the Redeemable Preferred Stock and Convertible Preferred Stock and the form of Warrant Certificate for the Warrants which are filed as exhibits to the Registration Statement of which this Prospectus forms a part.

REDEEMABLE PREFERRED STOCK

    RANKING. The Redeemable Preferred Stock ranks prior to the Common Stock with respect to dividend rights and rights on liquidation, winding up or dissolution of EHI, and to all other classes and series of equity securities of EHI as may hereafter be issued, other than any class or series of equity securities of EHI expressly designated as being on a parity with ("Parity Securities") or senior to the Redeemable Preferred Stock. Such other classes or series of equity securities of EHI not expressly designated as being on a parity with or senior to the Redeemable Preferred Stock are referred to hereafter as "Junior Securities." The rights of holders of shares of the Redeemable Preferred Stock are subordinate to the rights of EHI's general creditors. EHI may not create or issue other classes of stock ranking on a parity with or senior to the Redeemable Preferred Stock unless it receives approval or consent of the holders of at least a two-thirds of the Redeemable Preferred Stock. See "--Voting Rights" below.

    DIVIDEND RIGHTS. Dividends are payable to holders of Redeemable Preferred Stock, out of funds legally available therefor, at the annual rate per share of 10% times the sum of (i) $1,000 and (ii) accrued but unpaid dividends as of the immediately preceding Dividend Payment Date (as defined below). Dividends are payable (A) at the annual rate per share of 0.10 shares of Redeemable Preferred Stock per share of Redeemable Preferred Stock from the original issue date of the Redeemable Preferred Stock (the "Issue Date") through January 31, 2001, and
(B) in cash on and after April 30, 2001.

    Dividends on the Redeemable Preferred Stock are payable quarterly on each January 31, April 30, July 31 and October 31 of each year (each a "Dividend Payment Date"), commencing April 30, 1998. Dividends payable for any period less than a full quarterly period shall be computed on the basis of a 360-day year with equal months of 30 days. Dividends for the first dividend period will accrue from the Issue Date. Dividends are fully cumulative and shall accrue on a quarterly basis (whether or not declared) from the Issue Date. Dividends declared will be payable to holders of record as they appear on EHI's stock books at the close of business on such record dates, not exceeding 60 days nor fewer than 10 days preceding the Dividend Payment Date therefor.

    If the cash dividends payable on the Redeemable Preferred Stock shall have been in arrears and unpaid for four or more successive Dividend Payment Dates, then until the date on which all such dividends in arrears are paid in full, dividends shall accrue and be payable to the holders of Redeemable Preferred Stock at the annual rate of 12% times the sum of (i) $1,000 per share and (ii) accrued but unpaid dividends thereon. Upon payment in full of all dividends in arrears, cash dividends will thereafter be payable at the 10% annual rate set forth above.

    In addition, no dividends in any form shall be declared or paid or set apart for payment on any Junior Securities or Parity Securities for any dividend period unless full dividends on the Redeemable Preferred Stock for the then current dividend period shall have been paid or declared and set aside. When dividends on the Redeemable Preferred Stock are in arrears, dividends declared upon shares of the Redeemable

Preferred Stock and Parity Securities shall be declared PRO RATA based upon the respective amounts that would have been paid on the Redeemable Preferred Stock and the Parity Securities had dividends been paid in full. The payment of dividends on the Redeemable Preferred Stock shall be subject in all respects to the applicable restrictions contained in the Indenture and the New Credit Agreement.

    So long as any shares of the Redeemable Preferred Stock are outstanding, EHI shall not, without the prior consent of the holders of two-thirds of the outstanding shares of Redeemable Preferred Stock, (i) make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or retirement of, any Junior Securities (other than dividends or distributions payable in additional shares of Junior Securities to holders of Junior Securities); (ii) permit any corporation or other entity directly or indirectly controlled by EHI to purchase or redeem any Junior Securities; (iii) declare, pay or set apart for payment, or permit any corporation or other entity directly or indirectly controlled by EHI to declare, pay or set apart for payment, any dividend or make any distribution or payment on any Junior Securities or Parity Securities, whether directly or indirectly and whether in cash, obligations or shares of EHI or other property (other than dividends or distributions payable in additional shares of Junior Securities to holders of Junior Securities); or (iv) make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or retirement of, any Parity Securities, whether directly or indirectly, and whether in cash, obligations, shares of EHI or other property (other than payments solely of Junior Securities), and shall not permit any corporation or other entity directly or indirectly controlled by EHI to purchase or redeem any Parity Securities, unless prior to or at the time of such payment or setting apart for payment, EHI shall have repurchased, redeemed or retired shares of Redeemable Preferred Stock on a pro rata basis with the Parity Securities as to which such sinking fund or similar fund payment, or such purchase, redemption or retirement, is being effected.

    LIQUIDATION PREFERENCE. Holders of shares of Redeemable Preferred Stock shall be entitled to receive the stated liquidation value of $1,000 per share ($10.0 million in the aggregate based on 10,000 shares of Redeemable Preferred Stock issued on the Issue Date), plus an amount per share equal to any dividends accrued but unpaid, without interest (the "Liquidation Preference"), in the event of any liquidation, dissolution or winding up of EHI, whether voluntary or involuntary, out of or to the extent of the net assets of EHI legally available for distribution, before any distributions are made with respect to any Common Stock of EHI or any other Junior Securities. After payment of the full amount of the Liquidation Preference, holders of shares of Redeemable Preferred Stock will not be entitled to any further participation in any distribution of assets of EHI.

    Upon any such liquidation, dissolution or winding up of EHI, such preferential amounts with respect to the Redeemable Preferred Stock and any class or series ranking on a parity with the Redeemable Preferred Stock if not paid in full shall be distributed PRO RATA in accordance with the aggregate preferential amounts of the Redeemable Preferred Stock and such other classes or series of stock.

    OPTIONAL REDEMPTION. EHI may, at its option, redeem at any time, out of funds legally available therefor, all or any portion of the shares (in whole shares only) of the Redeemable Preferred Stock on a pro rata basis, at a redemption price per share equal to 100% of the Liquidation Preference thereof on the date of redemption.

    MANDATORY REDEMPTION. On the date that is the one hundred and twenty-sixth (126th) month anniversary of the Issue Date (which is August 3, 2008), EHI shall redeem any and all outstanding shares of Redeemable Preferred Stock, out of funds legally available therefor, at a redemption price per share equal to 100% of the Liquidation Preference thereof on such date.

    REDEMPTION UPON CHANGE OF CONTROL. Upon the occurrence of a Change of Control (as defined in the Certificate of Designations for the Redeemable Preferred Stock), the Redeemable Preferred Stock shall be redeemable at the option of the holders thereof, in whole or in part, at a redemption price per share equal to 100% of the Liquidation Preference on the date of redemption provided, however, that EHI will not be obligated to redeem any Redeemable Preferred Stock upon a Change of Control prior to repurchase or redemption of such Notes then outstanding as EHI is required to repurchase or has called for redemption in connection with a Change of Control pursuant to the terms of the Indenture; provided, further, that any such redemption (and EHI's obligations with respect thereto) shall be subject in all respects to the applicable restrictions contained in the New Credit Agreement.

    RIGHTS TO ELECT DIRECTORS UPON CERTAIN EVENTS. If the cash dividends payable on the Redeemable Preferred Stock shall have been in arrears and unpaid for four or more successive Dividend Payment Dates, then the number of directors constituting the Board of Directors shall, without further action, be increased by the Dividend Arrears Number (as defined below) and, in addition to any other rights to elect directors which the holders of Redeemable Preferred Stock may have, the holders of all outstanding shares of Redeemable Preferred Stock, voting separately as a class and to the exclusion of the holders of all other classes and series of stock of EHI, shall be entitled to elect the directors of EHI to fill such newly created directorships. If EHI shall fail to redeem shares of Redeemable Preferred Stock in accordance with the mandatory redemption provisions described above, then the number of directors constituting the Board of Directors shall, without further action, be increased by the Control Number (as defined below) and, in addition to any other rights to elect directors which the holders of Redeemable Preferred Stock may have, the holders of all outstanding shares of Redeemable Preferred Stock, voting separately as a class and to the exclusion of the holders of all other classes and series of stock of EHI, shall be entitled to elect the directors of EHI to fill such newly created directorships.

    "Dividend Arrears Number" shall mean such number of additional directors of EHI which, when added to the number of directors otherwise nominated by the holders of Redeemable Preferred Stock, shall result in the number of directors elected by or at the direction of the holders of Redeemable Preferred Stock constituting one-third of the members of the Board of Directors of EHI.

    "Control Number" shall mean such number of additional directors of EHI which, when added to the number of directors otherwise nominated and elected by the holders of Redeemable Preferred Stock, shall result in the number of directors nominated and elected by or at the direction of the holders of Redeemable Preferred Stock constituting a majority of the members of the Board of Directors of EHI.

    Any additional directors elected by the Redeemable Preferred Stock pursuant to the provisions described above shall remain in office until such time as (i) all such dividends in arrears are paid in full or (ii) all shares of Redeemable Preferred Stock shall have been redeemed pursuant to the mandatory redemption provisions described above, as the case may be.

    VOTING RIGHTS. The holders of shares of Redeemable Preferred Stock shall not be entitled to any voting rights, except as required by applicable law and except as set forth as follows. Without the consent of the holders of at least eighty-five percent (85%) of the outstanding shares of Redeemable Preferred Stock, EHI may not (i) amend its Certificate of Incorporation in any way that would adversely alter or change the powers, preferences, special rights or economics of the Redeemable Preferred Stock, (ii) create, authorize or issue any shares of capital stock ranking senior to or on a parity with the Redeemable Preferred Stock, (iii) create, authorize or issue any shares of capital stock constituting Junior Securities, unless such Junior Securities are expressly subordinate in right of payment to the Redeemable Preferred Stock and such Junior Securities have no additional rights (directly or indirectly) upon EHI's failure to redeem such shares or to pay or declare a dividend or make a distribution with respect thereto, (iv) issue voting securities other than pursuant to a registered public offering, with certain exceptions or (v) enter into any agreement after the Issue Date which limits or otherwise adversely affects EHI's ability to comply with its mandatory redemption obligations described above, including, without limitation, any such agreement or plan entered into with respect to (a) the sale of all or substantially all of the assets of EHI, (b) the voluntary liquidation, dissolution or winding up of EHI or (c) the consolidation or merger of EHI with any one or more other corporations, other than a consolidation or merger in which shareholders of EHI holding more than 50% of the equity securities of EHI immediately prior to such transaction will hold at least 50% of the equity securities of the surviving entity immediately after the consummation of such transaction.

    TRANSFER RESTRICTIONS. There are no restrictions on the transferability of the Redeemable Preferred Stock, except as required by applicable securities laws.

CONVERTIBLE PREFERRED STOCK

    RANKING. The Convertible Preferred Stock shall, with respect to rights on bankruptcy, liquidation, winding up, dissolution and dividends, rank (i) junior to the Redeemable Preferred Stock and (ii) senior to the Company's Common Stock, and to all other classes and series of stock of the Company now or hereafter authorized, issued or outstanding, other than any class or series of stock of the Company expressly designated as being on a parity with ("Parity Securities") or senior to the Convertible Preferred Stock. Such other classes or series of stock of the Company not expressly designated as being on a parity with or senior to the Convertible Preferred Stock are referred to hereafter as "Junior Securities." The rights of holders of shares of the Convertible Preferred Stock are subordinate to the rights of the Company's general creditors, including the holders of the Company's Senior Notes.

    DIVIDEND RIGHTS. Dividends on the Convertible Preferred Stock, will accrue at the annual rate per share of 6% times the sum of (i) $1,000 and (ii) accrued but unpaid dividends as of the immediately preceding Dividend Payment Date (as defined below), compounding semi-annually. The holders of shares of the Convertible Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends payable semi-annually in arrears on April 30 and October 31 of each year (each such date, a "Dividend Payment Date"). Notwithstanding the foregoing, no dividends on shares of Convertible Preferred Stock will be authorized, declared, paid or set apart for payment at such time as, and to the extent that, the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such authorization, declaration, payment or setting apart for payment. The declaration or payment of dividends on the Convertible Preferred Stock (i) is restricted under the Indenture and the New Credit Agreement.

    In the event that the Company elects to redeem all or any portion of the shares of the Convertible Preferred Stock or upon a redemption of the Convertible Preferred Stock upon a Change of Control, the Company shall pay, out of funds legally available therefor, all accrued but unpaid dividends to the holders thereof. Dividends are also payable to holders of the Convertible Preferred Stock, out of funds legally available therefor, if declared by the Board of Directors of the Company.

    So long as any shares of the Convertible Preferred Stock are outstanding, the Company shall not, without the prior consent of the holders of at least fifty-one percent (51%) of the shares of outstanding Convertible Preferred Stock, (i) make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or retirement of, any Junior Securities (other than dividends or distributions payable in additional shares of Junior Securities to holders of Junior Securities); (ii) permit any corporation or other entity directly or indirectly controlled by the Company to purchase or redeem any Junior Securities; (iii) declare, pay or set apart for payment, or permit any corporation or other entity directly or indirectly controlled by the Company to declare, pay or set apart for payment, any dividend or make any distribution or payment on any Junior Securities or Parity Securities, whether directly or indirectly and whether in cash, obligations or shares of the Company or other property (other than dividends or distributions payable in additional shares of Junior Securities to holders of Junior Securities); or (iv) make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or retirement of, any Parity Securities, whether directly or indirectly, and whether in cash, obligations, shares of the Company or other property (other than payments solely of Junior Securities), and shall not permit any corporation or other entity directly or indirectly controlled by the Company to purchase or redeem any Parity Securities, unless prior to or at the time of such payment or setting apart for payment, the Company shall have repurchased, redeemed or retired shares of the Convertible Preferred Stock on a PRO RATA basis with the Parity Securities as to which such sinking fund or similar fund payment, or such purchase, redemption or retirement, is being effected.

    LIQUIDATION PREFERENCE. Holders of shares of Convertible Preferred Stock are entitled to receive the stated liquidation value of $1,000 per share ($5,000,000 in the aggregate based on 5,000 shares of Convertible Preferred Stock to be issued on the date of issuance), plus an amount per share equal to any dividends accrued but unpaid (whether or not declared by the Board of Directors of the Company), without interest (the "Liquidation Preference"), in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, out of or to the extent of the net assets of the Company legally available for distribution, before any distributions are made with respect to any Common Stock of the Company or any other Junior Securities. After payment of the full amount of the Liquidation Preference, holders of shares of Convertible Preferred Stock will not be entitled to any further participation in any distribution of assets of the Company.

    CONVERSION. Each holder of shares of Convertible Preferred Stock will have the right, at such holder's option at any time following a Triggering Event (as defined below) to convert all or a portion of such shares into Common Stock of the Company at the conversion price of $10.00 per share of Convertible Preferred Stock, subject to adjustments pursuant to certain anti-dilution provisions from time to time. A Triggering Event shall include (i) a Change of Control (as defined in the New Certificate of Designation), (ii) an initial public offering of any class of equity securities of the Company pursuant to the Securities Act of 1933, as amended, (iii) the delivery of a notice from the Company to each holder of the Convertible Preferred Stock that the Company intends to redeem the Convertible Preferred Stock or (iv) the fifth anniversary of the date of issuance. For purposes of such conversion, each share of Convertible Preferred Stock will be valued at $1,000. Upon conversion of the Convertible Preferred Stock, holders of shares of the Convertible Preferred Stock shall not be entitled to receive any accrued but unpaid dividends.

    OPTIONAL REDEMPTION. The Company may, at its option, redeem at any time, out of funds legally available therefor, all or any portion of the shares (in whole shares only) of the Convertible Preferred Stock on a PRO RATA basis, at a redemption price per share equal to 100% of the Liquidation Preference thereof on the date of redemption, including dividends accrued through the Dividend Payment Date immediately preceding the redemption date, but not including any dividends for any period after such Dividend Payment Date.

    REDEMPTION UPON CHANGE OF CONTROL. Upon the occurrence of a Change of Control, the Convertible Preferred Stock shall be redeemable at the option of the holders thereof, in whole or in part, at a redemption price per share equal to 100% of the Liquidation Preference on the date of redemption, including dividends accrued through the Dividend Payment Date immediately preceding the redemption date though not including any dividends for any period after such Dividend Payment Date; PROVIDED, HOWEVER, that the Company will not be obligated to redeem, and will not redeem or call for redemption, any Series B Preferred Stock upon a Change of Control until it has repurchased or redeemed (x) such of the $90,000,000 original principal amount of Senior Notes then outstanding as the Company is required to repurchase in connection with a change of control pursuant to the terms of the Indenture and (y) such of the shares of Redeemable Preferred Stock then outstanding as the Company is required to repurchase pursuant to the Certificate of Designation relating thereto; PROVIDED, FURTHER, that any such redemption (and the Company's obligations with respect thereto) shall be subject in all respects to the applicable restrictions contained in the New Credit Agreement.

    VOTING RIGHTS. The holders of shares of Convertible Preferred Stock are not entitled to any voting rights, except as required by applicable law and except as set forth in the next sentence. Without the consent of the holders of at least 51% of the outstanding shares of Convertible Preferred Stock, the Company may not amend its Certificate of Incorporation in any way that would adversely alter or change the powers, preferences or special rights of the Convertible Preferred Stock.

    PIGGYBACK REGISTRATION RIGHTS. The holders of the Convertible Preferred Stock are not entitled to any "demand" registration rights. However, the holders of the Convertible Preferred Stock are entitled to unlimited "piggyback" registration rights with respect to the shares of Common Stock of the Company issuable upon conversion of the Convertible Preferred Stock after the date of the Company's initial public offering of its Common Stock, subject to customary rights and limitations.

    TRANSFER RESTRICTIONS. There are no restrictions on the transferability of the Convertible Preferred Stock, except as required by applicable securities laws.

WARRANTS

    The Warrants issued in connection with the Recapitalization entitle the holders thereof to purchase up to an aggregate of 353,744 shares of Common Stock (the "Warrant Shares"), or 13.3% of the outstanding Common Stock on a fully diluted basis upon the completion of the Recapitalization. The Warrants are immediately exercisable until the one hundred and twenty-sixth (126th) month anniversary of the Issue Date (which is August 3, 2008) at an exercise price per share equal to $5.00 per share, payable in cash or by tendering shares of Redeemable Preferred Stock. The exercise price and number of Warrant Shares are both subject to adjustment in certain events. The Warrants are transferable separately from the Redeemable Preferred Stock. There are no restrictions on the transferability of the Warrants, except as required by applicable securities laws and as may be set forth in the Shareholders' Agreement.

    Unless and until the Warrants are exercised, the Warrantholders have no right to (i) vote on matters submitted to EHI's shareholders or (ii) receive dividends; provided, however, that upon exercise of the Warrants, the exercise price therefor shall be reduced by an amount equal to the dividends in respect of the Common Stock that the holder of the Warrants would have received had the Warrants been exercised on the Issue Date. The Warrantholders are not entitled to share in the assets of EHI in the event of liquidation or dissolution of EHI or the winding up of EHI's affairs; PROVIDED, HOWEVER, that the Warrantholders are entitled to receive at least 30 days' prior written notice of any such liquidation, dissolution or winding up of affairs and shall be afforded the opportunity to exercise the Warrants prior to such liquidation, dissolution or winding up of affairs.

REGISTRATION RIGHTS FOR WARRANT SHARES

    The holders of the Warrant Shares are entitled to one "demand" registration right at any time on or after the later of (i) the fifth anniversary of the Issue Date and (ii) the 181st day after completion of the initial public offering by EHI of its Common Stock, subject to additional customary rights and limitations. In addition, the holders of the Warrant Shares are entitled to unlimited "piggyback" registration rights after the date of EHI's initial public offering of its Common Stock, subject to customary rights and limitations.

                         BOOK-ENTRY; DELIVERY AND FORM

    The New Notes (and the related Note Guarantees) initially will be issued in the form of one or more permanent global certificates in definitive, fully registered form (the "Global Notes"). The Global Notes will be deposited with, or on behalf of, the DTC, and registered in the name of a nominee of DTC.

    THE GLOBAL NOTES. EHI expects that pursuant to procedures established by DTC (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount of Notes of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who tender for exchange Old Notes for New Notes and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

    So long as DTC or its nominee is the registered owner or holder of the Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Notes for all purposes under the Indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC's procedures.

    Payments of the principal of, premium (if any) and interest on the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of EHI, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

    EHI expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, and interest on the Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. EHI also expects that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

    Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of Notes in registered form (the "Certificated Security") for any reason, including to sell Notes to persons in states that require physical delivery of such Notes, or to pledge such securities, such holder must transfer its interest in the Global Notes, in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

    DTC has advised EHI that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Notes for Certificated Securities.

    DTC has advised EHI as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

    Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform such procedures and such procedures may be discontinued at any time. Neither EHI nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

    CERTIFICATED SECURITIES. If DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by EHI within 90 days, Certificated Securities will be issued in exchange for the Global Notes.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a Prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Expiration Date and ending on the close of business 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer
for use in connection with any such resale. In addition, until October   , 1998,
all dealers effecting transactions in the New Notes may be required to deliver a Prospectus.

    The Company will not receive any proceeds from any sales of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of New Notes and any commissions or concessions received by such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a Prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    The legality of the New Notes will be passed upon for the Company by Gibson, Dunn & Crutcher LLP, Los Angeles, California.

                                    EXPERTS

    The Consolidated Balance Sheets of Elgar Holdings, Inc. as of March 29, 1997 and March 28, 1998, and the related Consolidated Statements of Operations, Stockholders' Equity (Deficit) and Cash Flows of Elgar Holdings, Inc. for each of the fiscal years ended April 3, 1996, March 29, 1997 and March 28, 1998 included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                      ELGAR HOLDINGS, INC. AND SUBSIDIARY
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                              ELGAR HOLDINGS, INC.

                                                                                                               PAGE
                                                                                                             ---------
Report of Arthur Andersen LLP, Independent Public Accountants..............................................        F-2
Consolidated Balance Sheets as of March 29, 1997 and March 28, 1998........................................        F-3
Consolidated Statements of Operations for the fiscal years ended April 3, 1996 (Predecessor Company), March
  29, 1997 and March 28, 1998..............................................................................        F-4
Consolidated Statements of Stockholders' Equity (Deficit) for the fiscal years ended April 3, 1996
  (Predecessor Company), March 29, 1997 and March 28, 1998.................................................        F-5
Consolidated Statements of Cash Flows for the fiscal years ended April 3, 1996 (Predecessor Company), March
  29, 1997 and March 28, 1998..............................................................................        F-6
Notes to Consolidated Financial Statements.................................................................        F-7

                                                      POWER TEN


                                                                                                               PAGE
                                                                                                             ---------
Report of Arthur Andersen LLP, Independent Public Accountants (1)..........................................
Unaudited Balance Sheet as of April 4, 1998................................................................       F-18
Unaudited Statement of Income for the fiscal year ended April 4, 1998......................................       F-19
Unaudited Statement of Stockholders' Equity for the fiscal year ended April 4, 1998........................       F-20
Unaudited Statement of Cash Flows for the fiscal year ended April 4, 1998..................................       F-21
Notes to Unaudited Financial Statements....................................................................       F-22

------------------------

(1) To be filed by amendment.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Elgar Holdings, Inc.:

    We have audited the accompanying consolidated balance sheets of ELGAR HOLDINGS, INC. (a Delaware corporation) and subsidiary (the "Company"), as of March 29, 1997 and March 28, 1998, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the two years in the period ended March 28, 1998. We have also audited the statements of operations, stockholders' deficit and cash flows for Elgar Electronics Corporation (the "Predecessor") for the year ended April 3, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Elgar Holdings, Inc. and subsidiary, as of March 29, 1997 and March 28, 1998, and the results of their operations and their cash flows for each of the two years in the period ended March 28, 1998, and also presents fairly, in all material respects, the results of operations and cash flows of Elgar Electronics Corporation for the year ended April 3, 1996, in conformity with generally accepted accounting principles.

    As discussed in Note 1 to the consolidated financial statements, effective April 3, 1996, the Company acquired all of the outstanding stock of Elgar Electronics Corporation in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the period after the acquisition is presented on a different cost basis than that for the period before the acquisition and, therefore, is not comparable.

    Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The schedule listed in the index to financial statement schedule is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. The schedule has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

                                          /s/ ARTHUR ANDERSEN LLP

San Diego, California
May 1, 1998 (Except with respect to
the matter discussed in Note 11 as
to which the date is May 5, 1998)

                              ELGAR HOLDINGS, INC.
                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                              MARCH 29,    MARCH 28,
                                                                                                1997         1998
                                                                                             -----------  -----------
                                                       ASSETS

CURRENT ASSETS:
  Cash and cash equivalents................................................................   $     691    $   2,666
  Accounts receivable, net of allowance for doubtful accounts of $189 and $197,
    respectively...........................................................................       6,359        6,453
  Inventories (Note 2).....................................................................       5,829        8,305
  Deferred tax assets (Note 7).............................................................         992        1,098
  Prepaids and other.......................................................................          55          373
                                                                                             -----------  -----------
    Total current assets...................................................................      13,926       18,895

PROPERTY, PLANT AND EQUIPMENT, at cost, net of accumulated depreciation and amortization of
  $795 and $1,643, respectively (Note 2)...................................................       2,612        2,952

INTANGIBLE ASSETS, net of accumulated amortization of $1,489 and $2,711, respectively (Note
  2)                                                                                             19,193       22,412

DEFERRED TAX ASSETS, net of current portion (Note 7).......................................         866          653
                                                                                             -----------  -----------
                                                                                              $  36,597    $  44,912
                                                                                             -----------  -----------
                                                                                             -----------  -----------

                                   LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
  Accounts payable.........................................................................   $   2,612    $   3,068
  Accrued liabilities (Note 3).............................................................       2,860        4,801
  Current portion of long-term debt (Note 4)...............................................       1,739       --
  Current portion of capital lease obligations (Note 8)....................................          37           17
                                                                                             -----------  -----------
    Total current liabilities..............................................................       7,248        7,886

CAPITAL LEASE OBLIGATIONS, net of current portion (Note 8).................................          35           19

LONG-TERM DEBT, net of current portion (Note 4)............................................      13,477       90,000
                                                                                             -----------  -----------
    Total liabilities......................................................................      20,760       97,905
                                                                                             -----------  -----------
SERIES A 10% CUMULATIVE REDEEMABLE PREFERRED STOCK, no par value; 20,000 shares authorized;
  10,000 shares issued and outstanding in 1998 (Note 5)....................................      --            8,478
                                                                                             -----------  -----------
STOCKHOLDERS' EQUITY (DEFICIT):
  Common stock, $.01 par value, 9,340,000 and 5,000,000 shares authorized in 1997 and 1998, respectively; 9,340,000 and 2,300,000 shares issued and outstanding in 1997 and 1998,
    respectively...........................................................................          93           23
  Additional paid-in capital...............................................................      13,907      (67,926)
  Retained earnings........................................................................       1,837        6,432
                                                                                             -----------  -----------
                                                                                                 15,837      (61,471)
                                                                                             -----------  -----------
                                                                                              $  36,597    $  44,912
                                                                                             -----------  -----------
                                                                                             -----------  -----------

The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                              ELGAR HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                               PREDECESSOR        THE COMPANY
                                                                               YEAR ENDED         YEARS ENDED
                                                                               -----------  ------------------------
                                                                                APRIL 3,     MARCH 29,    MARCH 28,
                                                                                  1996         1997         1998
                                                                               -----------  -----------  -----------
NET SALES....................................................................   $  42,309    $  45,578    $  62,496
COST OF SALES................................................................      26,468       26,973       32,944
                                                                               -----------  -----------  -----------
      Gross profit...........................................................      15,841       18,605       29,552
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES.................................       7,406        7,770        9,434
RESEARCH & DEVELOPMENT AND ENGINEERING EXPENSES..............................       4,168        3,973        6,242
AMORTIZATION OF INTANGIBLES (Note 2).........................................       2,149        1,314        1,314
                                                                               -----------  -----------  -----------
      Operating income.......................................................       2,118        5,548       12,562
INTEREST EXPENSE, NET:.......................................................       3,578        1,839        3,341
                                                                               -----------  -----------  -----------
      Income (loss) before provision for income taxes........................      (1,460)       3,709        9,221
PROVISION FOR INCOME TAXES (Note 7)..........................................         176        1,872        4,448
                                                                               -----------  -----------  -----------
      Net income(loss).......................................................   $  (1,636)   $   1,837    $   4,773
                                                                               -----------  -----------  -----------
                                                                               -----------  -----------  -----------

The accompanying notes to consolidated financial statements are an integral part of these statements.

                              ELGAR HOLDINGS, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                         (IN THOUSANDS, EXCEPT SHARES)

                                                          COMMON STOCK       ADDITIONAL
                                                     ----------------------    PAID-IN     RETAINED
                                                       SHARES      AMOUNT      CAPITAL     EARNINGS      TOTAL
                                                     -----------  ---------  -----------  ----------  -----------
PREDECESSOR COMPANY
  BALANCE, April 2, 1995...........................          200  $  12,733  $   --       $  (28,053) $   (15,320)
    Net loss.......................................      --          --          --           (1,636)      (1,636)
                                                     -----------  ---------  -----------  ----------  -----------
  BALANCE, April 3, 1996...........................          200  $  12,733  $   --       $   29,689  $   (16,956)
                                                     -----------  ---------  -----------  ----------  -----------
                                                     -----------  ---------  -----------  ----------  -----------

THE COMPANY
  BALANCE, April 3, 1996...........................      --       $  --      $   --       $   --      $   --
    Issuance of stock..............................    9,340,000         93       13,907      --           14,000
    Net income.....................................      --          --          --            1,837        1,837
                                                     -----------  ---------  -----------  ----------  -----------
  BALANCE, March 29, 1997..........................    9,340,000         93       13,907       1,837       15,837
    Recapitalization of Company....................   (8,941,400)       (89)    (102,528)     --         (102,617)
    Common stock warrants issued on sale of
      preferred stock..............................      --          --            1,700      --            1,700
    Issuance of common stock.......................    1,901,400         19       18,995      --           19,014
    Preferred stock dividend in kind...............      --          --          --             (150)        (150)
    Accretion of preferred stock discount..........      --          --          --              (28)         (28)
    Net income.....................................      --          --          --            4,773        4,773
                                                     -----------  ---------  -----------  ----------  -----------
  BALANCE, March 28, 1998..........................    2,300,000  $      23  $   (67,926) $    6,432  $   (61,471)
                                                     -----------  ---------  -----------  ----------  -----------
                                                     -----------  ---------  -----------  ----------  -----------

The accompanying notes to consolidated financial statements are an integral part of these statements.

                              ELGAR HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                    THE COMPANY
                                                                                PREDECESSOR   ------------------------
                                                                               -------------
                                                                                                    YEARS ENDED
                                                                                YEAR ENDED    ------------------------
                                                                               -------------   MARCH 29,    MARCH 28,
                                                                               APRIL 3, 1996     1997         1998
                                                                               -------------  -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:

  Net income (loss)                                                              $  (1,636)    $   1,837    $   4,773
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
      Amortization of intangibles............................................        2,149         1,314        1,314
      Amortization of deferred loan costs....................................       --               175           83
      Write-off of deferred loan costs.......................................       --            --              797
      Depreciation and amortization on property, plant and equipment.........          785           806          883
      Gain (loss) on sale of property, plant and equipment...................           10            (3)          (4)
        (Increases) decreases in assets:
        Accounts receivable..................................................        1,382        (1,751)         (94)
        Inventories..........................................................         (187)        1,308       (2,476)
        Prepaids and other...................................................           35             5         (318)
        Deferred tax assets..................................................         (141)          251          107
      Increases (decreases) in liabilities:
        Accounts payable.....................................................         (755)        1,640          456
        Accrued liabilities..................................................          315          (270)       1,941
        Income taxes payable.................................................          235        --           --
                                                                               -------------  -----------  -----------
        Net cash provided by operating activities............................        2,192         5,312        7,462
                                                                               -------------  -----------  -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
        Acquisition of Predecessor...........................................       --           (14,000)      --
        Purchases of property, plant and equipment...........................         (611)         (621)      (1,228)
        Proceeds from sale of property, plant and equipment..................       --                28           10
                                                                               -------------  -----------  -----------
        Net cash used in investing activities................................         (611)      (14,593)      (1,218)
                                                                               -------------  -----------  -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from stock issuance...............................................       --            14,000       19,014
  Proceeds from preferred stock/warrant issuance.............................       --            --           10,000
  Issuance of senior notes...................................................       --            --           90,000
  Net repayments on debt.....................................................         (442)       (4,460)     (15,216)
  Payments under capital leases..............................................       --               (41)         (36)
  Deferred financing costs...................................................       --            --           (5,414)
  Recapitalization consideration.............................................       --            --         (102,617)
                                                                               -------------  -----------  -----------
        Net cash provided by (used in) financing activities..................         (442)        9,499       (4,269)
                                                                               -------------  -----------  -----------
NET INCREASE(DECREASE) IN CASH AND CASH EQUIVALENTS..........................        1,139           218        1,975
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD...............................        1,071           473          691
                                                                               -------------  -----------  -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD.....................................    $   2,210     $     691    $   2,666
                                                                               -------------  -----------  -----------
                                                                               -------------  -----------  -----------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest.....................................................    $     869     $   1,480    $   1,140
                                                                               -------------  -----------  -----------
                                                                               -------------  -----------  -----------
  Cash paid for income taxes.................................................    $     102     $   1,638    $   4,450
                                                                               -------------  -----------  -----------
                                                                               -------------  -----------  -----------
NON-CASH INVESTING AND FINANCING ACTIVITIES:
  Preferred stock dividend-in-kind...........................................    $  --         $  --        $     150
                                                                               -------------  -----------  -----------
                                                                               -------------  -----------  -----------
  Accretion of discount on preferred stock...................................    $  --         $  --        $      28
                                                                               -------------  -----------  -----------
                                                                               -------------  -----------  -----------

The accompanying notes to consolidated financial statements are an integral part of these statements.

                              ELGAR HOLDINGS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. INCORPORATION AND COMPANY OPERATIONS

    Elgar Holdings, Inc., a Delaware corporation (the "Company") (formerly known as Carlyle-EEC Holdings, Inc.), manufactures and sells programmable power supply units through its subsidiary, Elgar Electronics Corporation, to commercial and defense entities as well as to governmental agencies. The Company's primary sales are within the United States and Europe.

    The Company was incorporated on March 27, 1996 and had no operations from that date to April 3, 1996. On April 3, 1996, the Company acquired all of the outstanding common stock of Elgar Electronics Corporation, a California corporation (the "Predecessor" or "Elgar") (the "Acquisition"). The Acquisition was accounted for as a purchase and, accordingly, the purchase price of $33 million was allocated to the assets acquired and liabilities assumed at their fair values. The excess of purchase price over the net assets acquired of approximately $19.7 million was recorded as goodwill and is being amortized over 15 years on a straight line basis. The acquisition was funded with $14 million in cash and the proceeds from $19 million in term debt, which was paid off in connection with the Recapitalization (as defined below).

    On January 2, 1998, the Company entered into an Agreement and Plan of Merger (the "Recapitalization Agreement") pursuant to which the Company was recapitalized (the "Recapitalization"). Pursuant to the Recapitalization Agreement, all shares of the Company's common stock, other than those retained by certain members of management and certain other shareholders (the "Continuing Shareholders"), were converted into the right to receive cash based upon a formula. The Continuing Shareholders agreed to retain approximately 15% of the common equity of the Company. In order to finance the Recapitalization, the Company (i) issued $90 million of senior notes in a debt offering, (ii) received $19 million in cash from an investor group for common stock and (iii) received $10 million in cash for the issuance of redeemable preferred stock. In connection with the Recapitalization, the Company changed its name to Elgar Holdings, Inc. Elgar, as borrower, and the Company, as guarantor, also entered into a new $15 million revolving credit facility. Loans under the new facility are secured by substantially all of the Company's assets and are guaranteed by the Company and secured by a pledge of all the outstanding capital stock of Elgar. The credit agreement governing the facility contains customary financial covenants and defined events of default (see Note 4).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Elgar Electronics Corporation. All significant intercompany accounts and transactions have been eliminated. The accompanying financial statements of the Predecessor include only the accounts of Elgar. The Company operates and reports financial results on a fiscal year of 52 or 53 weeks ending the Saturday closest to March 31. Accordingly, fiscal 1996 ended on April 3, 1996, fiscal 1997 ended on March 29, 1997 and fiscal 1998 ended on March 28, 1998, and they comprised 52.5, 51.5 and 52 weeks, respectively.

    CASH EQUIVALENTS

    Cash equivalents in 1997 and 1998 consist of a money market account in a financial institution.

                              ELGAR HOLDINGS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INVENTORIES

    Inventories, which include materials, direct labor and manufacturing overhead, are stated at the lower of cost (first-in, first-out) or market and are comprised of the following (in thousands):

                                                                          MARCH 29,    MARCH 28,
                                                                            1997         1998
                                                                         -----------  -----------
Raw materials..........................................................   $   2,848    $   3,745
Work-in-process........................................................       2,119        3,677
Finished goods.........................................................         862          883
                                                                         -----------  -----------
                                                                          $   5,829    $   8,305
                                                                         -----------  -----------
                                                                         -----------  -----------

    PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment is recorded at cost. Depreciation of property, plant and equipment is provided using the straight-line method over the estimated useful lives of the related assets.

    Property, plant and equipment and the related depreciable lives are as follows (in thousands):

                                                                          MARCH 29,    MARCH 28,
ASSET TYPE/DEPRECIABLE LIFE                                                 1997         1998
-----------------------------------------------------------------------  -----------  -----------
Machinery and equipment--4 - 6 years...................................   $   2,530    $   2,964
Leasehold improvements--Lease term.....................................         421          739
Furniture and fixtures--4 years........................................         277          384
Construction in progress...............................................         179          508
                                                                         -----------  -----------
                                                                              3,407        4,595
Less: Accumulated depreciation and amortization........................        (795)      (1,643)
                                                                         -----------  -----------
                                                                         -----------  -----------
                                                                          $   2,612    $   2,952
                                                                         -----------  -----------
                                                                         -----------  -----------

    INTANGIBLE ASSETS

    As of March 28, 1998, intangible assets represent the excess of purchase price over net book value of assets acquired in connection with the April 3, 1996, acquisition of Elgar Electronics Corporation by the Company and certain financing costs incurred in the Recapitalization. As of March 29, 1997, intangible assets included certain financing costs incurred in connection with the acquisition of the Predecessor that were written off in connection with the Recapitalization. The components of intangible assets are being amortized on a straight-line basis over their estimated useful lives ranging from 5 to 15 years.

    The Company periodically re-evaluates the original assumptions and rationale utilized in the establishment of the carrying value and estimated useful lives of these assets. The criteria used for these evaluations include management's estimate of the assets' continuing ability to generate income from operations and positive cash flows in future periods as well as the strategic significance of the intangible assets to the Company's business activity.

                              ELGAR HOLDINGS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INCOME TAXES

    The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," which requires the use of the liability method in providing for income taxes. Current income tax expense is the amount of income taxes expected to be payable in the current year.

    REVENUE RECOGNITION

    The Company recognizes revenue when goods are shipped to the customer, net of sales returns.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    RECLASSIFICATIONS

    Certain prior-year amounts have been reclassified to conform to the current-year presentation.

    CONCENTRATION OF CREDIT RISK

    Sales to one customer accounted for approximately 37% of the Company's total revenue for the fiscal year ended April 3, 1996, sales to two customers, in the aggregate, accounted for approximately 39% and 47% of the Company's total revenue for the fiscal years ended March 29, 1997 and March 28, 1998, respectively. The Company performs ongoing credit evaluation of its customers' financial condition. The Company maintains reserves for potential credit losses.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying value of certain of the Company's financial instruments, including accounts receivable, accounts payable and accrued liabilities, approximates fair value due to their short term nature. Based on borrowing rates currently available to the Company for credit arrangements with similar terms, the carrying amount of balances under the credit facilities (Note 4) and capital lease obligations approximate fair value.

    RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 130 establishes standards for reporting of comprehensive income and its components in a full set of general-purpose financial statements. SFAS No. 131 requires reporting certain information about operating segments in annual and interim-period financial statements. Both standards are required to be adopted beginning March 29, 1998. Management does not expect the adoption of these

                              ELGAR HOLDINGS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) standards to have a material effect on the Company's financial position or results of operations as presented in the accompanying financial statements.

    In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures About Pensions and Other Postretirement Benefits." SFAS No. 132 revises and standardizes employers' disclosures about pension and other postretirement benefits, but it does not change the measurement or recognition of those benefits. SFAS No. 132 is effective for fiscal years beginning after December 15, 1997. SFAS No. 132 further requires restatement of disclosures for earlier periods provided for comparative purposes. Management believes that the adoption of SFAS No. 132 will not have a material impact on the consolidated financial statements or disclosures thereto.

    In March 1998, the Accounting Standards Executive Committee (AcSEC) issued AICPA Statement of Position (SOP) 98-1, "Accounting for costs of computer software developed or obtained for internal use." This statement provides guidance on accounting for the costs of computer software developed or obtained for internal use and identifies characteristics of internal-use software and provides assistance in determining when computer software is for internal use. SOP 98-1 is effective for fiscal years beginning after December 15, 1998, with earlier application permitted. The Company has not yet determined what impact, if any, the adoption of SOP 98-1 will have on the Company's consolidated financial statements, results of operations, or related disclosures thereto.

    In April 1998, the Accounting Standards Executive Committee (AcSEC) issued AICPA Statement of Position (SOP) 98-5, "Reporting on the costs of start-up activities." This statement provides guidance on financial reporting of start-up costs and organization costs and requires that such costs of start-up activities be expensed as incurred. SOP 98-5 is effective for fiscal years beginning after December 15, 1998, with earlier application permitted. The Company has not yet determined what impact, if any, the adoption of SOP 98-5 will have on the Company's consolidated financial statements, results of operations, or related disclosures thereto.

3. SUPPLEMENTARY FINANCIAL INFORMATION

    Accrued liabilities consist of the following (in thousands):

                                                                          MARCH 29,    MARCH 28,
                                                                            1997         1998
                                                                         -----------  -----------
Payroll and related....................................................   $   1,547    $   1,965
Warranty reserve.......................................................         439          433
Commissions............................................................         292          317
Interest payable.......................................................         121        1,364
Management fees payable................................................          70           68
Other..................................................................         391          654
                                                                         -----------  -----------
                                                                          $   2,860    $   4,801
                                                                         -----------  -----------
                                                                         -----------  -----------

4. LONG-TERM DEBT AND REVOLVING LINE OF CREDIT

    In connection with the Recapitalization (see Note 1), all outstanding borrowings under the then existing revolving line of credit agreement and term loans payable to a bank aggregating approximately

                              ELGAR HOLDINGS, INC.

4. LONG-TERM DEBT AND REVOLVING LINE OF CREDIT (CONTINUED)

$10.9 million were repaid and, concurrently, the Company issued $90 million of Senior Notes and entered into a new credit facility with a bank.

    The Senior Notes bear interest at a rate of 9.875% per annum. Interest on the Senior Notes is payable semi-annually, commencing on August 1, 1998. The Senior Notes mature on February 1, 2008.

    At any time on or before February 1, 2003, the Company may redeem up to 35% in aggregate principal amount of (i) the initial aggregate principal amount of the Senior Notes and (ii) the initial principal amount of any additional notes issued under the indenture after the issue date, on one or more occasions, with the net cash proceeds of one or more public equity offerings at a redemption price of 109.875% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date, provided that at least 65% of the sum of (i) the initial aggregate principal amount of the Senior Notes and (ii) the initial aggregate principal amount of additional notes remain outstanding immediately after redemption. The Senior Notes are redeemable by the Company at stated redemption prices beginning in February 2003.

    The Senior Notes are general unsecured obligations of the Company and rank senior to all existing and future subordinated indebtedness of the Company. The obligations of the Company as a guarantor of Elgar's obligations under the bank credit facility are secured by substantially all of the assets of the Company. Accordingly, such secured indebtedness effectively ranks senior to the Senior Notes to the extent of such assets.

    The Senior Notes restrict, among other things, the Company's ability to incur additional indebtedness, pay dividends or make certain other restricted payments, incur liens, sell preferred stock of subsidiaries, apply net proceeds from certain asset sales, merge or consolidate with any other person, sell, assign, transfer, lease, convey or otherwise dispose of substantially all of the assets of the Company or enter into certain transactions with affiliates.

    The Senior Notes were issued on February 3, 1998. As such, the Company believes the fair value of the Senior Notes approximates the carrying value of such debt at March 28, 1998.

    CREDIT FACILITY

    In connection with Recapitalization, Elgar, as borrower, and the Company, as guarantor, entered into a Loan and Security Agreement with a bank to provide Elgar with a $15 million revolving credit facility which matures on February 3, 2003. No amounts are outstanding under this credit facility as of March 28, 1998.

    Indebtedness of Elgar under the agreement is secured by a first priority security interest in substantially all of the Company's assets.

    Indebtedness under the agreement bears interest at a floating rate of interest equal to, at Elgar's option, the eurodollar rate for one, two, three or six months, plus 2.50%, or the bank's prime rate plus a margin of 1.50%.

    Advances under the agreement are limited to the lesser of (a) $15 million and (b)(i) 85% of eligible accounts receivable plus (ii) 60% of eligible inventory minus (iii) the aggregate amount of all undrawn letters of credit issued under the Credit Facility plus the aggregate amount of any unreimbursed drawings under any outstanding letters of credit.

                              ELGAR HOLDINGS, INC.

4. LONG-TERM DEBT AND REVOLVING LINE OF CREDIT (CONTINUED)
    The credit agreement contains restrictions on the incurrence of debt, the sale of assets, mergers, acquisitions and other business combinations, voluntary prepayment of other debt of the Company, transactions with affiliates, repurchase or redemption of stock from stockholders, and various financial covenants, including covenants requiring the maintenance of fixed charge coverage, and maximum debt to earnings, before interest, taxes, depreciation and amortization (EBITDA) ratios and minimum consolidated EBITDA. As of March 28, 1998, the Company was in compliance with all required covenants under the credit facility.

    The Company's long-term debt consisted of the following (in thousands):

                                                                          MARCH 29,    MARCH 28,
                                                                            1997         1998
                                                                         -----------  -----------
Senior Notes due February 1, 2008 with an interest rate of 9.875% at
  March 28, 1998.......................................................   $  --        $  90,000
Revolving credit facility due March 31, 2001 with an interest rate of
  10% at March 29, 1997................................................         643       --
Term Notes due through March 31, 2003 with interest rates ranging from
  8.5% to 10.5% at March 29, 1997......................................      14,573       --
                                                                         -----------  -----------
                                                                             15,216       90,000
Less: current portion..................................................       1,739       --
                                                                         -----------  -----------
                                                                          $  13,477    $  90,000
                                                                         -----------  -----------
                                                                         -----------  -----------

    Interest expense under these facilities for the fiscal years ended March 29, 1997 and March 28, 1998 approximated $1.6 million and $2.4 million, respectively. An affiliate of the bank that provided the revolving credit facility in place at March 29, 1997 is a shareholder of the Company.

    DEFERRED FINANCING COSTS

    In connection with the issuance of the Senior Notes and entering into the credit facility agreement, the Company incurred debt issuance costs of approximately $5.4 million that are being amortized to interest expense over the term of the related debt. Accumulated amortization at March 28, 1998 is approximately $83,000.

5. REDEEMABLE PREFERRED STOCK

    In connection with the Recapitalization, the Company issued 10,000 shares of redeemable preferred stock, designated as Series A 10% Cumulative Redeemable Preferred Stock, for cash proceeds of $10 million. In connection with such issuance, the Company also issued to the purchasers warrants to purchase 353,744 shares of the Company's common stock. A value of $1.7 million has been attributed to the warrants. The $1.7 million warrant value is included in additional paid-in-capital as of March 28, 1998.

    Dividends are payable to the holders of the redeemable preferred stock at the annual rate per share of 10% times the sum of $1,000 and accrued but unpaid dividends. Dividends shall be payable at the rate per share of 0.10 shares of redeemable preferred stock through January 31, 2001, and in cash on and after April 30, 2001. Dividends are payable quarterly on January 31, April 30, July 31, and October 31 of each year, commencing April 30, 1998. Dividends shall be fully cumulative and shall accrue on a quarterly basis.

                              ELGAR HOLDINGS, INC.

5. REDEEMABLE PREFERRED STOCK (CONTINUED)
    If the cash dividends payable on the redeemable preferred stock shall have been in arrears and unpaid for four or more successive dividend payment dates, then until the date on which all such dividends in arrears are paid in full, dividends shall accrue and be payable to the holders at the annual rate of 12% times the sum of $1,000 per share and accrued but unpaid dividends thereon. Upon payment in full of all dividends in arrears, cash dividends will thereafter be payable at the 10% annual rate set forth above. There were no dividends in arrears as of March 28, 1998.

    Holders of shares of redeemable preferred stock shall be entitled to receive the stated liquidation value of $1,000 per share, plus an amount per share equal to any dividends accrued but unpaid, in the event of any liquidation or dissolution of the Company. After payment of the full amount of the liquidation preference, holders of shares of redeemable preferred stock will not be entitled to any further participation in any distribution of assets of the Company.

    The Company may, at its option, redeem at any time, all or any part of the shares of the redeemable preferred stock at a redemption price per share equal to 100% of the liquidation preference on the date of redemption. On August 3, 2008, the Company shall redeem any and all outstanding shares of redeemable preferred stock at a redemption price per share equal to 100% of the liquidation preference on the date of redemption.

    Upon the occurrence of a change in control (as defined), the redeemable preferred stock shall be redeemable at the option of the holders, at a redemption price per share equal to 100% of the liquidation preference.

    The holders of shares of redeemable preferred stock shall not be entitled to any voting rights. However, without the consent of the holders of at least 85% of the outstanding shares of redeemable preferred stock, the Company may not change the powers or preferences of the redeemable preferred stock, create, authorize or issue any shares of capital stock ranking senior to or on a parity with the redeemable preferred stock or create, authorize or issue any shares of capital stock constituting junior securities, unless such junior securities are subordinate in right of payment to the redeemable preferred stock.

    If any amount of cash dividends payable on the redeemable preferred stock shall have been in arrears and unpaid for four or more successive dividend payment dates, then the number of directors constituting the board of directors shall increase, as defined, and the holders of the redeemable preferred stock shall have the right to elect the newly-created directors.

    If the Company fails to redeem shares of redeemable preferred stock in accordance with the mandatory redemption provisions described above, then the number of directors constituting the Board of Directors shall increase, as defined, and the holders of the redeemable preferred stock shall have the right to elect directors to fill the newly-created directorships.

6. COMMON STOCK

    On February 3, 1998, immediately prior to the Recapitalization, the Company effected a 9,340 to 1 stock split of the common stock to be distributed in the form of a stock dividend and an increase in the number of shares authorized from 1,000 to 9,340,000 shares. As a result of this action, 9,339,000 shares were issued to shareholders of record on February 3, 1998. All references throughout the accompanying consolidated financial statements to the number of shares of the Company's common stock and earnings

                              ELGAR HOLDINGS, INC.

6. COMMON STOCK (CONTINUED)
per share have been restated to reflect the effect of the stock split. In connection with the Recapitalization, the number of authorized shares of common stock was reduced to 5,000,000 shares.

    At March 28, 1998, a total of 353,744 shares of common stock were reserved for issuance for the exercise of warrants at the initial exercise price of $5.00 per share to the holders of the preferred stock. The exercise price and number of warrant shares are both subject to adjustment in certain events.

7. INCOME TAXES

    The provision for income taxes consists of the following (in thousands):

                                                                        YEARS ENDED
                                                          ---------------------------------------
                                                                               THE COMPANY
                                                           PREDECESSOR   ------------------------
                                                          -------------   MARCH 29,    MARCH 28,
                                                          APRIL 3, 1996     1997         1998
                                                          -------------  -----------  -----------
Current
  Federal...............................................    $      97     $   1,517    $   3,753
  State.................................................          220           105          588
                                                                -----    -----------  -----------
                                                                  317         1,622        4,341
                                                                -----    -----------  -----------
Deferred
  Federal...............................................           69           116         (286)
  State.................................................         (210)          134          393
                                                                -----    -----------  -----------
                                                                 (141)          250          107
                                                                -----    -----------  -----------
Provision for income taxes..............................    $     176     $   1,872    $   4,448
                                                                -----    -----------  -----------
                                                                -----    -----------  -----------

    The provision for income taxes reconciles to the amounts computed by applying the Federal statutory rate to income before taxes as follows (dollars in thousands):

                                                                  YEARS ENDED
                                      --------------------------------------------------------------------
                                          PREDECESSOR                        THE COMPANY
                                      --------------------  ----------------------------------------------
                                         APRIL 3, 1996          MARCH 29, 1997          MARCH 28, 1998
                                      --------------------  ----------------------  ----------------------
Computed statutory tax..............     34.00%  $    (565)     34.00 %  $   1,261      34.00 %  $   3,135
State income taxes, net of federal
  benefit...........................      6.00%       (100)      6.00 %        223       6.00 %        552
Permanent differences from
  amortization of intangible
  assets............................   (51.70)%        860      14.17 %        525       5.70 %        526
Other...............................      1.12%        (19)     (3.70)%       (137)      2.55 %        235
                                      ---------  ---------  -----------  ---------  -----------  ---------
Provision for income taxes..........   (10.58)%  $     176      50.47 %  $   1,872      48.25 %  $   4,448
                                      ---------  ---------  -----------  ---------  -----------  ---------
                                      ---------  ---------  -----------  ---------  -----------  ---------

                              ELGAR HOLDINGS, INC.

7. INCOME TAXES (CONTINUED)
    The tax effects of temporary differences that give rise to significant portions of the net deferred tax assets are as follows (in thousands):

                                                                          MARCH 29,    MARCH 28,
                                                                            1997         1998
                                                                         -----------  -----------
Current Deferred Taxes
  Section 163(j) interest carryforwards................................   $     546    $     451
  State taxes..........................................................          90          193
  Other reserves.......................................................         104          166
  Accrued expenses.....................................................         252          288
                                                                         -----------  -----------
    Total current deferred taxes.......................................         992        1,098
Noncurrent Deferred Taxes
  Section 163(j) interest carryforwards................................         326       --
  Depreciation and UNICAP..............................................         218          249
  Inventory reserves...................................................         322          321
  Other................................................................      --               83
                                                                         -----------  -----------
    Total noncurrent deferred taxes....................................         866          653
  Total deferred tax assets............................................   $   1,858    $   1,751
                                                                         -----------  -----------
                                                                         -----------  -----------

    Management believes that it is more likely than not that the Company will realize its deferred tax assets; therefore, no valuation allowance has been reflected in the accompanying consolidated financial statements.

8. COMMITMENTS AND CONTINGENCIES (DOLLARS IN THOUSANDS)

    LITIGATION

    The Company is subject to various claims as a result of its ongoing business activities. Management believes that the outcome of any such claims will not have a material adverse effect on the Company's financial position or results of operations.

    LEASE COMMITMENTS

    The Company leases its facilities and certain equipment under non-cancelable operating leases that expire through fiscal year 2003. The Company's primary facility lease expires in fiscal year 2003 and contains an option to extend the lease for two additional five-year periods. The Company's secondary facility lease expires in fiscal year 2002 and contains an option to extend the lease for an additional two-year period. Rent expense under operating leases amounted to $776, $722 and $807 for the fiscal years ended April 3, 1996, March 29, 1997 and March 28, 1998, respectively.

    The Company also leases certain equipment under capital leases which expire through fiscal year 2001. Cost of equipment under capital leases included in property, plant and equipment in the accompanying balance sheets at March 29, 1997 and March 28, 1998, is $105 and $55, respectively, and the related accumulated depreciation is $13 and $21, respectively.

                              ELGAR HOLDINGS, INC.

8. COMMITMENT AND CONTINGENCIES (DOLLARS IN THOUSANDS) (CONTINUED)

    Minimum future lease payments as of March 28, 1998 under capital and operating leases are as follows (in thousands):

                                                                             CAPITAL     OPERATING
YEAR ENDING                                                                  LEASES       LEASES
-------------------------------------------------------------------------  -----------  -----------
1999.....................................................................   $      19          883
2000.....................................................................          16          914
2001.....................................................................           5          920
2002.....................................................................      --              735
2003.....................................................................      --              536
Thereafter...............................................................      --           --
                                                                                  ---   -----------
    Total................................................................          40    $   3,988
                                                                                        -----------
                                                                                        -----------
Less: amount representing interest.......................................          (4)
                                                                                  ---
Present value of obligations under capital lease.........................          36
Less: current portion....................................................          17
                                                                                  ---
Long-term capital lease obligation.......................................   $      19
                                                                                  ---
                                                                                  ---

9. INCENTIVE COMPENSATION ARRANGEMENTS (DOLLARS IN THOUSANDS)

    The Company instituted an employee bonus program on September 29, 1996 under which all non-management employees are paid bonuses based on the achievement of certain performance criteria, as defined in the bonus program. The Company incurred expenses of $191 and $480 for the fiscal years ended March 29, 1997 and March 28, 1998, respectively, under this compensation arrangement.

    The Company also has a management incentive program under which the management-level employees are paid incentives based on the achievement of certain performance criteria. The Company incurred expenses of $356 and $467 for the fiscal years ended March 29, 1997 and March 28, 1998, respectively, under this compensation arrangement.

    The Company also maintains a defined contribution 401(k) plan (the "Plan") for all of its employees. Those employees who participate in the Plan are entitled to make contributions of up to 15 percent of their compensation, limited by IRS statutory contribution limits. In addition to employee contributions, the Company also contributes to the Plan by matching 40 percent of employee contributions up to the first six percent of contributions. Amounts contributed to the Plan by the Company were $202 and $226 for the fiscal years ended March 29, 1997 and March 28, 1998, respectively.

    In connection with the Recapitalization, the Company entered into employment agreements with certain of its officers and executives that provide for stipulated annual salary payments. Termination of the agreements may occur by either party upon 30 days prior written notice or in the event of death or permanent disability. The agreements contain certain payment provisions in the event the employee is terminated due to permanent disability or in the event of death, conviction of a crime, or material breach or failure to perform obligations under the agreements.

                              ELGAR HOLDINGS, INC.

10. RELATED PARTY TRANSACTION

    Pursuant to the terms of a ten-year Management Agreement entered into between the Company and an affiliate of its principal shareholder, the Company paid such affiliate a transaction fee of $1.0 million in connection with the Recapitalization, and has also agreed to pay such affiliate an annual management fee of $500,000, commencing February 3, 1998.

11. SUBSEQUENT EVENT

    On May 5, 1998, the Company entered into a Stock Purchase Agreement with the shareholders of Power Ten pursuant to which the Company will acquire all of the issued and outstanding shares of capital stock for $17.8 million in cash. The transaction is expected to close no later than May 29, 1998.

                                   POWER TEN
                                 BALANCE SHEET
                              AS OF APRIL 4, 1998
                  (IN THOUSANDS EXCEPT FOR SHARE INFORMATION)
                                  (UNAUDITED)

                                       ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.........................................................  $   1,240
  Accounts receivable...............................................................        844
  Inventories (Note 2)..............................................................      1,046
  Prepaids and other................................................................         30
                                                                                      ---------
    Total current assets............................................................      3,160

PROPERTY, PLANT AND EQUIPMENT, at cost, net of accumulated depreciation and
 amortization of $435 (Note 2)......................................................        101

OTHER ASSETS........................................................................         41
                                                                                      ---------
                                                                                      $   3,302
                                                                                      ---------
                                                                                      ---------

                        LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable..................................................................  $     372
  Accrued liabilities (Note 3)......................................................      1,014
                                                                                      ---------
    Total current liabilities.......................................................      1,386

LONG-TERM DEBT (Note 4).............................................................        350
                                                                                      ---------
    Total liabilities...............................................................      1,736
                                                                                      ---------
COMMITMENTS AND CONTINGENCIES (Note 5)

STOCKHOLDERS' EQUITY:
  Common stock, no par value, 10,000,000 shares authorized, 768,000 shares issued
    and outstanding.................................................................        141
  Retained earnings.................................................................      1,425
                                                                                      ---------
    Total stockholders' equity......................................................      1,566
                                                                                      ---------
                                                                                      $   3,302
                                                                                      ---------
                                                                                      ---------

  The accompanying notes to financial statements are an integral part of this balance sheet.

                                   POWER TEN
                              STATEMENT OF INCOME
                        FOR THE YEAR ENDED APRIL 4, 1998
                                 (IN THOUSANDS)
                                  (UNAUDITED)

NET SALES..........................................................................  $  10,076
COST OF SALES......................................................................      5,568
                                                                                     ---------
    Gross profit...................................................................      4,508

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES.......................................      3,451

RESEARCH & DEVELOPMENT AND ENGINEERING EXPENSES....................................        589
                                                                                     ---------
    Operating income...............................................................        468

INTEREST EXPENSE...................................................................         39
                                                                                     ---------

    Income before provision for income taxes.......................................        429

PROVISION FOR INCOME TAXES.........................................................        246
                                                                                     ---------
    Net income.....................................................................  $     183
                                                                                     ---------
                                                                                     ---------

  The accompanying notes to financial statements are an integral part of this financial statement.

                                   POWER TEN
                       STATEMENT OF STOCKHOLDERS' EQUITY
                        FOR THE YEAR ENDED APRIL 4, 1998
                         (IN THOUSANDS, EXCEPT SHARES)
                                  (UNAUDITED)

                                                                                COMMON STOCK
                                                                           ----------------------   RETAINED
                                                                            SHARES      AMOUNT      EARNINGS      TOTAL
                                                                           ---------  -----------  -----------  ---------
BALANCE, March 29, 1997..................................................    768,000   $     141    $   1,242   $   1,383
  Net income.............................................................     --          --              183         183
                                                                           ---------       -----   -----------  ---------
BALANCE, April 4, 1998...................................................    768,000   $     141    $   1,425   $   1,566
                                                                           ---------       -----   -----------  ---------
                                                                           ---------       -----   -----------  ---------

  The accompanying notes to financial statements are an integral part of this statement.

                                   POWER TEN
                            STATEMENT OF CASH FLOWS
                        FOR THE YEAR ENDED APRIL 4, 1998
                                 (IN THOUSANDS)
                                  (UNAUDITED)

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income........................................................................  $     183
  Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization.................................................         59
      Gain on sale of property, plant and equipment.................................        (16)
    (Increases) decreases in assets:
      Accounts receivable...........................................................        163
      Inventories...................................................................        111
      Prepaids and other............................................................        (29)
    Increases (decreases) in liabilities:
      Accounts payable..............................................................         30
      Accrued liabilities...........................................................        546
                                                                                      ---------
        Net cash provided by operating activities...................................      1,047
                                                                                      ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment........................................        (90)
  Proceeds from sale of property, plant and equipment...............................         35
                                                                                      ---------
        Net cash used in investing activities.......................................        (55)
                                                                                      ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net repayments on debt............................................................       (125)
                                                                                      ---------
        Net cash used in financing activities.......................................       (125)
                                                                                      ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS...........................................        867

CASH AND CASH EQUIVALENTS, beginning of period......................................        373
                                                                                      ---------
CASH AND CASH EQUIVALENTS, end of period............................................  $   1,240
                                                                                      ---------
                                                                                      ---------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest............................................................  $      39
                                                                                      ---------
                                                                                      ---------
  Cash paid for income taxes........................................................  $     243
                                                                                      ---------
                                                                                      ---------

  The accompanying notes to financial statements are an integral part of this statement.

                                   POWER TEN

                    NOTES TO UNAUDITED FINANCIAL STATEMENTS

                                 APRIL 4, 1998

1. INCORPORATION AND COMPANY OPERATIONS

    Power Ten, a California corporation (the "Company"), manufactures and sells programmable power supply units to commercial and defense entities. The Company's sales are primarily within the United States, Europe and Asia.

    The unaudited financial statements have been prepared in conformity with generally accepted accounting principles and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for fair presentation.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    CASH EQUIVALENTS

    Cash equivalents include short term investments with original maturities of three months or less.

    INVENTORIES

    Inventories, which include materials, direct labor and manufacturing overhead, are stated at the lower of cost or market and are comprised of the following (in thousands):

                                                                                       APRIL 4,
                                                                                         1998
                                                                                       ---------
Raw materials........................................................................  $     413
Work-in-process......................................................................        633
                                                                                       ---------
                                                                                       $   1,046
                                                                                       ---------
                                                                                       ---------

    PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment is recorded at cost. Depreciation of property, plant and equipment is provided using the straight-line method over the estimated useful lives of the related assets, which range from five to seven years.

    Property, plant and equipment are as follows (in thousands):

                                                                                        APRIL 4,
                                                                                          1998
                                                                                       -----------
Machinery and equipment..............................................................   $     393
Furniture and fixtures...............................................................         143
                                                                                            -----
                                                                                              536
Less: Accumulated depreciation and amortization......................................        (435)
                                                                                            -----
                                                                                        $     101
                                                                                            -----
                                                                                            -----

    INCOME TAXES

    The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," which requires the use of the liability method

                                   POWER TEN

                                 APRIL 4, 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) in providing for income taxes. Current income tax expense is the amount of income taxes expected to be payable in the current year, based on the statutory rate.

    REVENUE RECOGNITION

    The Company recognizes revenue when goods are shipped to the customer.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    SIGNIFICANT CUSTOMERS

    Sales to two customers accounted for approximately 36% of the Company's total revenue, and three customers accounted for 44% of the Company's total accounts receivable balance, for the fiscal year ended April 4, 1998. The Company performs ongoing credit evaluation of its customers' financial condition.

    RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 130 establishes standards for reporting of comprehensive income and its components in a full set of general-purpose financial statements. SFAS No. 131 requires reporting certain information about operating segments in annual and interim-period financial statements. Both standards are required to be adopted beginning April 5, 1998. Management does not expect the adoption of these standards to have a material effect on the Company's financial position or results of operations as presented in the accompanying financial statements.

    In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures About Pensions and Other Postretirement Benefits." SFAS No. 132 revises and standardizes employers' disclosures about pension and other postretirement benefits, but it does not change the measurement or recognition of those benefits. SFAS No. 132 is effective for fiscal years beginning after December 15, 1997. SFAS No. 132 further requires restatement of disclosures for earlier periods provided for comparative purposes. Management believes that the adoption of SFAS No. 132 will not have a material impact on the financial statements or disclosures thereto.

    In March 1998, the Accounting Standards Executive Committee (AcSEC) issued AICPA Statement of Position (SOP) 98-1, "Accounting for costs of computer software developed or obtained for internal use." This statement provides guidance on accounting for the costs of computer software developed or obtained for internal use and identifies characteristics of internal-use software and provides assistance in determining when computer software is for internal use. SOP 98-1 is effective for fiscal years beginning after December 15, 1998, with earlier application permitted. The Company has not yet determined what impact,

                                   POWER TEN

                                 APRIL 4, 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) if any, the adoption of SOP 98-1 will have on its financial statements, results of operations or related disclosures thereto.

    In April 1998, the Accounting Standards Executive Committee (AcSEC) issued AICPA Statement of Position (SOP) 98-5, "Reporting on the costs of start-up activities." This statement provides guidance on financial reporting of start-up costs and organization costs and requires that such costs of start-up activities be expensed as incurred. SOP 98-5 is effective for fiscal years beginning after December 15, 1998, with earlier application permitted. The Company has not yet determined what impact, if any, the adoption of SOP 98-5 will have on its financial statements, results of operations or related disclosures thereto.

3. SUPPLEMENTARY FINANCIAL INFORMATION

    Accrued liabilities consist of the following (in thousands):

                                                                                       APRIL 4,
                                                                                         1998
                                                                                       ---------
Payroll and related..................................................................  $     230
Warranty reserve.....................................................................         34
Bonuses..............................................................................        543
Professional fees....................................................................        160
Other................................................................................         47
                                                                                       ---------
                                                                                       $   1,014
                                                                                       ---------
                                                                                       ---------

4. LONG-TERM DEBT

    The Company's long-term debt consisted of the following (in thousands):

                                                                                        APRIL 4,
                                                                                          1998
                                                                                       -----------
Related-party term notes due December 31, 1999 with an annual interest rate of 11.25%
 at April 4, 1998, unsecured.........................................................   $     350
                                                                                            -----
                                                                                              350
Less: current portion................................................................      --
                                                                                            -----
                                                                                        $     350
                                                                                            -----
                                                                                            -----

    The Company's revolving credit line provided for borrowings up to a maximum of $125,000, bearing interest at prime plus three quarters of one percent annually, secured by the assets of the Company and requiring that interest-only payments be made monthly. The agreement expired in January 1998. The Company did not utilize the credit line during the fiscal year ended April 4, 1998.

    Interest expense under the related-party term notes for the year ended April 4, 1998 approximated $39,000.

                                   POWER TEN

                                 APRIL 4, 1998

5. COMMITMENTS AND CONTINGENCIES

    LITIGATION

    On February 24, 1998, Rapid Power Technologies, Inc., a New York corporation, filed a third-party complaint against certain parties, including the Company, alleging breach of warranties, product liability and negligence. The case is in the early stages and the ultimate outcome is uncertain. Accordingly, no provision has been made in the accompanying financial statements to reflect any amounts that may be due or payable in the event that an unfavorable outcome occurs.

    The Company is also subject to various claims and litigation as a result of its ongoing business activities. Management believes that the outcome of any such claims will not have a material adverse effect on the Company's financial position or results of operations.

    LEASE COMMITMENTS

    The Company leases its facilities and certain equipment under non-cancelable operating leases that expire through fiscal year 2000. The Company's primary facility lease expires in fiscal year 2000. Rent expense under operating leases, net of sub-lease income of approximately $82,000, amounted to $390,000 for the year ended April 4, 1998.

    Minimum future lease payments as of April 4, 1998 under operating leases are as follows (in thousands):

                                                                                      OPERATING
FISCAL YEAR ENDING                                                                     LEASES
-----------------------------------------------------------------------------------  -----------
1999...............................................................................   $     472
2000...............................................................................         484
2001...............................................................................         143
                                                                                     -----------
    Total..........................................................................   $   1,099
                                                                                     -----------
                                                                                     -----------

    LEASE INCOME

    The Company sub-leases certain of its office space for approximately $7,200 per month. The lease expires in July 2000. As of April 4, 1998, the sub-lessee was in default on certain payments required under the sub-lease agreement. In May 1998, the sub-lessee cured the default by paying all past-due amounts. Future income expected under the sub-lease is as follows (in thousands):

FISCAL YEAR ENDING                                                                       INCOME
-------------------------------------------------------------------------------------  -----------
1999.................................................................................   $      86
2000.................................................................................          88
2001.................................................................................          26
                                                                                            -----
                                                                                        $     286
                                                                                            -----
                                                                                            -----

6. RELATED PARTY TRANSACTIONS

    In 1996, the Company obtained unsecured loans from each of its two principal stockholders totaling $350,000 (See Note 4). The loans call for monthly interest payments at an annual interest rate of 11.25% with the balance due on December 31, 1999. In April 1998, the Company paid these notes in full.

7. SUBSEQUENT EVENT

    On May 5, 1998, the Company entered into a Stock Purchase Agreement with Elgar pursuant to which Elgar agreed to acquire all of the Company's issued and outstanding shares of capital stock for $17.8 million in cash. The transaction is expected to close no later than May 29, 1998.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    ALL TENDERED OLD NOTES, EXECUTED LETTERS OF TRANSMITTAL AND OTHER RELATED DOCUMENTS SHOULD BE DIRECTED TO THE EXCHANGE AGENT. QUESTIONS AND REQUESTS FOR ADDITIONAL COPIES OF THE PROSPECTUS, LETTER OF TRANSMITTAL AND OTHER RELATED DOCUMENTS SHOULD BE ADDRESSED TO THE EXCHANGE AGENT AS FOLLOWS:

                        BY REGISTERED OR CERTIFIED MAIL:
                    UNITED STATES TRUST COMPANY OF NEW YORK
                                  P.O. BOX 844
                                 COOPER STATION
                            NEW YORK, NY 10276-0844
                         ATTN: CORPORATE TRUST SERVICES

                                 BY FACSIMILE:
                                 (212) 420-6152

                             BY OVERNIGHT COURIER:
                    UNITED STATES TRUST COMPANY OF NEW YORK
                            770 BROADWAY, 13TH FLOOR
                            NEW YORK, NEW YORK 10003
                         ATTN: CORPORATE TRUST SERVICES

                                    BY HAND:
                    UNITED STATES TRUST COMPANY OF NEW YORK
                                  111 BROADWAY
                                  LOWER LEVEL
                            NEW YORK, NEW YORK 10006
                         ATTN: CORPORATE TRUST SERVICES

                       CONFIRM BY TELEPHONE 800-548-6565

    (ORIGINALS OF ALL DOCUMENTS SUBMITTED BY FACSIMILE SHOULD BE SENT PROMPTLY BY HAND, OVERNIGHT COURIER, OR REGISTERED OR CERTIFIED MAIL)

    NO BROKER DEALER OR OTHER PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFER MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

    UNTIL OCTOBER   , 1998 (90 DAYS FROM THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE NEW NOTES, WHETHER OR NOT PARTICIPATING IN THIS EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

  OFFER TO EXCHANGE ALL OUTSTANDING 9 7/8% SENIOR NOTES DUE 2008 ($90,000,000
              PRINCIPAL AMOUNT) FOR 9 7/8% SENIOR NOTES DUE 2008.

                              ELGAR HOLDINGS, INC.

     PAYMENT OF PRINCIPAL AND INTEREST UNCONDITIONALLY GUARANTEED BY ELGAR
                            ELECTRONICS CORPORATION
                                 AND POWER TEN

                             ---------------------

                                   PROSPECTUS

                             ---------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Corporation Law") gives Delaware corporations broad powers to indemnify their present and former directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with threatened, pending or completed actions, suits or proceedings to which they are parties or are threatened to be made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions; gives a director or officer who successfully defends an action the right to be so indemnified; and permits a corporation to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or otherwise.

    As permitted by Section 145 of the Delaware Corporation Law, Article VII of the Bylaws of the Company and Article VIII of the Certificate of Incorporation of the Company provide for the indemnification by the Company of its directors, officers, employees and agents against liabilities and expenses incurred in connection with actions, suits or proceedings brought against them by a third party or in the rights of the corporation, by reason of the fact that they were or are such officers, employees or agents.

    Article EIGHTH of the Company's Certificate of Incorporation provides that to the fullest extent permitted by the Delaware Corporation Law as the same exists or may hereafter be amended, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A) EXHIBITS.

EXHIBIT NO.  DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
       1.1   Purchase Agreement, dated January 30, 1998, between the Company and the Initial Purchaser
       2.1   Agreement and Plan of Merger, dated as of January 2, 1998, by and among the Company, JFL-EEC LLC,
               JFL-EEC Merger Sub Co. and T.C. Group, L.L.C.
       3.1   Amended and Restated Certificate of Incorporation of the Company
       3.2   Certificate of Designations for the Series A 10% Cumulative Redeemable Preferred Stock
       3.3   Certificate of Designations for the Series B 6% Cumulative Convertible Preferred Stock
       3.4   Amended and Restated Bylaws of the Company
       3.5   Articles of Incorporation of Elgar Electronics Corporation
       3.6   Bylaws of Elgar Electronics Corporation
       4.1   Indenture, dated as of February 3, 1998, between the Company and United States Trust Company of New
               York
       4.2   First Supplemental Indenture, dated as of February 3, 1998, among the Company, Elgar Electronics
               Corporation and United States Trust Company of New York
      *4.3   Second Supplemental Indenture, dated as of May 29, 1998, among the Company, Elgar Electronics
               Corporation, Power Ten and United States Trust Company of New York
       4.4   Form of Note (included in Exhibits 4.1 and 4.2)
       4.5   Registration Rights Agreement, dated February 3, 1998, between the Company and the Holders of Old
               Notes
       4.6   Form of Warrant Certificate.
      *5.1   Opinion of Gibson, Dunn & Crutcher LLP, including consent

EXHIBIT NO.  DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
     * 8.1   Opinion of Gibson, Dunn & Crutcher LLP with regard to federal income tax consequences of the Exchange
               Offer
      10.1   Assumption Agreement, dated as of February 3, 1998, between the Company and Elgar Electronics
               Corporation, assuming, among other things, the obligations of MergerCo under the Purchase Agreement and the Registration Rights Agreement
      10.2   Investment Agreement, dated as of February 3, 1998, between the Company and Series A preferred shareholders
      10.3   Shareholders Agreement, dated as of February 3, 1998, between the Company and the shareholders
      10.4   Shareholders Registration Rights Agreement, dated as of February 3, 1998, between the Company and the shareholders
      10.5   Warrantholders' Registration Rights Agreement, dated as of February 3, 1998, between the Company and the warrantholders
      10.6   Management Agreement, dated as of February 3, 1998, among the Company, Elgar Electronics Corporation and J. F. Lehman & Company
      10.7   Stock Purchase Agreement, dated as of May 5, 1998, among Elgar Electronics Corporation, Joseph A.
               Varozza, Jr. and Vincent S. Mutascio
      10.8   Employment Agreement, dated as of May 29, 1998, between Elgar Electronics Corporation and Joseph A.
               Varozza, Jr.
      10.9   Employment Agreement, dated as of May 29, 1998, between Elgar Electronics Corporation and Vincent S.
               Mutascio
     10.10   Employment Agreement, dated as of February 3, 1998, between Elgar Electronics Corporation and Kenneth
               R. Kilpatrick
     10.11   Form of Employment Agreement entered into between Elgar Electronics Corporation and certain of its executive officers (other than Kenneth R. Kilpatrick) on February 3, 1998
     10.12   Lease Agreement, dated February 1, 1984, between the Company and Carroll Park Ridge, for the
               Company's principal facilities
     10.13   First Amendment to Lease, dated November 5, 1992, between RREEF WEST-IV and the Company
     10.14   Second Amendment to Lease, dated February 12, 1998, between The Irvine Company and the Company
    *10.15   Amended and Restated Credit Agreement, dated as of February 3, 1998 and amended and restated as of
               May 29, 1998, among the Company, Elgar Electronics Corporation and Bankers Trust Company, as Agent
    *10.16   Amended and Restated Pledge Agreement, dated as of February 3, 1998 and amended and restated as of
               May 29, 1998, among the Company, Elgar Electronics Corporation and Bankers Trust Company, as
               Pledgee and Collateral Agent
    *10.17   Amended and Restated Security Agreement, dated as of February 3, 1998 and amended and restated as of
               May 29, 1998, among the Company, Elgar Electronics Corporation, Power Ten and Bankers Trust
               Company, as Collateral Agent
    *10.18   Subsidiary Guaranty, dated as of May 29, 1998, made by Power Ten if favor of Bankers Trust Company, as Agent
    *10.19   Capital Call Agreement, dated as of May 29, 1998, among J.F. Lehman Equity Investors I, L.P., the
               Company, Elgar Electronics Corporation and Bankers Trust Company, as Agent
    *10.20   Form of Term Loan Note
    *10.21   Form of Revolving Note

EXHIBIT NO.  DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
    *10.22   Form of Swingline Note
      12.1   Statement re: Computation of Ratios of Earnings to Fixed Charges and Combined Fixed Charges and
               Preferred Stock Dividends
      21.1   Subsidiaries of the Company
     *23.1   Consent of Gibson, Dunn & Crutcher LLP (to be included in Exhibit 5.1)
      23.2   Consent of Arthur Andersen LLP
      24.1   Powers of Attorney (see page II-4 of this Registration Statement)
      25.1   Statement of Eligibility of United States Trust Company of New York, as trustee under the Indenture filed as Exhibits 4.1 and 4.2, on Form T-1
      27.1   Financial Data Schedule for Elgar Holdings, Inc.
      27.2   Financial Data Schedule for Power Ten
     *99.1   Form of Letter of Transmittal to be used in connection with the Notes Exchange Offer
     *99.2   Notice of Guaranteed Delivery regarding Old Notes

------------------------

*   To be filed by amendment.

(B)  FINANCIAL STATEMENT SCHEDULE.

    The following financial statement schedule is filed with Part II of this Registration Statement:

SCHEDULE NUMBER                                                DESCRIPTION OF SCHEDULE
-----------------------------------------------------  ---------------------------------------
II...................................................        Valuation and Qualifying Accounts

ITEM 22. UNDERTAKINGS.

    The undersigned registrants hereby undertake with respect to the securities offered by them:

    1. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted as to directors, officers and controlling persons of any Registrant pursuant to the provisions described in Item 20 or otherwise, the Registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by any Registrant of expenses incurred or paid by a director, officer or controlling person of such Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    2. The undersigned Registrants hereby undertake to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    3. The undersigned Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, each of the Registrants has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California on the 29th day of May, 1998.

                                ELGAR HOLDINGS, INC.

                                By:          /s/ KENNETH R. KILPATRICK
                                     -----------------------------------------
                                               Kenneth R. Kilpatrick,
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                ELGAR ELECTRONICS CORPORATION

                                By:          /s/ KENNETH R. KILPATRICK
                                     -----------------------------------------
                                               Kenneth R. Kilpatrick,
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints Kenneth
R. Kilpatrick, Keith Oster and Christopher W. Kelford his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated (unless otherwise noted below, each person holds the directorships and offices listed below for each Registrant).

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Director and President and
  /s/ KENNETH R. KILPATRICK       Chief Executive Officer
------------------------------    (Principal Executive         May 29, 1998
    Kenneth R. Kilpatrick         Officer)

                                Vice President--Finance,
  /s/ CHRISTOPHER W. KELFORD      Chief Financial Officer
------------------------------    and Treasurer (Principal     May 29, 1998
    Christopher W. Kelford        Financial and Accounting
                                  Officer)

     /s/ DONALD GLICKMAN
------------------------------  Director and Vice              May 29, 1998
       Donald Glickman            President

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

      /s/ JOHN F. LEHMAN
------------------------------  Director                       May 29, 1998
        John F. Lehman

      /s/ GEORGE SAWYER
------------------------------  Director                       May 29, 1998
        George Sawyer

       /s/ KEITH OSTER
------------------------------  Director and Secretary         May 29, 1998
         Keith Oster

     /s/ JOSEPH A. STROUD
------------------------------  Director                       May 29, 1998
       Joseph A. Stroud

       /s/ WILLIAM PAUL
------------------------------  Director                       May 29, 1998
         William Paul

     /s/ BRUCE D. GORCHOW
------------------------------  Director                       May 29, 1998
       Bruce D. Gorchow

    /s/ GLENN A. YOUNGKIN
------------------------------  Director                       May 29, 1998
      Glenn A. Youngkin

                               INDEX TO FINANCIAL
                               STATEMENT SCHEDULE

                                                                                                                PAGE
                                                                                                                -----
Schedule II--Valuation and Qualifying Accounts.............................................................         S-2

                                  SCHEDULE II
                       VALUATION AND QUALIFYING ACCOUNTS
                              ELGAR HOLDINGS, INC.
                                 (IN THOUSANDS)

                                                                                     ADDITIONS
                                                                   BALANCE AT       CHARGED TO                     BALANCE AT
                                                                  BEGINNING OF       COSTS AND          (A)          END OF
DESCRIPTION                                                          PERIOD          EXPENSES       DEDUCTIONS       PERIOD
---------------------------------------------------------------  ---------------  ---------------  -------------  -------------
Allowance for doubtful accounts (deducted from accounts
  receivable)
  Fiscal year ended March 28, 1998.............................     $     189        $      15       $      (7)     $     197
  Fiscal year ended March 29, 1997.............................           184                5          --                189
  Fiscal year ended April 3, 1996..............................           170               33             (19)           184

------------------------

(a) Includes write-offs and reversals.

                                                       REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    EXHIBITS
                                       TO
                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                              ELGAR HOLDINGS, INC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 EXHIBIT INDEX

EXHIBIT NO.  DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
       1.1   Purchase Agreement, dated January 30, 1998, between the Company and the Initial Purchaser
       2.1   Agreement and Plan of Merger, dated as of January 2, 1998, by and among the Company, JFL-EEC LLC,
               JFL-EEC Merger Sub Co. and T.C. Group, L.L.C.
       3.1   Amended and Restated Certificate of Incorporation of the Company
       3.2   Certificate of Designations for the Series A 10% Cumulative Redeemable Preferred Stock
       3.3   Certificate of Designations for the Series B 6% Cumulative Convertible Preferred Stock
       3.4   Amended and Restated Bylaws of the Company
       3.5   Articles of Incorporation of Elgar Electronics Corporation
       3.6   Bylaws of Elgar Electronics Corporation
       4.1   Indenture, dated as of February 3, 1998, between the Company and United States Trust Company of New York
       4.2   First Supplemental Indenture, dated as of February 3, 1998, among the Company, Elgar Electronics
               Corporation and United States Trust Company of New York
      *4.3   Second Supplemental Indenture, dated as of May 29, 1998, among the Company, Elgar Electronics
               Corporation, Power Ten and United States Trust Company of New York
       4.4   Form of Note (included in Exhibits 4.1 and 4.2)
       4.5   Registration Rights Agreement, dated February 3, 1998, between the Company and the Holders of Old Notes
       4.6   Form of Warrant Certificate.
      *5.1   Opinion of Gibson, Dunn & Crutcher LLP, including consent
      *8.1   Opinion of Gibson, Dunn & Crutcher LLP with regard to federal income tax consequences of the Exchange
               Offer
      10.1   Assumption Agreement, dated as of February 3, 1998, between the Company and Elgar Electronics
               Corporation, assuming, among other things, the obligations of MergerCo under the Purchase Agreement and the Registration Rights Agreement
      10.2   Investment Agreement, dated as of February 3, 1998, between the Company and Series A preferred shareholders
      10.3   Shareholders Agreement, dated as of February 3, 1998, between the Company and the shareholders
      10.4   Shareholders Registration Rights Agreement, dated as of February 3, 1998, between the Company and the shareholders
      10.5   Warrantholders' Registration Rights Agreement, dated as of February 3, 1998, between the Company and the warrantholders
      10.6   Management Agreement, dated as of February 3, 1998, among the Company, Elgar Electronics Corporation and
               J. F. Lehman & Company
      10.7   Stock Purchase Agreement, dated as of May 5, 1998, among Elgar Electronics Corporation, Joseph A.
               Varozza, Jr. and Vincent S. Mutascio
      10.8   Employment Agreement, dated as of May 29, 1998, between Elgar Electronics Corporation and Joseph A.
               Varozza, Jr.
      10.9   Employment Agreement, dated as of May 29, 1998, between Elgar Electronics Corporation and Vincent S.
               Mutascio
      10.10  Employment Agreement, dated as of February 3, 1998, between Elgar Electronics Corporation and Kenneth R.
               Kilpatrick
      10.11  Form of Employment Agreement entered into between Elgar Electronics Corporation and certain of its executive officers (other than Kenneth R. Kilpatrick) on February 3, 1998
      10.12  Lease Agreement, dated February 1, 1984, between the Company and Carroll Park Ridge, for the Company's
               principal facilities
      10.13  First Amendment to Lease, dated November 5, 1992, between RREEF WEST-IV and the Company

EXHIBIT NO.  DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
      10.14  Second Amendment to Lease, dated February 12, 1998, between The Irvine Company and the Company
     *10.15  Amended and Restated Credit Agreement, dated as of February 3, 1998 and amended and restated as of May
               29, 1998, among the Company, Elgar Electronics Corporation and Bankers Trust Company, as Agent
     *10.16  Amended and Restated Pledge Agreement, dated as of February 3, 1998 and amended and restated as of May
               29, 1998, among the Company, Elgar Electronics Corporation and Bankers Trust Company, as Pledgee and
               Collateral Agent
     *10.17  Amended and Restated Security Agreement, dated as of February 3, 1998 and amended and restated as of May
               29, 1998, among the Company, Elgar Electronics Corporation, Power Ten and Bankers Trust Company, as
               Collateral Agent
     *10.18  Subsidiary Guaranty, dated as of May 29, 1998, made by Power Ten if favor of Bankers Trust Company, as
               Agent
     *10.19  Capital Call Agreement, dated as of May 29, 1998, among J.F. Lehman Equity Investors I, L.P., the
               Company, Elgar Electronics Corporation and Bankers Trust Company, as Agent
     *10.20  Form of Term Loan Note
     *10.21  Form of Revolving Note
     *10.22  Form of Swingline Note
      12.1   Statement re: Computation of Ratios of Earnings to Fixed Charges and Combined Fixed Charges and
               Preferred Stock Dividends
      21.1   Subsidiaries of the Company
     *23.1   Consent of Gibson, Dunn & Crutcher LLP (to be included in Exhibit 5.1)
      23.2   Consent of Arthur Andersen LLP
      24.1   Powers of Attorney (see page II-4 of this Registration Statement)
      25.1   Statement of Eligibility of United States Trust Company of New York, as trustee under the Indenture filed as Exhibits 4.1 and 4.2, on Form T-1
      27.1   Financial Data Schedule for Elgar Holdings, Inc.
      27.2   Financial Data Schedule for Power Ten
     *99.1   Form of Letter of Transmittal to be used in connection with the Notes Exchange Offer
     *99.2   Notice of Guaranteed Delivery regarding Old Notes

------------------------

*   To be filed by amendment.